UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14C
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INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No. 1)

Check the appropriate box:
|X|     Preliminary Information Statement
[ ]     Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d) (2))
[ ]     Definitive Information Statement

Integrated BioPharma, Inc.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
[ ]     No fee required
|X|     Fee computed on table below per Exchange Act Rules 14c-5(g) and
     0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock

(2)	Aggregate number of securities to which transaction applies: 14,491,126

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction: $42,000,000

(5)	Total fee paid: $1,650

[X]     Fee paid previously with preliminary materials.

[ ]     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party: Integrated BioPharma, Inc.

(4)	Date Filed:

Preliminary and Subject to Completion, dated May 12, 2008
INFORMATION STATEMENT

InB:BIOTECHNOLOGIES, INC.

InB:Biotechnologies, Inc.
Common Stock
(Par value $0.001 per share)

This information statement is being furnished in connection with the distribution of 100% of the issued and outstanding shares of InB:Biotechnologies, Inc. (“InB:Biotechnologies”) common stock by Integrated BioPharma, Inc. (“Integrated BioPharma”) to its holders of common stock. References in this Information Statement to “we,” “us” or “our Company” refer to InB:Biotechnologies. Immediately following the distribution, we will complete a private offering of shares of our common stock to a limited number of investors for gross proceeds of approximately $5.0 million and will also issue additional shares of our common stock to Integrated BioPharma in lieu of intercompany debt.  As a result of these subsequent transactions, we expect that the current stockholders of Integrated BioPharma will own 84.6% of the issued and outstanding shares of InB:Biotechnologies common stock, the investors in the private offering will own an aggregate of 10% of such shares, and Integrated BioPharma will own 5.4% of such shares.

Shares of our common stock will be distributed to holders of Integrated BioPharma common stock of record as of the close of business on ________, 2008, which will be the record date. These stockholders will receive one share of our common stock for every one share of Integrated BioPharma common stock held as of the record date. The distribution of our shares will be made in book-entry form, and physical stock certificates will be issued only upon request. The distribution will be effective at 11:59 p.m. Eastern time on or about _________, 2008. As discussed more fully in the “Description of the Distribution” section of this information statement, if you sell shares of Integrated BioPharma common stock between the record date and _______, 2008, the distribution date, you will be selling your right to receive those shares of our common stock in the distribution.

No stockholder approval of the distribution is required or sought. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Integrated BioPharma stockholders will not be required to pay for the shares of our common stock to be received by them in the distribution, or to surrender or to exchange shares of Integrated BioPharma common stock in order to receive our common stock or to take any other action in connection with the distribution. There is no current trading market for our common stock. However, we expect that a limited market, commonly known as a “when-issued” trading market, for our common stock will develop on or shortly before the record date for the spin-off, and we expect “regular way” trading of our common stock will begin the first trading day after the spin-off. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. Regular way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction. We expect that our common stock will be quoted on the OTC Bulletin Board following the distribution under the symbol “______.”

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is ____________, 2008, and it is first being mailed to stockholders of Integrated BioPharma, Inc.
on or about ____________, 2008.

Integrated BioPharma, Inc.

Dear Integrated BioPharma Stockholder:

I am pleased to inform you that on November 9, 2007, the Board of Directors of Integrated BioPharma, Inc., approved a plan to distribute its equity interests in our subsidiary, InB:Biotechnologies, Inc., to our stockholders. This process is commonly referred to as a spin-off. Integrated BioPharma stockholders will receive one share of InB:Biotechnologies common stock for each share of Integrated BioPharma common stock owned as of the record date, which is _________, 2008. InB:Biotechnologies is currently organized as a New Jersey corporation. We plan to reincorporate InB:Biotechnologies as a Delaware corporation prior to effecting the spin-off. Accordingly, this Information Statement refers to InB:Biotechnologies as if such reincorporation has occurred.

Following the spin-off, InB:Biotechnologies will be a public company with stock expected to be traded on the OTC Bulletin Board. If you are an owner of Integrated BioPharma stock on the record date, then on the effective date of the spin-off, __________, 2008, you will own shares in both Integrated BioPharma and InB:Biotechnologies. As discussed more fully in the “Description of the Distribution” section of this information statement, if you sell shares of Integrated BioPharma common stock between the record date and ________, 2008, the distribution date, you will be selling your right to receive shares of InB:Biotechnologies common stock in the distribution. Integrated BioPharma common stock will continue to trade under the symbol “INBP.” InB:Biotechnologies expects to have its common stock quoted on the OTC Bulletin Board under the symbol “______.”

Stockholder approval of the spin-off is not required, and you are not required to take any action to receive your InB:Biotechnologies common stock.

The enclosed information statement, which is being mailed to all Integrated BioPharma stockholders as of the record date, describes the distribution of shares of InB:Biotechnologies common stock in detail and contains important information, including financial statements, about InB:Biotechnologies. I suggest that you read it carefully.

If you have any questions regarding the spin-off of InB:Biotechnologies common stock, please contact the transfer agent of InB:Biotechnologies, Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, (212) 509-4000.

Sincerely,

E. Gerald Kay,
Chief Executive Officer

InB:Biotechnologies, Inc.

Dear InB:Biotechnologies Stockholder:

It is my pleasure to welcome you as a stockholder of InB:Biotechnologies, Inc. We are a biopharmaceutical company focused on the development and commercialization of novel products for the prevention and treatment of serious infectious diseases.

As a separate company, InB:Biotechnologies will have the ability to focus exclusively on the growth and development of our plant-based biopharmaceutical businesses. Our goals are to:

•	Continue the development of our proprietary plant-based technology platform.

•	Pursue opportunities for commercial partnerships and alliances and to begin clinical development of our potential products.

•	Expand our production capabilities and conduct preclinical and clinical studies of vaccines and antibodies for prevention and treatment of influenza, HPV, anthrax and plague infections.

We expect to have our common stock quoted on the OTC Bulletin Board under the symbol “____”.

As a separate and independent public company, InB:Biotechnologies will provide the opportunity to its initial stockholders and to those who subsequently become stockholders to be invested in a company devoted to the development of new-generation vaccines and antibodies in the growing infectious disease and biodefense markets. We invite you to learn more about InB:Biotechnologies and its opportunities as an independent public company in the attached information statement.

Sincerely,

Robert B. Kay
Executive Chairman

TABLE OF CONTENTS

SUMMARY	1
SUMMARY OF THE DISTRIBUTION	5
QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION	8
SUMMARY FINANCIAL INFORMATION	10
RISK FACTORS	11
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	24
DESCRIPTION OF THE DISTRIBUTION	24
General	24
Manner of Effecting the Distribution	24
Trading of Integrated BioPharma Common Stock Between the Record Date and Distribution Date	25
Reasons for the Distribution	25
Results of the Distribution	27
Subsequent Share Issuances	27
Our Relationship with Integrated BioPharma after the Distribution	28
U.S. Federal Income Tax Consequences of Distribution	28
Listing and Trading of our Common Stock	30
Distribution Conditions and Terminations	30
Reason for Furnishing this Information Statement	31

DIVIDEND POLICY	31
CAPITALIZATION	31
INB:BIOTECHNOLOGIES, INC.
UNAUDITED PRO FORMA FINANCIAL STATEMENTS	33
INTEGRATED BIOPHARMA, INC. UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS	37
MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	42
Overview	42
Effect of Spin-off from Integrated BioPharma	43
Critical Accounting Policies and Estimates	43
Results of Operations	46
Six months ended December 31, 2007 Compared to the Six months ended December 31, 2006	46
Year ended June 30, 2007 Compared to the Year ended June 30, 2006	49
Year ended June 30, 2006 Compared to the Year ended June 30, 2005	52
Recently Announced Accounting Pronouncements	56
Impact of Inflation	56
Quantitative and Qualitative Disclosure of Market Risks	57

DESCRIPTION OF OUR BUSINESS	57
Overview	57
Our Business Structure	58
Our Product Candidates	59
Target Markets	61
Research and Development	62
Intellectual Property	64
Sales and Marketing	65
Competition	65
Government Regulation and Product Approval	66

Product Liability	70
Employees	70
Facilities	70
Legal Proceedings	70

OUR MANAGEMENT	71
Our Directors and Executive Officers	71
Scientific Advisors	73
Board Committees	73
Annual Meeting	74
Corporate Governance	74
Director Compensation	74
Executive Compensation	74
Summary Compensation Table	74
Outstanding Equity Awards at Fiscal Year-End	75
Director Compensation	75
Employment Agreements	76
401(k) Plan	75
Stock Option Plan	76

RELATIONSHIPS BETWEEN OUR COMPANY AND INTEGRATED BIOPHARMA, INC.	76
Historical Relationship with Integrated BioPharma	76
Integrated BioPharma’s Distribution of Our Stock	76
Agreements Between Us and Integrated BioPharma	76

SECURITY OWNERSHIP OF MANAGEMENT	82
DESCRIPTION OF CAPITAL STOCK	84
Authorized Capital Stock	84
Market Price	85
Recent Sales	85
Transfer Agent and Registrar	86
OTC Bulletin Board Listing	86

INDEMNIFICATION OF DIRECTORS AND OFFICERS	86
AVAILABLE INFORMATION	87
Report of Independent Registered Public Accounting Firm	F-1

InB:Biotechnologies, Inc.

SUMMARY

The following is a summary of what we believe is the most important information contained in this information statement regarding our business and the distribution of shares of our common stock. For a complete understanding of our business and the distribution, we urge you to read this entire document carefully, including the risk factors, our historical and pro forma financial statements and the notes to those financial statements.

InB:Biotechnologies, Inc.

InB:Biotechnologies, Inc. (the “Company”) is a biopharmaceutical company focused on the development and commercialization of novel vaccines and therapeutics for the prevention and treatment of serious infectious diseases. References in this Information Statement to “we,” “us” or “our company” refer to InB:Biotechnologies. To advance our objectives, in 2003 we acquired from the Fraunhofer USA Center for Molecular Biotechnology (“FhCMB”), a not-for-profit translational research institution located in Newark, Delaware, exclusive commercial rights to certain intellectual property developed by FhCMB related to the expression of proteins in plants, and FhCMB’s commitment for support necessary to further protect the property by filing and prosecuting patent applications. Thereafter, as we have proceeded in our contractual relationship with FhCMB, we have been establishing symbiotic arrangements among the Company, FhCMB and certain government agencies and non-governmental organizations (NGOs) for the application of the intellectual property to product candidates using funds provided to FhCMB by the Company and funds provided directly to FhCMB by such government agencies and NGOs. Through the Company/FhCMB contract and the symbiotic arrangements (collectively, the “business structure”), the Company retains ownership of the intellectual property and exclusive commercial rights in the fields of human health and veterinary influenza applications of the intellectual property; but licenses or otherwise grants use rights (i) to governmental and NGO entities for not-for-profit applications of the intellectual property for the development or application of which they granted funding, and (ii) to FhCMB for research purposes and applications in other fields. This business structure is enabling us to obtain commercial rights to and ownership of such technology at a fixed price and to develop our product candidates without bearing the full risk and expense of establishing and maintaining our own research and development team and facility.

Using this business structure, we have achieved our initial goal of developing product candidates using a platform technology for accelerated discovery and production of improved vaccines and therapeutics. We call this technology “iBioLaunch™ technology” or the “iBioLaunch™ platform,” and we refer to the category of this technology as “plant-based technology” or as a “plant-based platform.”

We have applied our technology to create a pipeline of proprietary product candidates, including vaccine and therapeutic candidates for seasonal and pandemic influenza, human papilloma virus (HPV), and other pathogens of public health significance. All of our product candidates are in the preclinical development stage.

     Historically, we have also used plants as sources of high quality nutritional supplements. The Company has a patented process for hydroponic growth of edible plants that causes them to accumulate high levels of important nutritional minerals such as chromium, selenium, iron and zinc. Following the spin-off, we will continue to engage the services of various wholly-owned subsidiaries of Integrated BioPharma for production, marketing and sales of these phytomineral products.

Strategy

We are evaluating opportunities for business ventures and alliances for clinical development of our product candidates to penetrate into the influenza, HPV and biodefense vaccine markets. We also anticipate creating contractual arrangements with established pharmaceutical and biotechnology companies to offer the benefits of the iBioLaunch platform for the development and production of other vaccines and biotechnology drugs that such companies may wish to develop. To date, none of our product candidates has been approved by the U.S. Food and Drug Administration (“FDA”).

We have exclusive control over and the rights to ownership of the intellectual property related to human health and veterinary influenza applications of the plant-based technology developed by FhCMB. Current development projects include expansion of production capabilities, conducting proof-of-principle preclinical studies and planning clinical studies of proprietary influenza and HPV vaccines and antibodies for potential treatment and diagnosis of influenza infections.

Technology

Our iBioLaunch technology is a platform that uses green plants for the accelerated development and manufacture of high value proteins of interest as product candidates. We believe that our technology is applicable to a broad range of disease agents, based on laboratory experiments conducted to date. We believe we can target rapidly evolving disease agents and develop product candidates that will demonstrate high safety, potency and efficacy. The table below summarizes the results of tests to assess the breadth of applicability of the iBioLaunch technology. Some, but not all, of the listed targets are currently being pursued as product candidates by the Company.

Target	Produced via iBioLaunch	In vitro characterization complete	Immunogenicity demonstrated in animal model	Efficacy demonstrated in animal model
Influenza (vaccine)	X	X	X	X
Anthrax (vaccine)	X	X	X	X
Plague (vaccine)	X	X	X	X
RSV (vaccine)	X	X	X	X
Malaria (vaccine)	X	X	X	UT
Trypanosomes (vaccine)	X	X	X	X
HPV (vaccine)	X	X	X	X
Measles (vaccine)	X	X	X	UT
Influenza antibody (therapeutic/diagnostic)	X	X	NA	UT
Anthrax antibody (therapeutic)	X	X	NA	X
Tetanus toxin antibody (therapeutic)	X	X	NA	UT

hGH (therapeutic)	X	X	NA	UT
GM-CSF (therapeutic)	X	X	NA	UT
Diabetes autoantigen (diagnostic)	X	X	NA	UT

NA = not applicable UT = untested

Our iBioLaunch technology is based on using molecular “launch vectors,” which are DNA molecules that have the ability to turn on genes that we want to deliver into the cells and tissues of growing green plants. These launch vectors can be used to rapidly produce high levels of target protein in hydroponically-grown green plants. We believe that the use of green plants provides a safer supply of proteins than many natural or animal-based sources and contributes to a prospective cost advantage over traditional bioreactor technology, where cells are grown in expensive vessels. When combined with novel approaches to the design of subunit vaccines (vaccines composed of parts of disease-causing viruses or bacteria rather than the entire virus or bacterium), the iBioLaunch platform may eliminate the need for culturing dangerous human pathogens, and in the case of influenza vaccines, since eggs are not required for use of the iBioLaunch technology, our platform may eliminate the risk that a particular strain of influenza will prove lethal to chicken eggs, the most common source of flu vaccines.

Based upon the preclinical data developed for us by FhCMB to date, we expect that with iBioLaunch technology, the high yield of target protein per unit of biomass, the low fluid volumes required for biomass processing, and rapid production cycle times may enable the manufacture of pharmaceutical grade proteins with less total capital investment in manufacturing facilities than is required for microbial or mammalian cell bioreactor production processes. We estimate that our manufacturing facility capital requirements are less than half that required for conventional facilities. Our estimate is based on protein yields obtained in laboratory experiments and on preliminary engineering design for the pilot plant under construction in the facilities of FhCMB. In addition, we expect that once our technology is in commercial use, surge capacity for emergency response to disease outbreaks can be quickly established by simply increasing the number of green plants under cultivation rather than by installing additional bioreactors, or maintaining bioreactor capacity in idle standby status.

The technical features and applications of iBioLaunch technology have been described in peer-reviewed scientific publications including the journals “Vaccine,” “Transgenic Research,” and “Influenza.”

Product Candidates

None of our product candidates has yet entered the human clinical testing phase. Our short-term commercial focus is on vaccines for influenza, an avian influenza-specific antibody with potential use in both diagnostic and therapeutic applications, and a therapeutic vaccine for HPV. In collaboration with FhCMB, we are also developing products for the biodefense market and for infectious diseases important in the developing world.

Diagnostic Product for Pandemic Avian Influenza. While predicting the timing of an avian influenza pandemic is not possible, reducing the potentially devastating impact of an outbreak requires an efficient method to distinguish avian influenza infections from other respiratory diseases, including seasonal influenza. There currently are no rapid diagnostic tests available for this purpose. We have discovered an antibody that distinguishes highly pathogenic avian influenza strains--a total of 19 strains from clades 1, 2a and 2b (“clade” is the designation for different categories of influenza virus; each clade is composed of several strains) from human seasonal influenza viruses. With the financial and technical support of a future commercial partner, we may be able to develop this proprietary antibody as a point of care diagnostic product.

Seasonal Influenza Vaccine. We are developing candidate target vaccines directed against seasonal influenza virus strains. Our vaccine candidates have shown significant promise in preclinical efficacy studies in ferrets (the preferred animal model for testing influenza products). Our near-term objective is to complete preclinical evaluation and transition selected vaccine candidates into Phase 1 human clinical trials.

Pandemic Influenza Vaccine. We are developing vaccine candidates targeting highly pathogenic avian influenza (H5N1) viruses. These candidates are in the preclinical development stage. They have been proven to generate an immune response (also referred to as immunogenicity) and have been successfully tested in mice and ferrets for protective efficacy. The Bill and Melinda Gates Foundation has committed significant funding to FhCMB for preclinical development of pandemic influenza vaccines using our technology. Our long term goal is to develop a combined vaccine effective for preventing both seasonal and pandemic influenza infections.

Therapeutic Antibody for Influenza. Our prototype product for treatment of patients hospitalized with avian influenza is an antibody that specifically inhibits neuraminidase (neuraminidase is an influenza virus protein that is essential to the continued function of the virus) activity of highly pathogenic avian influenza virus strains from clades 1 and 2. Antibodies are proteins that recognize other molecules based on unique shapes and bind to the recognized molecule. Sometimes when an antibody binds to its target it can inactivate the function of the target molecule. Other times antibody binding does not change the function of the target, but can serve to identify the specific target and distinguish it from other non-target molecules that are similar but not identical. When an antibody binds to viral neuraminidase tightly enough, it can shut down the function of the protein and stop the virus from spreading. The neuraminidases of different strains of influenza viruses are unique to each strain, and an antibody that binds to one particular type of neuraminidase can be used to distinguish that virus strain from other virus strains. We have preclinical evidence that the antibody FhCMB discovered for us is effective against drug-resistant influenza virus samples. This antibody has potential for prophylactic use and as a first line therapy in a flu pandemic. The antibody is in the preclinical development stage.

Therapeutic Vaccine for Human Papilloma Virus. We have commercial rights to vaccine candidates developed by FhCMB based on fusing a protein component of HPV called the E7 antigen, to the LicKM protein of the bacterium Clostridium thermocellum. Several of these candidate vaccine formulations have demonstrated sufficient immune stimulation and protection from disease in mouse experiments to justify further investment in its development as a potential human therapeutic product.

Biodefense Products. We have commercial rights to an oral anthrax booster vaccine candidate developed by FhCMB in collaboration with the Naval Medical Research Center (“NMRC”). Animal tests have demonstrated safety and efficacy of this candidate product. Under Department of Defense sponsorship, FhCMB is also conducting rabbit and primate studies on a proprietary multi-agent anthrax and plague vaccine candidate.

Vaccines for Developing Markets. Funding for developing-world products comes primarily from FhCMB’s collaborators, especially the Gates Foundation, and supplements the research and development payments that we make to FhCMB to advance and expand the technology to which we have exclusive commercial rights. This supplemental funding provides significant benefits in technology optimization and is synergistic with our product development programs. Through these developing world programs, positive preclinical immunogenicity and efficacy results have been obtained for vaccines for HPV, trypanosomiasis and malaria.

Challenges and Risks

To achieve commercial success with any of our product candidates, we must overcome a number of challenges and risks inherent in the new drug development process and also in developing our new technology to be used at scale. Each of these risks could adversely affect our business, financial condition and operating results as well as adversely affect the value of our common stock. Please see “Risk Factors – Risks Related to Our Business,” “Risk Factors – Risks Relating to Our Relationship with and Spin-Off from Integrated BioPharma,” “Risk Factors – Risks Relating to the Distribution”, and “Risk Factors – Risks Relating to Ownership of our Common Stock” for more detailed descriptions of the matters described below.

•

Our product candidates are at an early stage of development, and if we are not able to successfully develop and commercialize them, we may not generate sufficient revenues to continue our business operations.

•	Even if we successfully complete clinical trials for our product candidates, there are no assurances that we will be able to submit, or obtain FDA approval of, a biologics license application.

•	We will not be able to commercialize our product candidates if our preclinical studies do not produce successful results or our clinical trials do not demonstrate safety and efficacy in humans.

•	We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs.

•

We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions, and such competition may adversely affect our ability to generate revenue from our products.

•	We depend significantly on collaborations with third parties to develop and commercialize our product candidates, and the majority of these collaborations have not been established.

•

If third parties on whom we will rely for clinical trials do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our product candidates, and our business may suffer.

•	We face substantial uncertainty in our ability to protect our patents and proprietary technology.

•	Our business could suffer if our systems and infrastructure are inadequate or we cannot replace the other benefits previously provided by Integrated BioPharma.

SUMMARY OF THE DISTRIBUTION

     The following is a brief summary of the terms of the distribution. Please see “Description of The Distribution” for a more detailed description of the matters described below.

Distributing company: Integrated BioPharma Inc., which is primarily engaged in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products; the manufacture and distribution of Paclitaxel, which is the primary chemotherapeutic agent in the treatment of breast cancer; and pharmaceutical technical services through its contract research organization.

Distributed company: InB:Biotechnologies, Inc., a specialty pharmaceutical company which uses its patented plant-based technology to produce vaccines and therapeutic antibodies.

Reasons for the distribution: The board of directors of Integrated BioPharma believes that the separation of InB:Biotechnologies from Integrated BioPharma will enhance the success of both Integrated BioPharma and InB:Biotechnologies, and thereby maximize stockholder value over the long-term for each company, by providing each company the ability to focus exclusively on maximizing opportunities for their distinct businesses. Integrated BioPharma’s board of directors believes that a tax-free distribution of shares in InB:Biotechnologies offers Integrated BioPharma and its stockholders the greatest long-term value and is the most tax efficient way to separate the companies. Please see “Description of the Distribution – Reasons for the Distribution” for more detailed information.

Securities to be distributed: Approximately ______ shares of our common stock, representing 100% of our issued and outstanding shares of common stock.

Distribution ratio: Each holder of Integrated BioPharma common stock as of the record date will receive one share of our common stock for every one share of Integrated BioPharma common stock held on the record date.

Method of distribution: For registered Integrated BioPharma stockholders, our transfer agent will credit their share of common stock to book-entry accounts established to hold their shares of our common stock. Book-entry refers to a method of recording stock ownership in the records of our stock registrar in which no physical certificates are issued. For stockholders who own Integrated BioPharma common stock through a broker or other nominee, their shares of our common stock will be credited to their accounts by the broker or other nominee. Following the distribution, stockholders whose shares are held in book-entry form may request the transfer of their shares of our common stock to a brokerage or other account at any time or the delivery of physical stock certificates for their shares, in each case without charge for such transfer or delivery. However, if you sell your Integrated BioPharma shares after the record date and before the end of trading on the distribution date of the InB:Biotechnologies common stock, NASDAQ Global Market “ex dividend” rules require that the right to receive the corresponding shares of InB:Biotechnologies common stock will automatically be conveyed with the sale of your Integrated BioPharma stock. See “Trading of Integrated BioPharma, Inc. Common Stock between the Record Date and Distribution Date.”

Record date: The record date is the close of business on __________ , 2008.

Distribution date: 11:59 p.m. on __________, 2008.

OTC Bulletin Board quotation: Currently there is no public market for our common stock. We expect our common stock to be quoted on the OTC Bulletin Board under the symbol “_____.” We anticipate that trading will commence on a “when-issued” basis shortly before the record date. When-issued trading refers to a transaction made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading in respect of our common stock will end and “regular way” trading will begin. Regular way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction. We cannot predict the trading prices for our common stock before or after the distribution date. In addition, Integrated BioPharma’s common stock will remain outstanding and will continue to trade on the NASDAQ Global Market. We cannot predict any change that may occur in the trading price of Integrated BioPharma’s common stock as a result of the distribution.

Transfer agent and registrar for the shares: Continental Stock Transfer & Trust Company, will be the transfer agent and registrar for the shares of our common stock.

Distribution agent for the shares: Continental Stock Transfer & Trust Company will be the distribution agent to distribute the shares of our common stock to all Integrated BioPharma stockholders.

Subsequent share issuances: Immediately following the distribution, we will complete a private offering of shares of our common stock to a limited number of investors for gross proceeds of approximately $5.0 million. We expect to issue an aggregate of 10% of our common stock outstanding as of the record date to these investors. We will also issue additional shares of our common stock to Integrated BioPharma in lieu of intercompany debt.  As a result of these subsequent transactions, we expect that the current stockholders of Integrated BioPharma will own 84.6% of the issued and outstanding shares of InB:Biotechnologies common stock, the investors in the private offering will own an aggregate of 10% of such shares, and Integrated BioPharma will own 5.4% of such shares.

The sale of shares of InB:Biotechnologies common stock in the private offering has not been registered under the Securities Act of 1933, as amended, and will be issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Dividend policy: Payment of future cash dividends, if any, will be at the discretion of our board of directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and contractual restrictions with respect to the payment of dividends.

Anti-takeover effects: We will indemnify Integrated BioPharma under a tax responsibility allocation agreement we have entered into in connection with the distribution for the tax resulting from the application of Section 355(e) of the U.S. Internal Revenue Code of 1986, as amended, (the “Internal Revenue Code”) as a result of any acquisition or issuance of our stock sale of a material portion of our business, or other action taken by us that would trigger such tax. The possibility of this potential tax liability could discourage, delay or prevent a change of control of InB:Biotechnologies. For instance, any cumulative 50% change of ownership in either Integrated BioPharma or InB:Biotechnologies within the four-year period beginning two years before the date of the spin-off will be presumed to be part a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in either Integrated BioPharma or InB:Biotechnologies. If this presumption applies, it would need to be rebutted to avoid a large taxable gain. In addition, a merger, recapitalization or acquisition, or issuance or redemption of common stock of InB:Biotechnologies after the spin-off could, in some circumstances, be counted toward the 50% change of ownership threshold. In this regard, we have agreed to refrain from taking future actions (as specified in the tax responsibility allocation agreement referred to above) and to provide further assurances that the distribution will qualify as tax-free. See “Relationships Between Our Company and Integrated BioPharma, Inc.—Agreements Between Us and Integrated BioPharma—Tax Responsibility Allocation Agreement.” In addition, some provisions of our certificate of incorporation, our by-laws and Delaware law may also have the effect of making more difficult an acquisition of control of us in a transaction not approved by our board of directors. See “Relationship Between Our Company and Integrated BioPharma, Inc.” and “Description of Capital Stock.”

Relationship with Integrated BioPharma: Immediately after the distribution, Integrated BioPharma will convert approximately $2.7 million of intercompany debt due from us by acquiring 6% of our common stock then outstanding and will cease to control InB:Biotechnologies. However, due to several relationships between the two companies that existed prior to the distribution, Integrated BioPharma and InB:Biotechnologies will enter into one or more agreements regarding the effects of the distribution, and the allocation of various obligations and liabilities between them. Please refer to “Relationships between Our Company and Integrated BioPharma, Inc.” and “Risk Factors – Risks Relating to our Relationship with and Spin-off from Integrated BioPharma,” below, for more information.

U.S. Federal Income Tax Consequences: Integrated BioPharma has structured the distribution to conform to the requirements of Section 355 of the Internal Revenue Code with the intention of the distribution qualifying as a tax-free event. Please refer to “U.S. Federal Income Tax Consequences of Distribution,” for additional information. Because personal circumstances are unique to each individual stockholder, you are also urged to consult your own tax advisor to determine the tax consequences of the distribution to you.

Risk Factors: InB:Biotechnologies’s business is subject both to general and specific business risks relating to its operations. In addition, InB:Biotechnologies’s spin-off from Integrated BioPharma presents risks relating to it being a separately traded public company as well as risks relating to the nature of the spin-off transaction itself. Please refer to the section titled “Risk Factors” on page 10 for a discussion of the various risks to our business and the value of your holdings of our common stock.

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

What do stockholders need to do to participate in the spin-off?

          Nothing. You are not required to take any action to receive InB:Biotechnologies common stock in the distribution, although we urge you to read this entire document carefully. No stockholder approval of the distribution is required by applicable law, and we are not seeking such stockholder approval.

Do I have to pay anything for the InB:Biotechnologies stock?

          No. You do not have to pay anything for the InB:Biotechnologies stock you receive in the distribution. The distribution is in effect a dividend of certain property owned by Integrated BioPharma to its stockholders.

Do I have to send in my Integrated BioPharma stock certificate?

         No. You do not have to do anything to receive the InB:Biotechnologies stock. If you are a Integrated BioPharma stockholder as of the record date of the distribution, you will be automatically credited with shares of InB:Biotechnologies common stock. However, see “Trading of Integrated BioPharma, Inc. Common Stock between the Record Date and Distribution Date” for consequences of a sale of Integrated BioPharma stock after the record date of the distribution.

How many shares of InB:Biotechnologies common stock will I receive?

     You will receive one share of InB:Biotechnologies common stock for each share of Integrated BioPharma stock you own as of the distribution record date. The record date for the distribution is ______, 2008.

Will I get a stock certificate?

          No. You will not automatically receive a paper certificate for your shares of InB:Biotechnologies common stock. Prior to the effective date of the distribution, our transfer agent will create an account for each Integrated BioPharma stockholder. On the effective date of the distribution, the transfer agent will credit the shares issued to each registered stockholder to their respective accounts with the transfer agent. The transfer agent will mail to each registered stockholder a statement of the shares of

InB:Biotechnologies stock held in their account. This is called a “book-entry” system. For stockholders who own Integrated BioPharma stock through a broker or nominee, their shares of our common stock will be credited to their brokerage accounts by such broker or nominee. After the distribution, stockholders may request the delivery of a physical stock certificate for their shares.

Will my Integrated BioPharma stock continue to be publicly traded?

          Yes. The Integrated BioPharma common stock will continue to be traded on the NASDAQ Global Market. After the effective date of the distribution, both the Integrated BioPharma common stock and the InB:Biotechnologies common stock will be publicly traded.

Where can Integrated BioPharma stockholders get more information?

You should direct inquiries relating to the distribution to the transfer agent and registrar of our common stock at:

Continental Stock Transfer and Trust Company
17 Battery Place
New York, New York 10004-1123
(212) 509-4000
www.continentalstock.com

You should direct inquiries relating to your investment in Integrated BioPharma common stock to:

Integrated BioPharma, Inc.
225 Long Avenue
Hillside, New Jersey 07205
(888) 319-6962
www.ibiopharma.com

After the distribution, you should direct inquiries relating to our common stock to:

InB:Biotechnologies, Inc.
9 Innovation Way, Suite 100
Newark, Delaware 19711
(302) 355-0650
www.inb-biotechnologies.com

Information on these websites does not constitute part of this information statement.

SUMMARY FINANCIAL INFORMATION

The following table presents a summary of selected financial information derived from our audited financial statements for the fiscal years ended June 30, 2005, 2006 and 2007, each of which are included elsewhere in this information statement, the unaudited financial statements for the fiscal years ended June 30, 2003 and 2004, the unaudited financial statements for the six months ended December 31, 2007 and 2006, and the unaudited pro forma statement of operations for the fiscal year ended June 30, 2007, the six months ended December 31, 2007 and the unaudited pro forma balance sheet as of December 31, 2007, which are also included elsewhere herein. The historical information presented in the following table may not be indicative of the results of operations or financial position that would have been obtained if we had been an independent company during the periods shown, or of our future performance as an independent company.

You should read the summary financial information in conjunction with our audited financial statements and the notes to the audited financial statements. You should also read the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary financial information is qualified by reference to these sections, the audited financial statements and the notes to the audited financial statements, each of which is included elsewhere in this information statement.

Fiscal Years Ended June 30,					Six Months Ended December 31,		Pro Forma Fiscal Year Ended June 30,	Pro Forma Six Months Ended December 31,
	2003	2004	2005	2006	2007	2006	2007	2007	2007
Statement of Operations									
Net sales	$ 76,731	$ 163,024	$ 21,082	$ 18,680	$ 896,273	$ 354,886	$ 479,820	$ 896,273	$ 479,820
Cost of sales	-	-	-	1,911	445,721	178,149	231,875	445,721	231,875
Gross profit	76,731	163,024	21,082	16,769	450,552	176,737	247,945	450,552	247,945
Research and development	50,000	-	181,742	429,554	673,225	223,225	-	673,225	-
Other operating expenses	75,118	664,549	987,360	1,024,603	1,442,510	591,619	978,112	1,542,510	1,028,112
Total operating expenses	125,118	664,549	1,169,102	1,454,157	2,115,735	814,844	978,112	2,215,735	1,028,112
Operating loss before income taxes	(48,387)	(501,525)	(1,148,020)	(1,437,388)	(1,665,183)	(638,107)	(730,167)	(1,765,183)	(780,167)
Provision (benefit) for income taxes	176	(84,659)	1,000	(485,236)	851	825	2,620	851	2,620
Net loss	$ (48,563)	$ (416,866)	$ (1,149,020)	$ (952,152)	$ (1,666,034)	$ (638,932)	$ (732,787)	$ (1,766,034)	$ (782,787)
Net loss per common share - basic and diluted	$ (485.63)	$ (4,168.66)	$ (11,490.20)	$ (9,521.52)	$ (1,660.34)	$ (6,389.32)	$ (7,327.87)	$ (0.10)	$ (0.05)
Weighted average common shares outstanding	100	100	100	100	100	100	100	16,926,074	16,926,074

Balance Sheet Data	As of June 30,					As of December 31,		Pro Forma As of December 31,
	2003	2004	2005	2006	2007	2006	2007	2007
Current assets	$ 11,991	$ 29,867	$ 10,676	$ 23,545	$ 175,972	$ 101,325	$ 245,349	$ 4,854,656
Intangible assets, net	$ -	$ 720,833	$ 1,125,000	$ 1,801,218	$ 3,324,225	$ 2,007,128	$ 3,345,387	$ 3,345,387
Total assets	$ 11,991	$ 750,700	$ 1,135,676	$ 1,824,763	$ 3,768,291	$ 2,361,953	$ 3,605,330	$ 8,355,330
Current liabilities	$ 131,349	$ 84,242	$ 275,830	$ 123,447	$ 1,422,299	$ 77,586	$ 1,553,625	$ 1,553,625
Due to Parent	$ 29,847	$ 1,232,529	$ 2,574,937	$ 4,368,559	$ 6,329,269	$ 5,590,542	$ 7,117,769	$ -
Total liabilities	$ 161,196	$ 1,316,771	$ 2,850,767	$ 4,492,006	$ 8,101,568	$ 5,668,128	$ 8,671,394	$ 1,553,625
Total stockholder's (deficiency) equity	$ (149,205)	$ (566,071)	$ (1,715,091)	$ (2,667,243)	$ (4,333,277)	$ (3,306,175)	$ (5,066,064)	$ 6,801,705
Total liabilities and stockholder's (deficiency) equity	$ 11,991	$ 750,700	$ 1,135,676	$ 1,824,763	$ 3,768,291	$ 2,361,953	$ 3,605,330	$ 8,355,330

RISK FACTORS

You should carefully consider the risks described below, in addition to the other information in this information statement, before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, financial condition and operating results as well as adversely affect the value of an investment in our common stock.

Risks Related to Our Business

Our product candidates are in the preclinical stage of development, and if we are not able to successfully develop and commercialize them, we may not generate sufficient revenues to continue our business operations.

We have five internal product candidates and two additional categories--biodefense and developing world--as part of our plant-based technology platform, none of which has entered human clinical trials and for none of which an investigational new drug application (IND) has been filed with the FDA. Our business depends primarily on our ability to successfully complete clinical trials, obtain required regulatory approvals and successfully commercialize our product candidates alone or with other persons. If the studies described above or any further studies fail, if we do not obtain required regulatory approvals, or if we fail to commercialize any of our product candidates alone or with other persons, we may be unable to generate sufficient revenues to attain profitability or continue our business operations, and our reputation in the industry and in the investment community would likely be significantly damaged, each of which would cause our stock price to decline and your holdings of our stock to lose most, if not all, of their value.

We will not be able to commercialize our product candidates if our preclinical studies do not produce successful results or our clinical trials do not demonstrate safety and efficacy in humans.

Preclinical and clinical testing is expensive, difficult to design and implement, can take many years to complete and has an uncertain outcome. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. We may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process that could delay or prevent our ability to commercialize our product candidates, including the following:

•

Our preclinical or clinical trials may produce negative or inconclusive results, which may require us to conduct additional preclinical testing or clinical trials or to abandon projects that we expect to be promising. For example, we may obtain promising animal data about the immunogenicity of a vaccine candidate and then our human tests may result in no or inadequate immune responses. In addition, we may encounter unexpected safety concerns that would require further testing even if the vaccine candidate produced a very significant immune response in human subjects.

•

Initial clinical results may not be supported by further or more extensive clinical trials. For example, we may obtain data that suggest a desirable immune response from one of our vaccine candidates in a small human study, but then when tests are conducted on larger numbers of people, we may not see the same extent of immune response. If the immune response generated by a vaccine is too low, or occurs in too few treated individuals, then the vaccine will have no commercial value.

•

Enrollment in our clinical trials may be slower than we currently anticipate, resulting in significant delays. The cost of conducting a clinical trial increases as the time required to enroll adequate numbers of human subjects to obtain meaningful results increases. Enrollment in a clinical trial can be a slower-than-anticipated process because of competition from other clinical trials, because the study is not of interest to qualified subjects, or because the stringency of requirements for enrollment limits the number of people who are eligible to participate in the clinical trial.

•

We might have to suspend or terminate our clinical trials if the participating patients are being exposed to unacceptable health risks. Animal tests do not always adequately predict potential safety risks to human subjects. We will not know the risk of any candidate product until it is tested in human subjects, and if subjects experience adverse events during the clinical trial, the trial may have to be suspended and modified or terminated entirely.

•	Regulators or institutional review boards may suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements.

•	Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the product not commercially viable.

•	The effects of our product candidates may not be the desired effects or may include undesirable side effects.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete our clinical trials or other testing, or if the results of these trials or tests are not positive or are only modestly positive, we may be delayed in obtaining marketing approval for our product candidates, we may not be able to obtain marketing approval or we may obtain approval for indications that are not as broad as intended. Our product development costs will also increase if we experience delays in testing or approvals. We do not know whether planned clinical trials will begin as planned, will need to be restructured or will be completed on schedule, if at all. Significant clinical trial delays could allow our competitors to bring products to market before we do and impair our ability to commercialize our products or product candidates. Poor clinical trial results or delays may make it impossible to license a product or so reduce its attractiveness to a licensing partner that we will be unable to successfully commercialize a product.

We will need substantial additional funding to shepherd our product candidates through the clinical testing process and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts.

We expect our research and development expenses to increase in connection with our ongoing activities, particularly as the scope of the clinical trials that we are conducting expands. In addition, subject to regulatory approval of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing, manufacturing and distribution. We will need substantial additional funding and may be unable to raise capital when needed or may be unable to raise capital on attractive terms, which would force us to delay, reduce or eliminate our research and development programs or commercialization efforts.

We believe that our existing cash resources, along with our $5.0 million private placement of common stock that we anticipate will close after the distribution of our shares, as described herein, and committed funding from FhCMB collaborators will be sufficient to meet our projected operating requirements only through the second quarter of 2009. Our future funding requirements will depend on many factors, including:

•	the scope and results of our clinical trials;

•	our ability to advance additional product candidates into development;

•	the success of our anticipated collaborations with pharmaceutical companies;

•	our ability to establish and maintain additional collaborative or other alternative arrangements;

•	the timing of, and the costs involved in, obtaining regulatory approvals;

•	the cost of manufacturing activities;

•	the cost of commercialization activities, including product marketing, sales and distribution;

•

the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including, if necessary, litigation costs and the results of such litigation; and

•	potential acquisition or in-licensing of other products or technologies.

     We estimate we would need to raise additional funds of approximately $35 million over the next three years to operate our business and independently fund a Phase 3 clinical trial of one of our product candidates. Our funding needs would likewise increase as we move additional product candidates through the clinical trial process.

     If we are unsuccessful in raising additional capital or other alternative financing, we might have to abandon our efforts to commercialize the intellectual property obtained from FhCMB and cease operations as we might no longer have the financial support of Integrated BioPharma.

     Our product development and commercialization involves a number of uncertainties, and we may never generate sufficient revenues from the sale of potential products to become profitable; therefore, we may raise funds which may be dilutive of our shareholders in the future.

We have generated no significant revenues to date. To generate revenue and to achieve profitability, we must successfully develop, clinically test, market and sell our potential products. Even if we generate revenue and successfully achieve profitability, we cannot predict the level of that profitability or whether it will be sustainable. We expect that our operating results will fluctuate from period to period as a result of differences in when we incur expenses and receive revenues from sales of our potential products, business arrangements and other sources. Some of these fluctuations may be significant.

Until we can generate a sufficient amount of product revenue, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings and corporate collaboration and licensing arrangements. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve restrictive covenants. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it will be necessary to relinquish valuable rights to our technologies, research programs or product candidates or grant licenses on terms that may not be favorable to us.

Even if we successfully complete clinical trials for our product candidates, there are no assurances that we will be able to submit, or obtain FDA approval of, a new drug application or biologics license application.

There can be no assurance that, if our clinical trials for any of our product candidates are successfully completed, we will be able to submit a biologics license application (BLA), to the FDA or that any BLA we submit will be approved by the FDA in a timely manner, if at all. After completing clinical trials for a product candidate in humans, a dossier is prepared and submitted to the FDA as a BLA, and includes all preclinical and clinical trial data that clearly establish both short-term and long-term safety for a product candidate, and data that establishes the statistically significant efficacy of a product candidate, in order to allow the FDA to review such dossier and to consider a product candidate for approval for commercialization in the United States. If we are unable to submit a BLA with respect to any of our product candidates, or if any BLA we submit is not approved by the FDA, we will be unable to commercialize that product. The FDA can and does reject BLAs and requires additional clinical trials, even when product candidates perform well or achieve favorable results in large-scale Phase 3 clinical trials. If we fail to commercialize any of our product candidates, we may be unable to generate sufficient revenues to continue operations or attain profitability and our reputation in the industry and in the investment community would likely be damaged, each of which would cause our stock price to significantly decrease.

If commercialized, our product candidates may not be approved for sufficient governmental or third-party reimbursements, which would adversely affect our ability to market our product candidates.

In the United States and elsewhere, sales of pharmaceutical products depend in significant part on the availability of reimbursement to the consumer from third-party payers, such as government and private insurance plans. Since we currently have no commercial products, we have not had to face this issue yet; however, third-party payers are increasingly challenging the prices charged for medical products and services. It will be time consuming and expensive for us to go through the process of seeking reimbursement from Medicaid, Medicare and private payers for any of our product candidates. Our products may not be considered cost effective, and coverage and reimbursement may not be available or sufficient to allow us to sell our products on a competitive and profitable basis. The passage of the Medicare Prescription Drug and Modernization Act of 2003 imposes new requirements for the distribution and pricing of prescription drugs which may negatively affect the marketing of our potential products.

We face competition from many different sources, including pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions, and such competition may adversely affect our ability to generate revenue from our products.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, clinical trials, regulatory approvals and marketing approved products than we do. For example, large pharmaceutical companies are in the influenza vaccine business. Five injectable influenza vaccines are approved for use in the U.S. These include Afluria made by CSL Limited, Fluzone made by Sanofi-Pasteur, Fluarix made by GlaxoSmithKline, Flulaval made by ID Biomedical and distributed by GlaxoSmithKline, and Fluvirin made by Novartis. In addition, a nasally-administered influenza vaccine called FluMist is made by MedImmune. If we are successful in obtaining regulatory approval for our influenza vaccine candidate, these large companies would be our competitors.

Smaller or early stage companies may also prove to be significant competitors, particularly through business arrangements with large and established companies. For example, Novavax is conducting human clinical trials of vaccines for influenza and other infectious diseases using cell culture processes for manufacturing, and Medicago has announced preclinical experiments to produce influenza vaccines in green plants.

There are currently approved therapies for the diseases and conditions addressed by our vaccine and antibody candidates that are undergoing clinical trials and for the diseases and conditions that are subjects of our preclinical development program. Our commercial opportunities will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we may develop. For example, the drugs oseltamivir, amantadine, and zanamivir are used to treat certain influenza infections, and Merck’s vaccine to prevent HPV infection has been approved by the FDA with a similar vaccine developed by GlaxoSmithKline in late-stage development. There are also a number of companies working to develop new drugs and other therapies for diseases of commercial interest to us that are undergoing various stages of testing including clinical trials. The key competitive factors affecting the success of all of our product candidates are likely to be their efficacy, safety profile, price and convenience.

Finally, these third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

We will depend significantly on arrangements with third parties to develop and commercialize our product candidates.

A key element of our business strategy and our thinly-staffed employment structure is to establish arrangements with third parties, particularly leading pharmaceutical and biotechnology companies, to develop and commercialize product candidates. We and FhCMB currently are working within our business structure to develop further our plant-based platform technology. This is currently the only relationship we have in this structure. The termination of this arrangement might adversely affect our ability to develop and commercialize our product candidates.

We expect to rely upon our future business arrangements for support in advancing certain of our drug candidates and intend to rely on additional work under current and future arrangements during our efforts to commercialize our product candidates. Our contractors may be conducting multiple product development efforts within the same disease areas that are the subjects of their agreements with us. Our agreements might not preclude them from pursuing development efforts using a different approach from that which is the subject of our agreement with them. Any of our drug candidates, therefore, may be subject to competition with a drug candidate under development by a contractor.

The success of our business arrangements will depend heavily on the efforts and activities of the organizations which are party to these arrangements. Our future contractual arrangements may provide significant discretion in determining the efforts and resources available to these programs. The risks that we face in connection with these arrangements, and that we anticipate being subject to in future arrangements, include the following:
•	Future agreements may be for fixed terms and subject to termination under various circumstances, including, in some cases, on short notice without cause.

•

Our future partners or licensees may develop and commercialize, either alone or with others, products and services that are similar to or competitive with the products that are the subject of the collaboration with us.

•	Our future partners or licensees may underfund or not commit sufficient resources to the testing, marketing, distribution or other development of our products.

•

Our future partners or licensees may not properly maintain or defend our intellectual property rights, or they may utilize our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential liability.

•

Our future partners or licensees may change the focus of their development and commercialization efforts. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities from time to time, including following mergers and consolidations, which have been common in recent years in these industries. The ability of our product candidates and products to reach their potential could be limited if our collaborators decrease or fail to increase spending relating to such products.

Business arrangements with pharmaceutical companies and other third parties often are terminated or allowed to expire by the other party. Such terminations or expirations would adversely affect us financially and could harm our business reputation.

We may not be successful in establishing additional arrangements with third parties, which could adversely affect our ability to discover, develop and commercialize products.

FhCMB and the Company have a business structure relating to development of our plant-based platform technology, and we currently do not have other similar agreements with third parties. If we are able to obtain such agreements, however, these arrangements may not be scientifically or commercially successful. If we are unable to reach new agreements with suitable third parties, we may fail to meet our business objectives for the affected product or program. We face significant competition in seeking appropriate companies with which to create additional similar business structures. Moreover, these arrangements are complex to negotiate and time-consuming to document. We may not be successful in our efforts to establish additional alternative arrangements. The terms of any additional arrangements that we establish may not be favorable to us. Moreover, these arrangements may not be successful.

If third parties on whom we will rely for clinical trials do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our product candidates, and our business may suffer.

We do not have the ability to independently conduct the clinical trials required to obtain regulatory approval for our products. We have not yet contracted with any third parties to conduct our clinical trials. We will depend on independent clinical investigators, contract research organizations and other third party service providers to conduct the clinical trials of our product candidates and expect to continue to do so. We will rely heavily on these parties for successful execution of our clinical trials but will not control many aspects of their activities. For example, the investigators may not be our employees. However, we will be responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Third parties may not complete activities on schedule, or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates.

We face substantial uncertainty in our ability to protect our patents and proprietary technology.

Our ability to commercialize our products will depend, in part, on our or our licensors’ ability to obtain patents, to enforce those patents and preserve trade secrets, and to operate without infringing on the proprietary rights of others. The patent positions of biopharmaceutical companies like us are highly uncertain and involve complex legal and factual questions. To date, we have 22 U.S. applications pending and 34 applications pending in Europe, Canada, Australia, China, India, Brazil, Japan, Hong Kong and New Zealand for the intellectual property developed by FhCMB. There can be no assurance that:

•	patent applications owned by or licensed to us will result in issued patents;

•	patent protection will be secured for any particular technology;

•	any patents that have been or may be issued to us will be valid or enforceable;

•	any patents will provide meaningful protection to us;

•	others will not be able to design around the patents; or

•	our patents will provide a competitive advantage or have commercial application.

The failure to obtain and maintain adequate patent protection would have a material adverse effect on us and may adversely affect our ability to enter into, or affect the terms of, any arrangement for the marketing of any product. Please see “Description of Our Business – Intellectual Property” for more information.

We cannot assure you that our patents will not be challenged by others.

There can be no assurance that patents owned by or licensed to us will not be challenged by others. We currently hold one issued U.S. patent for methods of inducing gene silencing in plants and one U.S. patent application for which we have received a notice of allowance, describing systems for expression of vaccine antigens in plants. Please see “Description of Our Business – Intellectual Property” for more information on our current patents and patent applications. We could incur substantial costs in proceedings, including interference proceedings before the United States Patent and Trademark Office and comparable proceedings before similar agencies in other countries in connection with any claims that may arise in the future. These proceedings could result in adverse decisions about the patentability of our or our licensors’ inventions and products, as well as about the enforceability, validity or scope of protection afforded by the patents. Any adverse decisions about the patentability of our product candidates could cause us to either lose rights to develop and commercialize our product candidates or to license such rights at substantial cost to us. In addition, even if we were successful in such proceedings, the cost and delay of such proceedings would most likely have a material adverse effect on our business.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information, may not adequately protect our intellectual property, and will not prevent third parties from independently discovering technology similar to or in competition with our intellectual property.

We rely on trade secrets and other unpatented proprietary information in our product development activities. To the extent we rely on trade secrets and unpatented know-how to maintain our competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. We seek to protect trade secrets and proprietary knowledge, in part, through confidentiality agreements with our employees, consultants, advisors, collaborators and contractors. Nevertheless, these agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information. If our employees, scientific consultants, advisors, collaborators or contractors develop inventions or processes independently that may be applicable to our technologies, product candidates or products, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become our property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. If we fail to obtain or maintain trade secret protection for any reason, the competition we face could increase, reducing our potential revenues and adversely affecting our ability to attain or maintain profitability.

If we infringe or are alleged to infringe intellectual property rights of third parties, it will adversely affect our business.

Our research, development and commercialization activities, as well as any products candidates or products resulting from these activities, may infringe or be claimed to infringe patents or patent applications under which we do not hold licenses or other rights. Third parties may own or control these patents and patent applications in the United States and abroad. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

As a result of patent infringement claims, or in order to avoid potential claims, we or our collaborators may choose to seek, or be required to seek, a license from the third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. This could harm our business significantly.

There have been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the United States Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our products and technology. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

Risks Relating to Our Relationship with and Spin-Off from Integrated BioPharma

Our business could suffer if our systems and infrastructure are inadequate or we cannot replace the other benefits previously provided by Integrated BioPharma.

Since our inception, we have relied on Integrated BioPharma for various services which we have only recently developed for ourselves, including:

•	legal;
•	treasury;
•	tax;
•	employee benefits;
•	insurance;
•	investor relations; and
•	executive oversight and other services.

Following the distribution, we will operate as a separate publicly traded company. We have developed and implemented systems and infrastructure to support our current and future business, and our responsibilities as a public company. These systems and infrastructure may be inadequate, however, and we may be required to develop or otherwise acquire other systems and infrastructure, or to obtain certain corporate services from Integrated BioPharma to support our current and future business such as legal, strategic financial planning, tax and SEC reporting services. For further detail, please see “Relationship Between Our Company and Integrated BioPharma, Inc. – Agreements Between Us and Integrated BioPharma.”

After the distribution, we will not be able to obtain financing from Integrated BioPharma.

Our plans to expand our business and to continue to improve our products may require funds in excess of our cash flow and may require us to seek financing from third parties. In the past, Integrated BioPharma has provided capital for our general corporate purposes, and we used cash provided by Integrated BioPharma to fund our operations. After the distribution, however, Integrated BioPharma will not provide funds to finance our operations. Without the opportunity to obtain financing from Integrated BioPharma, we will in the future need to obtain additional financing from banks, or through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements. We cannot give assurances at this time that we will be able to obtain such funding. In addition, the terms, interest rates, costs and fees of new credit facilities may not be as favorable as those historically enjoyed with Integrated BioPharma. For example, Integrated BioPharma did not charge us with any fees or costs for the intercompany borrowing, nor were there any covenants regarding financial ratios or prohibition on certain transactions in the loan arrangement with Integrated BioPharma. Our inability to obtain financing on favorable terms could restrict our operations and reduce our profitability. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

There is a substantial risk of product liability claims in our business. If we are unable to obtain sufficient insurance, a product liability claim against us could adversely affect our business.

Our business involves exposure to potential product liability risks that are inherent in the production and manufacture of pharmaceutical products. Currently, we receive product liability coverage from the product liability insurance policy from Integrated BioPharma, and we have maintained this product liability insurance until now for sales of our phytomineral products. Clinical trial and product liability insurance, however, is volatile and may become increasingly expensive. As a result, we may be unable to obtain sufficient insurance or increase our existing coverage at a reasonable cost to protect us against losses that could have a material adverse effect on our business. An individual may bring a product liability claim against us if one of our products or product candidates causes, or is claimed to have caused, an injury or is found to be unsuitable for consumer use. Any product liability claim brought against us, with or without merit, could result in:

•	liabilities that substantially exceed our product liability insurance, which we would then be required to pay from other sources, if available;

•	an increase of our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, or at all;

•	withdrawal of clinical trial volunteers or patients;

•	damage to our reputation and the reputation of our products, resulting in lower sales of any future commercialized product which we may have;

•	regulatory investigations that could require costly recalls or product modifications;

•	litigation costs;

•	the diversion of management’s attention from managing our business.

Our inability to obtain adequate insurance coverage at an acceptable cost could prevent or inhibit the commercialization of our products. If third parties were to bring a successful product liability claim or series of claims against us for uninsured liabilities or in excess of insured liability limits, our business, financial condition and results of operations could be materially harmed.

The agreements we are entering into with Integrated BioPharma in connection with the distribution could restrict our operations.

In connection with the distribution, we and Integrated BioPharma are entering into a number of agreements that will govern our spin-off from Integrated BioPharma and our future relationship. Each of these agreements has been or will be entered into in the context of our relationship to Integrated BioPharma as a subsidiary and our spin-off from Integrated BioPharma and, accordingly, the terms and provisions of these agreements may be less favorable to us than terms and provisions we could have obtained in arm’s-length negotiations with unaffiliated third parties. These agreements commit us to take actions, observe commitments and accept terms and conditions that are or may be advantageous to Integrated BioPharma but are or may be disadvantageous to us. The terms of these agreements will include obligations and restrictive provisions, including, but not limited to:

•

an agreement to indemnify Integrated BioPharma, its affiliates, and each of their respective directors, officers, employees, agents and representatives from certain liabilities arising out of any litigation we are involved in and all liabilities that arise from our breach of, or performance under, the agreements we are entering into with Integrated BioPharma in connection with the distribution and for any of our liabilities; and

•	an agreement with regard to tax matters between ourselves and Integrated BioPharma which restricts our ability to engage in certain strategic or capital raising transactions.

For a further discussion of our agreements with Integrated BioPharma, see “Relationship Between Our Company and Integrated BioPharma, Inc. – Agreements Between Us and Integrated BioPharma.”

Risks Relating to the Distribution

If the spin-off is determined to be a taxable transaction, you and Integrated BioPharma could be subject to material amounts of taxes.

Integrated BioPharma and its Board of Directors have structured the distribution to qualify as a tax-free distribution to its stockholders under Section 355 of the Internal Revenue Code of 1986. If, however, the IRS determines that the distribution does not qualify as a tax-free transaction because of its structure, alleged lack of business purpose, or subsequent acquisitions or issuance of 50% or more of our common stock, you and Integrated BioPharma could be subject to material amounts of taxes. See “The Distribution – U.S. Federal Income Tax Consequences of the Distribution.”

Under some circumstances, we could be prevented from engaging in strategic or capital raising transactions, and we could be liable to Integrated BioPharma for any resulting adverse tax consequences.

It is possible that Integrated BioPharma could recognize a large taxable gain if the IRS were to assert that the distribution is part of a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in either Integrated BioPharma or InB:Biotechnologies. Any cumulative 50% change of ownership in either Integrated BioPharma or InB:Biotechnologies within the four-year period beginning two years before the date of the spin-off will be presumed under applicable law to be part of such a plan. If this presumption applies, it would need to be rebutted to avoid a large taxable gain. A merger, recapitalization or acquisition, or issuance or redemption of our common stock after the spin-off could, in some circumstances, be counted toward the 50% change of ownership threshold. As a result, we may be unable to engage in strategic or capital raising transactions that stockholders might consider favorable, or to structure potential transactions in the manner most favorable to us. Further, our tax responsibility allocation agreement with Integrated BioPharma precludes us from engaging in some of these transactions and requires us to indemnify Integrated BioPharma for the adverse tax consequences resulting from these types of transactions.

Certain adverse tax consequences could arise by reason of the distribution.

It is possible that our stockholders could recognize a taxable gain if the IRS were to assert that the distribution was without sufficient business purpose to InB:Biotechnologies. This would have adverse consequences to Integrated BioPharma, which may then have to recognize a taxable capital gain on the difference between the fair market value of the 100% interest in InB:Biotechnologies it is distributing to its stockholders and Integrated BioPharma’s tax basis in its InB:Biotechnologies stock. Furthermore, if the IRS successfully challenges the tax-free status of the distribution, those Integrated BioPharma stockholders who receive InB:Biotechnologies stock in the distribution may suffer adverse tax consequences resulting from the characterization of the distribution as a taxable dividend to such stockholders. See “The Distribution – U.S. Federal Income Tax Consequences of the Distribution.”

Risks Relating to Ownership of Our Common Stock

Our common stock has no prior public market.

There has been no prior trading market for our common stock. While we expect our common stock will be quoted on the OTC Bulletin Board, there can be no assurance as to the price at which our common stock will trade or that a public trading market will develop.

We cannot predict the price range in which our common stock will trade or its volatility after the distribution which may harm our stockholders.

The securities of many biotechnology companies have experienced extreme price and volume fluctuations in recent years, often unrelated to the companies’ operating performance. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in its value. Price volatility might be worse if the trading volume of our common stock is low.

The market price of our common stock could fluctuate significantly as a result of many factors related to the economy in general or the biopharmaceutical industry in which we operate, including the following:

•	economic and stock market conditions generally and specifically as they may affect the biopharmaceutical industry;

•	earnings and other announcements by our competitors, and changes in the market’s perception of the biopharmaceutical industry in general; and

•	changes in business or regulatory conditions affecting our industry

In addition, there are various factors related to our business in particular that could cause the market price of our common stock to fluctuate, including the following:

•	announcement or implementation by us or our competitors of innovations or new products and services using similar plant-based technology;

•	the introduction by competitors of new products that make our product candidates obsolete or less valuable;

•	litigation judgments or settlements;

•	our earnings and results of operations and other developments affecting our business;

•	changes in financial estimates and recommendations by securities analysts that follow our stock; and

•	trading volume of our common stock.

Our future results may vary significantly in the future which may adversely affect the price of our common stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our common stock may decline significantly.

On the distribution date, our corporate governance structure, including provisions in our certificate of incorporation and by-laws, our stockholder rights plan and Delaware law, may prevent a change in control or management that stockholders may consider desirable.

Our certificate of incorporation and by-laws contain provisions that might enable our management to resist a takeover of our Company or discourage a third party from attempting to take over our Company. These provisions include:

•	a classified board of directors;

•	limitations on the removal of directors; and

•	the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this information statement that are not historical facts -- but rather reflect our current expectations concerning future results and events -- constitute forward-looking statements. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “intend,” “estimate,” “potential,” “continue,” “hopes,” “likely,” “will,” and similar expressions, or the negative of these terms, identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of InB:Biotechnologies, or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.

Important factors that might cause our actual results to differ materially from the results contemplated by these forward-looking statements are contained in “Risk Factors” on page 10 and elsewhere in this report and our future filings with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this information statement. We undertake no obligation to update the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.

DESCRIPTION OF THE DISTRIBUTION

General

          Given the evolution of the distinct and highly competitive environments in which Integrated BioPharma and InB:Biotechnologies operate, Integrated BioPharma believes the best way to enhance the success and maximize stockholder value of both businesses over the long term is to enable each one to pursue its particular strategy. After the distribution, Integrated BioPharma will continue to focus on the manufacture, distribution, marketing and sales of vitamins, nutritional supplements and herbal products, and InB:Biotechnologies will continue to focus on the development and production of biopharmaceutical products.

The separation of InB:Biotechnologies from Integrated BioPharma will be accomplished through a pro rata distribution of 100% of the common stock of InB:Biotechnologies held by Integrated BioPharma to Integrated BioPharma stockholders, which we refer to as the distribution, or the spin-off, which is expected to occur on ________, 2008, the distribution date. As a result of the distribution, each Integrated BioPharma stockholder will:

•	receive one share of our common stock for every one share of Integrated BioPharma common stock they own; and

•	retain their shares of Integrated BioPharma.

Manner of Effecting the Distribution

The general terms and conditions relating to the distribution will be set forth in the separation and distribution agreement between Integrated BioPharma and us. Under that agreement, the distribution will be effective at 11:59 p.m. Eastern time on the distribution date, ________, 2008. The board of directors of Integrated BioPharma approved the distribution at a meeting of the board on November 9, 2007. As a result of the distribution, each Integrated BioPharma stockholder of record will receive one share of our common stock for every one share of Integrated BioPharma common stock owned by such stockholders as of the record date of the distribution. In order to be entitled to receive shares of our common stock in the distribution, Integrated BioPharma stockholders must be stockholders at the close of business of the NASDAQ Global Market on the record date, __________, 2008 subject to the NASDAQ Global Market’s “ex dividend” rules discussed below. For registered Integrated BioPharma stockholders, our transfer agent will credit their shares of our common stock to book-entry accounts established to hold their shares of our common stock. Our distribution agent will send these stockholders a statement reflecting their ownership of our common stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. For stockholders who own Integrated BioPharma common stock through a broker or other nominee, their shares of our common stock will be credited to their accounts by the broker or other nominee. Each share of our common stock that is distributed will be validly issued, fully paid and non-assessable and free of preemptive rights. See “Description of Capital Stock.” Following the distribution, stockholders whose shares are held in book-entry form may request the transfer of their shares of our common stock to a brokerage or other account at any time as well as the delivery of physical stock certificates for their shares, in each case without charge for such transfer or delivery.

Integrated BioPharma stockholders will NOT be required to pay for shares of our common stock received in the distribution or to surrender or exchange shares of Integrated BioPharma common stock in order to receive our common stock or to take any other action in connection with the distribution. No vote of Integrated BioPharma stockholders is required or sought in connection with the distribution, and Integrated BioPharma stockholders have no appraisal rights in connection with the distribution.

Trading of Integrated BioPharma, Inc. Common Stock Between the Record Date and Distribution Date

In accordance with the trading rules of the NASDAQ Global Market, if you own shares of Integrated BioPharma, Inc. common stock at 5:00 p.m., New York City time, on the record date (__________, 2008) and sell those shares prior to the end of trading on the distribution date of the InB:Biotechnologies shares, you will also be selling the shares of InB:Biotechnologies common stock that would have been distributed to you pursuant to the distribution. The shares of InB:Biotechnologies common stock distributed with respect to such shares will be automatically routed and delivered by the clearing broker to the purchaser of such shares.

Reasons for the Distribution

          Integrated BioPharma’s board of directors believes that separating InB:Biotechnologies from Integrated BioPharma’s other businesses in the form of a tax-free distribution to Integrated BioPharma stockholders of our new publicly traded common stock is appropriate and advisable for Integrated BioPharma and its stockholders. Integrated BioPharma’s board of directors believes that our separation from Integrated BioPharma will provide both companies with the opportunity to focus exclusively on their respective businesses and their opportunities for long-term growth and profitability. In addition, the separation will enable each company to enhance its strategic, financial and operational flexibility.

The key benefits of the separation include:

Sharper Strategic Focus; Allocation of Capital Resources

Both we and Integrated BioPharma anticipate that the separation will allow each company to focus exclusively on the unique opportunities facing its respective business. For many years, our business has operated within Integrated BioPharma’s broadly diversified nutraceutical and pharmaceutical business. As part of Integrated BioPharma, our business was required to compete for product development funds, capital improvement funds, and other investment resources with Integrated BioPharma’s other major businesses. Furthermore, these competing businesses within Integrated BioPharma may have pursued different strategies from our own market strategies, or Integrated BioPharma may have elected to advance the interests of some of its other businesses in preference to or in conflict with the interests of our business. As separate entities, both we and Integrated BioPharma can use our respective resources to invest in opportunities targeted to each of our distinct strategies and markets. In addition, each company can devote more management time and attention toward meeting the unique needs of its respective customers. We believe this focused approach will allow each management team to make decisions more quickly and efficiently.

Flexibility to Pursue Independent Strategies

As a separate company, we will have greater flexibility to expand on our position in the biopharmaceutical industry by being more independent of Integrated BioPharma corporate constraints, i.e., having to solicit parent approval for major initiatives, especially those involving capital expenditure, and having to conform to a variety of Integrated BioPharma policies including benefits, accounting, information technology protocols, bonus criteria and salary administration. As a separate company, we will be better positioned to focus on our strategic growth initiatives.

Targeted Incentives for Employees

As an independent company, we will have the opportunity to reward employees using equity-based compensation plans that align the incentives of management and employees with the overall financial performance of our business. The results of our business will no longer be impacted by Integrated BioPharma’s other businesses, thus creating greater incentives for employees whose stock ownership will be more directly tied to our performance. The impact of this form of incentive system on our performance is expected to grow as management and employee ownership increases through the use of stock options and participation in other equity incentive programs.

Direct Access to Capital

Historically, our ability to access capital was constrained by Integrated BioPharma’s larger strategic priorities. Operating as a separate publicly traded company, we will have direct access to the capital markets. In addition, we will have the option to use our own equity as acquisition currency should appropriate strategic opportunities arise.

Greater Market Recognition of InB:Biotechnologies Value

Growth in the biopharmaceutical business may be obscured by the overall financial results of Integrated BioPharma. By becoming a public company, InB:Biotechnologies will have a greater visibility in the equity markets through a simpler business model and more visible financial reporting results. This greater visibility could lead to a greater valuation of InB:Biotechnologies than may be currently accorded to it as part of Integrated BioPharma.

Use of InB:Biotechnologies Stock for Acquisitions

While the growth of the InB:Biotechnologies business has been a result of new product development and innovation that has been accomplished almost exclusively through the internal resources of InB:Biotechnologies, in the future, there may be opportunities for InB:Biotechnologies to expand its strategic businesses through the acquisition of one or more complementary businesses. There can be no assurance that at the time of the prospective acquisition that InB:Biotechnologies would have the access to capital or resources to finance such an acquisition exclusively through its own reserves through the issuance of equity securities or through debt financing. With a publicly traded equity stock, InB:Biotechnologies would also have the flexibility of acquiring other businesses with its own capital stock, through debt financing, or through a combination of the two financing alternatives.

As noted in “Description of Capital Stock – Anti-Takeover Provisions” and “Relationship Between Our Company and Integrated BioPharma, Inc. – Agreements Between Us and Integrated BioPharma,” however, InB:Biotechnologies may be prohibited from engaging in any such acquisition if the structure of such a transaction would cause a “change in control” of InB:Biotechnologies, and violate the strictures contained in the continuing agreements with Integrated BioPharma regarding the acquisition or issuance of our common stock.

          Integrated BioPharma’s board of directors considered a number of potentially negative factors in evaluating the distribution, including the possibility that we may experience disruptions to our business as a result of the distribution, the reaction of Integrated BioPharma stockholders to the distribution, the one-time and ongoing costs of the distribution, the loss of funding from Integrated BioPharma and the relative lack of liquidity associated with the trading of our common stock on the OTC Bulletin Board. Integrated BioPharma’s board of directors concluded that the potential benefits of the separation outweigh these factors, and that separating our business from Integrated BioPharma’s other businesses in the form of a tax-free distribution to Integrated BioPharma stockholders is appropriate and advisable for Integrated BioPharma and its stockholders. Because Integrated BioPharma believes a tax-free distribution to Integrated BioPharma stockholders is the most economical means of separating our business for Integrated BioPharma and its stockholders, we did not pursue other means of separating the business.

Results of the Distribution

After the distribution, we will be a separate public company operating our current businesses. Immediately after the distribution, we expect to have approximately _____ record and beneficial stockholders of our common stock, and approximately _______ shares of our common stock issued and outstanding. This figure does not reflect any options that may be exercised by Integrated BioPharma officers prior to the record date of the distribution for the purchase of Integrated BioPharma common stock.

Subsequent Share Issuances

Immediately following the distribution, we will complete a private offering of shares of our common stock to a limited number of investors for gross proceeds of approximately $5.0 million. We expect to issue an aggregate of 10% of our common stock outstanding as of the record date to these investors. We will also issue additional shares of our common stock to Integrated BioPharma in lieu of intercompany debt.  As a result of these subsequent transactions, we expect that the current stockholders of Integrated BioPharma will own 84.6% of the issued and outstanding shares of InB:Biotechnologies common stock, the investors in the private offering will own an aggregate of 10% of such shares, and Integrated BioPharma will own 5.4% of such shares.

The sale of shares of InB:Biotechnologies common stock in the private offering has not been registered under the Securities Act of 1933, as amended, and will be issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Our Relationship with Integrated BioPharma after the Distribution

Following the distribution and the subsequent private placement and conversion of intercompany debt, we will be an independent public company, and Integrated BioPharma will only have minority ownership interest in InB:Biotechnologies. Prior to the distribution, we will enter into one or more agreements with Integrated BioPharma for providing services by Integrated BioPharma for our benefit, which may include legal, finance, purchasing, and similar corporate services, and allocating liabilities relating to our business, including product liability, tax and other liabilities and obligations attributable to periods prior to, and in some cases, after the distribution. The agreement or agreements also include an agreement that we generally will indemnify Integrated BioPharma against liabilities arising out of our business.

U.S. Federal Income Tax Consequences of Distribution

In general, this discussion summarizes all the material U.S. federal income tax consequences of the distribution. This discussion does not, however, address the aspects of U.S. federal income taxation that may be relevant to Integrated BioPharma stockholders to which special provisions of U.S. federal income tax law may apply based on their particular circumstances or status. For example, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to:

•	Integrated BioPharma stockholders liable for alternative minimum tax;

•	Integrated BioPharma stockholders whose “functional currency” is not the U.S. dollar;

•	financial institutions;

•	tax-exempt organizations;

•	traders who acquired their shares of stock by exercising employee stock options or as some other form of compensation;

•	qualified retirement plans;

•	regulated investment companies; or

•	real estate investment trusts.

Integrated BioPharma has received a legal opinion from Greenberg Traurig, LLP as to the federal income tax treatment of the distribution. In essence, the legal opinion letter states that the distribution should qualify as a transaction described in Section 355(a) of the Internal Revenue Code. The discussions of the material federal income tax consequences of the distribution set forth below under “Tax Consequences to Integrated BioPharma Stockholders” and under “Tax Consequences to Integrated BioPharma and InB:Biotechnologies” are based on the U. S. Federal income tax law, as in effect on the date hereof, which law is subject to change potentially with retroactive effect.

The legal opinion is subject to the accuracy of factual representations and assumptions described in the opinion. If the factual representations or assumptions are incorrect in any material respect, the holdings of the opinion would be jeopardized. We and Integrated BioPharma are not aware of any facts or circumstances which would cause the representations and assumptions to be untrue. Additionally, events occurring after the distribution could potentially cause some of the representations and assumptions to be untrue and the distribution to be taxable. For instance, any cumulative 50% change of ownership in either

Integrated BioPharma or InB:Biotechnologies within the four-year period beginning two years before the date of the spin-off will be presumed to be part a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in either Integrated BioPharma or InB:Biotechnologies. If this presumption applies, it would need to be rebutted to avoid a large taxable gain. In addition, a merger, recapitalization or acquisition, or issuance or redemption of common stock of InB:Biotechnologies after the spin-off could, in some circumstances, be counted toward the 50% change of ownership threshold. In this regard, we have agreed to refrain from taking future actions (as specified in a tax responsibility allocation agreement to be entered into by us and Integrated BioPharma) and to provide further assurances that the distribution will qualify as tax-free. In addition, we have agreed to indemnify Integrated BioPharma for taxes incurred by Integrated BioPharma from the distribution if the distribution becomes taxable to Integrated BioPharma as a result of future events involving our stock or assets, as set forth in the tax responsibility allocation agreement. See “Relationships Between Our Company and Integrated BioPharma, Inc.—Agreements Between Us and Integrated BioPharma—Tax Responsibility Allocation Agreement.”

If the distribution were not to qualify as tax-free to Integrated BioPharma stockholders, each Integrated BioPharma stockholder who receives our common stock in the distribution would be treated as if such stockholder received a taxable dividend equal to the value of our common stock received in the distribution. If the distribution were not to qualify as tax-free to Integrated BioPharma, a corporate level capital gains tax would be payable by Integrated BioPharma based upon the difference between the fair market value of the stock distributed and Integrated BioPharma’s adjusted basis in the stock.

Tax Consequences to Integrated BioPharma Stockholders. Assuming the distribution qualified as tax-free under Section 355 of the Internal Revenue Code:

•	No income, gain or loss will be recognized by a Integrated BioPharma stockholder as a result of the distribution.

•

The aggregate basis of a stockholder’s Integrated BioPharma common stock and our common stock immediately after the distribution will be the same as the basis of the stockholder’s Integrated BioPharma common stock immediately before the distribution, allocated between our common stock and the Integrated BioPharma common stock in proportion to their relative fair market values.

•

The holding period of our common stock received by a Integrated BioPharma stockholder, will include the holding period of the Integrated BioPharma common stock with respect to which our common stock was distributed

U.S. Treasury regulations require each Integrated BioPharma stockholder that receives our stock in the distribution to attach to the stockholder’s U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth information as may be appropriate to show the applicability of Section 355 of the Internal Revenue Code. Integrated BioPharma will provide Integrated BioPharma stockholders who receive our stock in the distribution with the information necessary to comply with this requirement.

Tax Consequences to Integrated BioPharma and InB:Biotechnologies. Assuming the distribution qualified as tax-free under Section 355 of the Internal Revenue Code:

•	No material amount of gain or loss will be recognized by either Integrated BioPharma or InB:Biotechnologies as a result of the distribution.

THE SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION SET FORTH ABOVE DOES NOT ADDRESS THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY APPLY TO STOCKHOLDERS THAT ARE NOT U.S. HOLDERS AND DOES NOT ADDRESS ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF U.S. HOLDERS THAT ARE SUBJECT TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE. ALL INTEGRATED BIOPHARMA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

Listing and Trading of our Common Stock

There is currently no public market for our common stock. We expect our common stock to be quoted on the OTC Bulletin Board under the symbol “____.” We anticipate that trading of our common stock will commence on a when-issued basis shortly before the record date. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading with respect to our common stock will end and regular way trading will begin. Regular way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction. We cannot predict what the trading prices for our common stock will be before or after the distribution date. In addition, we cannot predict any change that may occur in the trading price of Integrated BioPharma’s common stock as a result of the distribution.

The shares of our common stock distributed to Integrated BioPharma’s stockholders will be freely transferable except for shares received by persons that may have a special relationship or affiliation with us. Persons that may be considered our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with us. This may include some or all of our officers and directors. Persons that are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

Distribution Conditions and Terminations

We expect that the distribution will be effective on the distribution date _______, 2008, provided that, among other things:

•

the SEC has declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, and no stop order relating to the registration statement is in effect;

•

Integrated BioPharma has received an opinion from Greenberg Traurig that based on certain facts represented to Greenberg Traurig, the distribution should qualify as a tax free transaction under Section 355 of the Internal Revenue Code;

•

we and Integrated BioPharma have received all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of foreign jurisdictions in connection with the distribution; and

•

no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the separation and distribution agreement, is in effect.

The fulfillment of the foregoing conditions will not create any obligation on Integrated BioPharma’s part to effect the distribution, and Integrated BioPharma’s board of directors has reserved the right to amend, modify or abandon the distribution and the related transactions at any time prior to the distribution date. Integrated BioPharma’s board of directors may also waive any of these conditions.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to Integrated BioPharma stockholders who will receive shares of InB:Biotechnologies common stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of our securities. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither Integrated BioPharma nor we undertake any obligation to update the information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY

Payment of future cash dividends, if any, will be at the discretion of our board of directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and contractual restrictions with respect to the payment of dividends.

CAPITALIZATION

The following table sets forth our capitalization on an actual basis as of December 31, 2007, and as adjusted to give effect to the following transactions as though they had been completed on December 31, 2007:

(1)	Recapitalization of company’s stock authorizing 50,000,000 shares of common stock, par value $0.001 and 1,000,000 shares of preferred stock, no shares issued and outstanding;

(2)	Contribution of intercompany debt of approximately $4.4 million to Additional Paid in Capital; and

(3)	Issuance of 14,319,459 shares of common stock as a result of Integrated BioPharma’s spin-off of its 100% investment in InB:Biotechnologies to its shareholders;

(4)

Conversion of approximately $2.7 million of InB:Biotechnologies’ payable to Integrated BioPharma to capital, resulting in the issuance of 914,008 shares of common stock, representing approximately 6% of the company’s 15,233,467 shares of common stock outstanding subsequent to the issuance of said shares, pursuant to its Separation Agreement; and

(5)

An additional capital investment of $5.0 million, net of related costs of approximately $250,000, resulting in the issuance of 1,692,607 shares of common stock, representing 10% of the company’s 16,926,074 shares of common stock outstanding subsequent to the issuance of said shares.

This table should be read in conjunction with “Summary Financial Information” “Unaudited Pro Forma Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and

Results of Operations” and our financial statements and the notes to our financial statements included elsewhere in this information statement.

INB:BIOTECHNOLOGIES, INC.

(A WHOLLY OWNED SUBSIDIARY OF INTEGRATED BIOPHARMA, INC.)

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma financial statements presented below consist of the unaudited pro forma statement of operations for the fiscal year ended June 30, 2007 and the six months ended December 31, 2007 and the unaudited pro forma balance sheet as of December 31, 2007. The unaudited pro forma financial statements have been prepared to reflect certain adjustments to our historical financial information, which are described in the Notes to Unaudited Pro Forma Financial Statements, to give effect to the spin-off and other capital transactions, as if they had been completed on December 31, 2007 for balance sheet purposes and July 1, 2006 for the statements of operations. The unaudited pro forma financial statements are derived from our unaudited financial statements for the six months ended December 31, 2007 and the audited financial statements for the fiscal year ended June 30, 2007, which are included elsewhere in the information statement but do not purport to represent our financial position and results of operations had the distribution occurred on July 1, 2006 or to project our financial performance for any future period. The unaudited pro forma financial statements should be read in conjunction with “Management’s Discussion and Analysis,” our historical audited financial statements, and the related notes included elsewhere in this Information Statement.

	Historical	Pro Forma Adjustments	Pro Forma
Assets			
Current Assets:			
Cash and Cash Equivalents	$ 104,656	$ 5,000,000 (4)	
		(250,000) (4)	$4,854,656
Accounts Receivable-net	118,629	-	118,629
Other Current Assets	22,064	-	22,064
Total Current Assets	245,349	4,750,000	4,995,349
Fixed Assets	14,594	-	14,594
Intangible assets, net	3,345,387	-	3,345,387
Total Assets	$3,605,330	$ 4,750,000	$8,355,330
Liabilities and Stockholders' (Deficiency) Equity			
Current Liabilities:			
Accounts Payable	$ 306,531	$ -	$ 306,531
Due to Fraunhofer	1,150,000	-	1,150,000
Other Accrued Liabilities	97,094	-	97,094
Total Current Liabilities	1,553,625	-	1,553,625
Due to Parent	7,117,769	(4,417,769) (2)	
		(2,700,000) (4)	-
Total Liabilities	8,671,394	(7,117,769)	1,553,625
Stockholders' (Deficiency) Equity:			
Preferred Stock, Actual-no par value, 2,000,000 shares authorized, no shares issued and outstanding, Pro Forma-no par value, 5,000,000 shares authorized, no shares issued and outstanding	-	-	-
Common Stock, Actual-no par value	575,000	(575,000) (1)	
8,000,000 shares authorized, 100 shares		14,319 (3)	
issued and outstanding; Pro Forma-$.001		914 (4)	
par value, 50,000,000 shares authorized,		1,693 (5)	
16,926,074 issued and outstanding			16,926
Additional Paid In Capital	-	575,000 (1)	
		4,417,769 (2)	
		(14,319) (3)	
		2,699,086 (4)	
		4,998,307 (5)	
	-	(250,000) (5)	12,425,843
Deficit	(5,641,064)	-	(5,641,064)
Total Stockholders' (Deficiency) Equity	(5,066,064)	11,867,769	6,801,705
Total Liabilities and Stockholders' (Deficiency) Equity	$3,605,330	$ 4,750,000	$8,355,330

See Notes to the Unaudited Pro Forma Financial Statements following.

INB:BIOTECHNOLOGIES, INC.

(A WHOLLY OWNED SUBSIDIARY OF INTEGRATED BIOPHARMA, INC.)
NOTES TO
UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The accompanying Unaudited Pro Forma Financial Statements have been prepared to reflect the following adjustments to our historical financial statements to give effect to the spin-off as if it had occurred on December 31, 2007 for balance sheet purposes and July 1, 2006 for the statements of operations purposes. These Unaudited Pro Forma Financial Statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the pro forma results of our operations and financial position. This information should be read in conjunction with our historical financial statements and related notes which are included elsewhere in this information statement.

(1)	Recapitalization of company’s stock authorizing 50,000,000 shares of common stock, par value $0.001 and 1,000,000 shares of preferred stock, no shares issued and outstanding;

(2)	Contribution of intercompany debt of approximately $4.4 million to Additional Paid in Capital;

(3)	Issuance of 14,319,459 shares of common stock as a result of Integrated BioPharma’s spin-off of its 100% investment in InB:Biotechnologies to its shareholders;

(4)

Conversion of approximately $2.7 million of InB:Biotechnologies’ payable to Integrated BioPharma to capital, resulting in the issuance of 914,008 shares of common stock, representing approximately 6% of the company’s 15,233,467 shares of common stock outstanding subsequent to the issuance of said shares, pursuant to its Separation Agreement;

(5)

An additional capital investment of $5.0 million, net of related costs of approximately $250,000, resulting in the issuance of 1,692,607 shares of common stock, representing 10% of the company’s 16,926,074 shares of common stock outstanding subsequent to the issuance of said shares; and

(6)

The company expects that it will incur approximately $100,000 of additional operating expenses, on a per annum basis ($50,000 for six months), subsequent to the spin-off relating to expenses it expects to incur as a public company in excess of the amount the company is currently being charged by Integrated BioPharma as corporate overhead allocations which will not be charged subsequent to the spin-off. Corporate overhead charges were approximately $430,000 and $215,000 in the fiscal year ended June 30, 2007 and the six months ended December 31, 2007, respectively and will be replaced with the following estimated expenses:

INTEGRATED BIOPHARMA, INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements presented below consist of the unaudited pro forma consolidated statement of operations for the fiscal year ended June 30, 2007 and six months ended December 31, 2007 and the unaudited pro forma consolidated balance sheet as of December 31, 2007. The unaudited pro forma consolidated financial statements have been prepared to reflect certain adjustments to our historical financial information, which are described in the Notes to Unaudited Pro Forma Consolidated Financial Statements, to give effect to the spin-off, as if it had been completed on December 31, 2007 for balance sheet purposes and July 1, 2006 for the consolidated statements of operations. The unaudited pro forma financial statements are derived from our unaudited consolidated financial statements for the six months ended December 31, 2007 and the audited consolidated financial statements for the fiscal year ended June 30, 2007, which are incorporated by reference from Integrated BioPharma, Inc.’s Form 10-Q and 10-K, respectively as filed with the Securities and Exchange Commission and do not purport to represent our consolidated financial position and consolidated results of operations had the distribution occurred on July 1, 2006 or to project our consolidated financial performance for any future period. The unaudited pro forma consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis,” our historical audited consolidated financial statements, and the related notes as filed with the Securities and Exchange Commission and are incorporated by reference in this Information Statement.

	Historical	Pro Forma Adjustments	Pro Forma
Assets			
Current Assets:			
Cash and Cash Equivalents	$ 3,880	$ (105) [5]	$ 3,775
Accounts Receivable-net	3,515	(119) [5]	
		45 [6]	3,441
Inventories, net	13,056	-	13,056
Other Current Assets	7,499	(22) [5]	
		50 [3]	7,527
Total Current Assets	27,950	(150)	27,800
Fixed Assets, net	4,132	(15) [5]	4,117
Intangible assets, net	6,106	(3,345) [5]	2,761
Investment in InB:Biotechnologies	-	175 [7]	
		4,378 [8]	
		(4,553) [9]	
		2,700 [10]	2,700
Other assets	3,899	-	3,899
Total Assets	$ 42,087	$ (810)	$ 41,277
Liabilities and Stockholders' Equity			
Current Liabilities:			
Revolving credit facility	$ 7,500	$ -	$ 7,500
Current portion of term note payable	9,000	-	9,000
Due to Fraunhofer	1,150	(1,150) [5]	-
Accounts Payable	5,766	(307) [5]	
		45 [6]	5,504
Other Accrued Liabilities	2,503	(97) [5]	2,406
Total Current Liabilities	25,919	(1,509)	24,410
Stockholders' Equity:			
Common Stock, $0.002 oar value; 25,000,000 shares authorized; 14,354,359 and 14,319,549 shares issued and outstanding, respectivley	29		29
Additional Paid In Capital	36,484	(4,378) [9]	32,106
Treasury Stock, at cost, 34,900 shares	(99)		(99)
Deficit	(20,246)	5,066 [5]	
		175 [7]	
		50 [3]	
		(215) [2]	(15,170)
Total Stockholders' Equity	16,168	698	16,866
Total Liabilities and Stockholders' Equity	$ 42,087	$ (810)	$ 41,277

See Notes to the Unaudited Pro Forma Consolidated Financial Statements following.

INTEGRATED BIOPHARMA, INC.
NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS

The accompanying Unaudited Consolidated Pro Forma Financial Statements have been prepared to reflect the following adjustments to our historical consolidated financial statements to give effect to the spin-off as if it had occurred on December 31, 2007 for balance sheet purposes and July 1, 2006 for the consolidated statements of operations purpose. These Unaudited Pro Forma Consolidated Financial Statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the pro forma results of our consolidated operations and financial position. This information should be read in conjunction with our historical consolidated financial statements and related notes which are incorporated by reference herein.

(1)	Elimination of income and expense items for INB:Biotechnolgies for the periods presented;

(2)

Add back Corporate Support Charges charged in INB:Biotechnolgies included in other operating expenses in the amount of $215,000 in the six months ended December 31, 2007 and $430,000 in the fiscal year ended June 30, 2007;

(3)	Represents estimated transitional services revenue to be earned from INB:Biotechnologies in the periods presented;

(4)	Impact on Basic and Diluted Earnings per Share of adjustments (1) through (4) above in the periods presented;

(5)	Elimination of INB:Biotechnologies Assets, Liabilities and Capital Accounts;

(6)	Add back intercompany receivable/payable from/to INB:Biotechnologies eliminated in Historical accounts receivable and accounts payable;

(7)	Add back initial investment in INB:Biotechnologies eliminated in Historical Consolidated Financials of Integrated BioPharma;

(8)	Increase in Investment in INB:Biotechnologies from additional capital contribution of intercompany account of approximately $4.4 million;

(9)	Dividend of 100% of Investment in INB:Biotechnologies to the shareholders of Integrated BioPharma; and

(10)	Purchase of 6% of INB:Biotechnologies common stock through the contribution of the remaining balance of Integrated BioPharma’s intercompany receivable account of approximately $2.7 million.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the audited financial statements and corresponding notes, and the unaudited pro forma financial statements and corresponding notes, found elsewhere in this information statement. This section of the information statement contains forward-looking statements. Please see the section titled “Cautionary Note Regarding Forward-looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

InB:Biotechnologies, Inc. is a biopharmaceutical company focused on the development and commercialization of novel vaccines and therapeutics for the prevention and treatment of serious infectious diseases. To advance our objectives, in 2003 we acquired from the FhCMB, a not-for-profit translational research institution located in Newark, Delaware, exclusive commercial rights to certain intellectual property developed by FhCMB related to the expression of proteins in plants, and FhCMB’s commitment for support necessary to further protect the property by filing and prosecuting patent applications. Thereafter, as we have proceeded in our contractual relationship with FhCMB, we have been establishing symbiotic arrangements among the Company, FhCMB and certain government agencies and non-governmental organizations (NGOs) for the application of the intellectual property to product candidates using funds provided to FhCMB by the Company and funds provided directly to FhCMB by such government agencies and NGOs. Through the Company/FhCMB business structure, the Company retains ownership of the intellectual property and exclusive commercial rights in the fields of human health and veterinary influenza applications of the intellectual property; but licenses or otherwise grants use rights (i) to governmental and NGO entities for not-for-profit applications of the intellectual property for the development or application of which they granted funding, and (ii) to FhCMB for research purposes and applications in other fields. This business structure is enabling us to obtain commercial rights to and ownership of such technology at a fixed price and to develop our product candidates without bearing the full risk and expense of establishing and maintaining our own research and development team and facility.

Using this business structure, we have achieved our initial goal of developing product candidates using a platform technology for accelerated discovery and production of improved vaccines and therapeutics. We call this technology “iBioLaunch™ technology” or the “iBioLaunch™ platform,” and we refer to the category of this technology as “plant-based technology” or as a “plant-based platform.”

We have applied our technology to create a pipeline of proprietary product candidates, including vaccine and therapeutic candidates for seasonal and pandemic influenza, human papilloma virus (HPV), and other pathogens of public health significance. All of our product candidates are in the preclinical development stage.

     Historically, we have also used plants as sources of high quality nutritional supplements. The Company has a patented process for hydroponic growth of edible plants that causes them to accumulate high levels of important nutritional minerals such as chromium, selenium, iron and zinc. Following the spin-off, we will continue to engage the services of various wholly-owned subsidiaries of Integrated BioPharma for production, marketing and sales of these phytomineral products.

In the six months ended December 31, 2007, our operating expenses increased to $978,000 or approximately 20% from $815,000 for the six months ended December 31, 2006. The significant increase was primarily due to increases in salary and benefits of approximately $85,600 as a result of the Company hiring its own staff, the number of employees increased from one in the six months ended December 31,

2006 to four in the six months ended December 31, 2007. Another contributing factor to the Company’s increased expenses was a result of the loss on an investment of $253,500. In December 2006, the Company made an investment in a private biotech company that was in its initial stages of filing to become a public company. In the three month period ended December 31, 2007, the Company, based in part on information from public filings of the biotech company, charged off its entire investment in this biotech company. These increases were offset, in part, by a decrease in research and development cost of $223,000 resulting from the lack of any billings for milestone achievements under our research and development agreements with FhCMB in the six months ended December 31, 2007. We did, however, incur research and development expenses in January 2008 as a milestone was achieved and billed in accordance with our Research and Development Agreement.

For the fiscal year ended June 30, 2007, our operating expenses increased to $2.1 million or approximately 45% from $1.5 million for the fiscal year ended June 30, 2006. The significant increases were in both our research and development costs, and amortization expense, approximately $244,000 and $160,000, respectively as we continued to develop applications that use our intellectual property, expand our patent portfolio and achieve significant milestones under our Research Agreements with FhCMB.

Effect of Spin-off from Integrated BioPharma

After the distribution, the contribution of additional capital from Integrated BioPharma and the $5.0 million private placement, Integrated BioPharma will own approximately 5.4% of our common stock, and will cease to control InB:Biotechnologies. However, due to several relationships between the two companies that existed prior to the distribution, we have or will enter into one or more agreements regarding the effects of the distribution and ongoing business relationships under our supply agreement with Mannatech, Inc. (“Mannatech”), whereby, we engage the services of other wholly-owned subsidiaries of Integrated BioPharma. It is expected that our cost of goods sold under this agreement will increase from an average of 50% to 90%. As of January 1, 2008, an employee of ours was transferred to the payroll of one of the wholly owned subsidiaries of Integrated BioPharma, and this cost will be transferred from operating expenses to cost of goods sold as a result of this change in business arrangement.

Critical Accounting Policies and Estimates

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The most significant estimates include:

•	sales returns and allowances;

•	allowance for doubtful accounts;

•	valuation and recoverability of intangible assets, including the values assigned to acquired intangible assets;

•	income taxes and valuation allowances on deferred income taxes; and

•	accruals for, and the probability of, the outcome of litigation, if any.

On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Allowances for Doubtful Accounts and Sales Returns

The Company makes judgments as to its ability to collect outstanding receivables and provides allowances for the portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding amounts. We continuously monitor payments from our customers and maintain allowances for doubtful accounts for estimated losses in the period they become known.

We performed a sensitivity analysis to determine the impact of fluctuations in our estimates for our allowance for doubtful accounts. As of December 31, 2007, we did not provide for an allowance for doubtful accounts as we believe that our customers will pay for their outstanding receivables as of December 31, 2007. If we were in error by one percent of the account receivable balance, the impact would be $1,200 of expense. In recording any additional allowances, a respective charge against income is reflected in the general and administrative expenses and would reduce the operating results in the period in which the increase is recorded.

The Company’s return policy is to only accept returns for defective products. If defective products are returned, it is the Company’s agreement with its customers that the Company cure the defect and reship the product. Our policy is that when the product is shipped we make an estimate of any potential returns or allowances. As of December 31, 2007, we had estimated that a reserve of approximately $15,000 was needed as an allowance for potential returns or allowances of our sales for the six months ended December 31, 2007. If we were in error by plus or minus one percent of the sales for this period, the impact would be approximately $5,000 of additional income or expense. In recording any additional allowances, a respective charge against income is reflected in sales, net and would reduce the operating results in the period in which the increase is recorded.

Other Intangible Assets

The Financial Accounting Standards Board (“FASB”) has issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 requires that goodwill and intangible assets with indefinite lives no longer be amortized against earnings, but instead tested for impairment at least annually based on a fair-value approach as described in SFAS 142.

Intangible assets with finite lives are amortized over their estimated useful lives. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to future cash flows. The carrying value of intangible assets with finite lives is evaluated whenever events or circumstances indicate that the carrying value may not be recoverable. The carrying value is not recoverable when the projected undiscounted future cash flows are less than the carrying value. Tests for impairment or recoverability require significant management judgment, and future events affecting cash flows and market conditions could result in impairment losses.

If our estimated useful lives on our intangible assets are off by 10%, either the estimated useful lives should be longer or shorter than their current estimated lives, our amortization expense would be approximately $125,600 more on a per annum basis if the estimate useful lives should be shorter by 10% than our current estimates and approximately $101,800, per annum, less if the estimated useful lives should be longer by 10% of our current estimates.

Deferred Taxes

The Company accounts for income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes” (SFAS 109”). SFAS 109 is an asset-and-liability approach that requires the recognition of deferred tax assets and liabilities for the expected tax consequences and events that have been recognized in the Company’s financial statements or tax returns. In the fiscal year ended June 30, 2007, the Company had net income tax expense of approximately $1,000 compared to a net income tax benefit of approximately $485,000 in the fiscal year ended June 30, 2006. Our ability to recognize an income tax benefit is dependent on the consolidated federal taxable income (loss) of Integrated BioPharma’s controlled group for federal income tax purposes. In the fiscal year ended June 30, 2007, the controlled group of Integrated BioPharma had a taxable loss and, therefore, did not utilize any of the losses generated by us and as stand alone taxable entity, we would have to reserve 100% of our resulting deferred tax asset generated from the net operating loss as it is more likely than not that, in the near term, we will generate sufficient taxable income to offset with our Fiscal 2007 taxable loss. In the fiscal year ended June 30, 2006, Integrated BioPharma’s controlled group for federal income tax purposes had taxable income and used $1.4 million of our net operating losses which resulted in a federal tax benefit of approximately $486,000. Our deferred tax asset relating to our federal and state net operating losses are fully reserved in a valuation allowance account since it is more likely than not that we will not have sufficient taxable income in the near future to offset any income taxes resulting from taxable income. Since we expect that we will continue to have future losses, we do not expect to have to pay any federal income taxes and pay only any minimum taxes in the states we operate in.

General Litigation

From time to time, the Company could be a defendant or plaintiff in various legal actions which arise in the normal course of business. As such, we would be required to assess the likelihood of any adverse outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of the provision required for these commitments and contingencies, if any, which would be charged to earnings, would be made after careful analysis of each matter. Any resulting provision may change in subsequent periods due to new developments or changes in circumstances. Changes in the provision could increase or decrease the Company’s earnings in the period the changes are made.

General

The Company recognizes revenue in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin 104. The Company recognizes product sales revenue, the prices of which are fixed and determinable, when title and risk of loss have transferred to the customer, when estimated provisions for product returns, charge-backs and other sales allowances are reasonably determinable, and when collectibility is reasonably assured. Accruals for these items are presented in the financial statements as reductions to sales. The Company’s net sales represent gross sales invoiced to customers, less certain related charges for discounts, returns and other allowances. Cost of sales includes the cost of raw materials and overhead associated with the packaging of the products.

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. FIN 48 requires that we recognize in our financial statements, the impact of a tax position that is more likely than not to be sustained upon examination based on the technical merits of the position. This interpretation was effective as of July 1, 2007. The adoption of FIN 48, did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows for the six months ended December 31, 2007.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 17, 2007 and interim periods within those fiscal years. We do not expect SFAS 157 to have a material impact on the Company’s financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits an entity to choose, at specified election dates, to measure eligible financial instruments and certain other items at fair value that are not currently required to be measured at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.  Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. At the effective date, an entity may elect the fair value option for eligible items that exist at that date. The entity shall report the effect of the first remeasurement to fair value as a cumulative-effect adjustment to the opening balance of retained earnings. We do not expect SFAS No. 159 to have a material impact on the Company’s financial position, results of operations and cash flows.

In June 2007, the FASB’s Emerging Issues Task Force reached a consensus on EITF Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities” that would require nonrefundable advance payments made by the Company for future R&D activities to be capitalized and recognized as an expense as the goods or services are received by the Company. EITF Issue No. 07-3 is effective for the Company with respect to new arrangements entered into beginning July 1, 2008. Currently we do not expect EITF Issue No. 07-3 to have a material impact on the Company’s financial position, results of operations and cash flows.

Results of Operations

Six months ended December 31, 2007 Compared to the Six months ended December 31, 2006

Net Sales. Net Sales for the six months ended December 31, 2007 and 2006 were $480,000 and $355,000, respectively, an increase of $125,000 or 35%. Sales under our supply agreement with Mannatech represent substantially all our net sales in both periods.

For the six months ended December 31, 2007, approximately 97% of net sales were derived from two customers. These two customers, JB Laboratories, Inc and Natural Alternatives International, became our customers under our supply agreement with Mannatech at the direction of Mannatech for the purpose of supplying certain raw materials in the manufacturing process of Mannatech’s nutraceutical product lines. For the six months ended December 31, 2006, substantially all of our net sales (99.3%) were derived from Mannatech directly. The loss of any of these customers would have an adverse affect on the Company’s operations.

Cost of sales. Cost of sales increased to $231,900 for the six months ended December 31, 2007, as compared to $178,100 for the six months ended December 31, 2006. Cost of sales, as a percentage of sales, were 48% and 50%, respectively for the six months ended December 31, 2007 and 2006. The decrease in the cost of sales as a percentage of sales is the result of approximately 3% of our net sales resulting from consulting fees billed under our subcontract with FhCMB.

Research and Development Costs. Our research and development costs decreased by approximately $223,200 from the six months ended December 31, 2006 compared to the six months ended December 31, 2007 primarily as a result of FhCMB not reaching any milestones under our research agreements with them in the six month period ended December 31, 2007 compared to the six months ended December 31, 2006 where we incurred approximately $223,200 in research and development costs under these agreements. We did incur research and development costs subsequent to December 31, 2007 of approximately $250,000 as the targeted milestones were achieved in our third fiscal quarter this year compared to the second fiscal quarter in the prior fiscal year.

Selling and Administrative Expenses. Selling and administrative expenses were $978,100 for the six months ended December 31, 2007, an increase of $386,500 or 65% as compared with $591,600 for the six months ended December 31, 2006. A tabular presentation of the changes in selling and administrative expenses is as follows:

          Corporate support charges from Integrated BioPharma decreased to approximately $215,000 in the six months ended December 31, 2007 from approximately $244,200 from the six months ended December 31, 2006, a decrease of approximately $29,100 or 12% as a result of Integrated BioPharma transferring direct payroll costs of approximately $24,000 directly to us in the six months ended December 31, 2007. Corporate support charges will cease as of the effective date of the spin-off.

Corporate support charges consisted of the following:

The salary allocation is an allocation of the Integrated BioPharma’s salaries and related employee costs for persons in the executive management team that devote a portion of their time to InB:Biotechnologies business and an allocation of the accounting and support staff of Integrated BioPharma whom also devote a portion of their time to our record keeping and administrative matters. The overhead allocation is an allocation of Integrated BioPharma’s allocable overhead accounts including office expenses, telephone, professional fees, consulting fees, finance charges and travel and entertainment expenses.

          In December 2006, the Company made in an investment in a private biotech company that was in its initial stages of filing to become a public company. In the three month period ended December 31, 2007, the Company, based in part on information from public filings of the biotech company, charged off its entire investment, $253,500, in this biotech company.

         Salaries and employee benefits increased to $148,700 in the six months ended December 31, 2007 from $63,100 in the six months ended December 31, 2006, an increase of approximately $85,700. The increase is primarily attributable to the hiring of our President in October 2007, increasing our salary expense by approximately $70,000 in the six months ended December 31, 2007 compared to no such expense in the comparable period a year ago.

          Amortization expense increased to approximately $125,700 in the six months ended December 31, 2007 from approximately $112,700 in the six months ended December 31, 2006, or approximately $13,000. The primary increase is attributable to additional intangible assets of approximately $1.7 million period over period, $1.4 million relating to certain amendments made to the FhCMB technology agreement and other research and development agreements and additional capitalized patent costs of $0.3 million. We amended our agreements with FhCMB to extend our licensing rights from 15 years to 20 years include which resulted in decreased amortization expense of approximately $9,500 on our intellectual property relating our iBioLaunch technology and increased amortization expense on our patent portfolio of approximately $22,400.

         In the six months ended December 31, 2007, an employee’s salary of approximately $38,000 was charged directly to lab expense as he exclusively works in the lab overseeing the production of the raw material under the Mannatech supply agreement. This employee was transferred from another wholly-owned subsidiary of Integrated BioPharma in January 2007 and was no longer charged through the corporate support allocation. In the six month period ended December 31, 2006, his salary was included in the corporate salary allocation from Integrated BioPharma.

     Travel and entertainment expenses increased by 91.3% from $17,600 in the six months ended December 31, 2006 to $33,600 in the six months ended December 31, 2007, an increase of $16,100. This increase was the result of increased travel incurred in connection with our recruiting efforts for our newly hired president who began in October 2007, and additional travel incurred in the 2007 period in connection with our private placement efforts to raise additional capital. Additionally, our president who resides in California, and our Chief Scientific Officer, who resides in London, made several trips to our offices in Delaware and attended various meetings in New York and Florida in the six months ended December 31, 2007 compared to the same period in 2006.

     Pursuant to SFAS No. 123(R), adopted as of July 1, 2005, we recognized approximately $28,000 in compensation expense for employee stock options in six months ended December 31, 2007 and $19,000 in the six months ended December 31, 2006. This expense is a direct allocation from our Parent for our employees and directors who received compensation in the form of stock options providing for the purchase of our Parent’s stock upon vesting of their awards.

Year ended June 30, 2007 Compared to the Year ended June 30, 2006

Net Sales. Net Sales for the fiscal years ended June 30, 2007 and 2006 were $896,000 and $18,700, respectively, an increase of $877,300. During the later part of our fiscal year ended June 30, 2006, we entered into an supply license agreement with a distributor whereby we agreed to supply mineral ingredients in a single formula which uses our patented intellectual property. Sales under this agreement were 99% of our net sales for the fiscal year ended June 30, 2007.

For the fiscal year ended June 30, 2007 approximately 99% of revenues were derived from three customers. Two of the these three customers, JB Laboratories, Inc and Natural Alternatives International, became our customers under our supply agreement with Mannatech at the direction of Mannatech for the purpose of supplying certain raw materials in the manufacturing process of Mannatech’s nutraceutical product lines, the third customer was Mannatech directly. The loss of any of these customers would have an adverse affect on the Company’s operations.

     For the fiscal year ended June 30, 2006 approximately 32% of net sales or approximately $6,100 were derived from Mannatech. Another customer, Edenspace Systems Corporation represented 62.4% or approximately $11,700 of our net sales in the fiscal year ended June 30, 2006, this customer represented approximately 1% of our fiscal year ended June 30, 2007 net sales.

Cost of sales. Cost of sales increased to $445,700 for the fiscal year ended June 30, 2007, as compared to $1,900 for the fiscal year ended June 30, 2006. Cost of sales increased as a percentage of sales to 50% for the fiscal year ended June 30, 2007 as compared to 10% for the fiscal year ended June 30, 2006. The increase is the result of the increased sales under the supply agreement with Mannatech.

Research and Development Costs. Our research and development costs increased by approximately $243,700 from the fiscal year ended June 30, 2006 compared to the fiscal year ended June 30, 2007 primarily as a result of reaching several milestones in our flu vaccine studies, which triggered additional research and development payments of approximately $250,000 in the fiscal year ended June 30, 2007.

Selling and Administrative Expenses. Selling and administrative expenses were $1.4 million for the fiscal year ended June 30, 2007, an increase of $418,000 or 41% as compared with $1.0 million for the fiscal year ended June 30, 2006. A tabular presentation of the changes in selling and administrative expenses is as follows:

          Corporate support charges from Integrated BioPharma increased to approximately $430,000 in the fiscal year ended June 30, 2007 from approximately $305,000 from the fiscal year ended June 30, 2006, an increase of approximately $125,000 or 41% as a result of Integrated BioPharma’s administrative and direct payroll costs increasing 41% from the fiscal year ended June 30, 2006. The allocated salaries and employee benefits increased by approximately $50,000 and other allocable administrative costs, such as professional and consulting fees, credit line fees, and general office expenses represented approximately $75,000 of the increase. Corporate support charges will cease as of the effective date of the spin-off. Corporate support charges consisted of the following:

     The salary allocation is an allocation of the Integrated BioPharma’s salaries and related employee costs for persons in the executive management team that devote a portion of their time to InB:Biotechnologies business and an allocation of the accounting and support staff of Integrated BioPharma whom also devote a portion of their time to our record keeping and administrative matters. The overhead allocation is an allocation of Integrated BioPharma’s allocable overhead accounts including office expenses, telephone, professional fees, consulting fees, finance charges and travel and entertainment expenses.

     Consulting and other professional fees increased by about $96,000 or 36.1% in the fiscal year ended June 30, 2007 to approximately $363,000 compared to approximately $266,500 in the fiscal year ended June 30, 2006. Consulting and other professional fees consist of legal, outside accounting services, directors fees, scientific advisory board (“SAB”) expenses (both travel and consulting fees) and consulting fees paid to outside consultants and our own Chief Scientific Officer. The increase from the fiscal year ended June 30, 2006 to June 30, 2007 was the result of increased legal and accounting of $52,200, consulting fees of $20,000, director’s fees of $10,400 (as the director joined our Board in December 2005) and increased SAB costs of $14,000. Our SAB costs nearly doubled from $17,000 to

$31,000 as a result of holding two meetings in the fiscal year ended June 30, 2007 compared to one meeting in the fiscal year ended June 30, 2006.

                Amortization expense increased to approximately $322,000 in the fiscal year ended June 30, 2007 from approximately $162,000 in the fiscal year ended June 30, 2006, or approximately $160,000. T he primary increase is attributable to additional intangible assets of approximately $1.845 million period over period, $1.65 million relating to certain amendments made to the FhCMB technology agreement and other research and development agreements in the fiscal quarter ended June 30, 2007 and additional capitalized patent costs of $195,100 as we continued to expand our Patent and Trademark Portfolio.

     We amended our agreements with FhCMB to extend our licensing rights from 10 years to 15 years concurrent with the additional commitment to provide funding to commercialize the developed process, production techniques and methodologies of the proprietary technology and intellectual property for external applications. This amendment also requires FhCMB to continue to conduct research to enhance, improve and expand the existing intellectual property, and for this research the Company has committed to make non-refundable payments of $2.0 million per year for five years, aggregating to $10.0 million, beginning November 2009. In addition, the Company will make royalty payments to FhCMB based on receipts derived by the Company from sales of products utilizing the proprietary technology for a period of 15 years. In turn, FhCMB shall pay the Company royalty payments for all receipts, if any, realized by FhCMB sales, licensing or commercialization of the intellectual property acquired by them for the same fifteen-year period. Furthermore, FhCMB has agreed to expend at a minimum, an additional $2.0 million per year in the same timeframe as the Company for research and development on the intellectual property. Our payments under this amended agreement will be charged to our operations as research and development costs.

     As of June 30, 2007, the Company has made payments of approximately $2.5 million and $1.9 million as of June 30, 2006 towards the purchase commitment of $3.6 million, of which $1.15 million is accrued, $750,000 is to be paid in fiscal year 2008, with the remaining $400,000 to be paid in the fiscal year 2009. Under our Technology Transfer Agreement we have the right to cease paying the purchase price of the technology platform and pay a higher royalty payment to FhCMB. Based on the progress under our research and development agreements, our management has determined that is more likely than not that we will make the last payment under the Technology Transfer Agreement and take title of the iBiolaunch technology platform in November 2008. It was this determination that triggered the additional capitalization of the committed purchase price of the technology platform and as of June 30, 2007 increased our carry value by the unpaid balance of $1.15 million, prior to that our annual payments of between $500,000 and $600,000 was the increase in our intellectual property account.

     Based on the increased carry value of intellectual property, our amortization expense on our intellectual property relating to our iBioLaunch technology and our patent portfolio increased by $142,500 and $18,000, respectively, in our fiscal year ended June 30, 2007 from our fiscal year ended June 30, 2006.

       Lab expenses of approximately $37,000 were incurred in the fiscal year ended June 30, 2007 compared to approximately $17,000 in the 2006 fiscal year ended June 30, 2006, an increase of approximately $20,000 or 115.3%. In the fiscal year ended June 30, 2007, an employee’s salary of approximately $37,000 was charged directly to lab expense as he exclusively works in the lab overseeing the production of the raw material under the Mannatech supply agreement. This employee was transferred from another wholly-owned subsidiary of Integrated BioPharma in January 2007 and was no longer charged through the corporate support allocation. In the fiscal year ended June 30, 2006, his salary was included in the corporate salary allocation from Integrated BioPharma. Lab expense in the fiscal year ended June 30, 2006 of approximately $17,000 related to research and development contracts that were completed or expired in the fiscal year ended June 30, 2006 and these expenses were not required in the fiscal year ended June 30, 2007.

     Travel and entertainment expenses decreased by approximately $40,700 or 60% in the fiscal year ended June 30, 2007 to $27,500 compared to $68,200 in the prior fiscal year. This decrease of nearly $41,000 was due to decreased travel expenses of $23,200 and decreased entertainment costs of $16,500. In the fiscal year ended June 30, 2006, we held two scientific advisory board meetings paying for the travel and entertainment costs for the members of the board, while in the fiscal year ended June 30, 2007, we held only one meeting.

          Pursuant to SFAS No. 123(R), adopted as of July 1, 2005, we recognized $34,000 in compensation expense for employee stock options in each of the fiscal year ended June 30, 2007, with no comparable expense in the fiscal year ended June 30, 2006. This expense is a direct allocation from our Parent for our employees who received compensation in the form of stock options providing for the purchase of our Parent’s stock upon vesting of their awards.

Income tax (benefit). In the fiscal year ended June 30, 2007, the Company had net income tax expense of approximately $1,000 compared to a net income tax benefit of approximately $485,000 in the fiscal year ended June 30, 2006. Our ability to recognize an income tax benefit is dependent on the consolidated federal taxable income (loss) of Integrated BioPharma’s controlled group for federal income tax purposes. In the fiscal year ended June 30, 2007, the controlled group of Integrated BioPharma had a taxable loss and therefore did not utilize any of the losses generated by us and as stand alone taxable entity, we would have to reserve 100% of our resulting deferred tax asset generated from the net operating loss as it is more likely than not that, in the near term, that we will not generate sufficient taxable income to offset our Fiscal 2007 taxable loss. In the fiscal year ended June 30, 2006, Integrated BioPharma’s controlled group for federal income tax purposes had taxable income and used $1.4 million of our net operating losses which resulted in a federal tax benefit of approximately $486,000. Our deferred tax asset relating to our federal and state net operating losses are fully reserved in a valuation allowance account since it is more likely than not that we will not have sufficient taxable income, in the near future, to offset any future taxable income.

Year ended June 30, 2006 Compared to the Year ended June 30, 2005

Net Sales and cost of sales were not material contributors to our net loss before income tax benefit of $1.4 million for the fiscal year ended June 30, 2006 compared to our net loss before income tax expense of $1.2 million in the fiscal year ended June 30, 2005. We had gross profit of $16,700 and $21,100 in the fiscal years ended June 30, 2006 and 2005, respectively.

Research and Development Costs. Our research and development costs increased by approximately $248,000 from the fiscal year ended June 30, 2005 compared to the fiscal year ended June 30, 2006 primarily as a result of reaching several milestones in our flu vaccine studies and other research agreements, which triggered additional research and development payments of approximately $250,000 in the fiscal year ended June 30, 2006.

Selling and Administrative Expenses. Selling and administrative expenses were $1.0 million for the fiscal year ended June 30, 2006, an increase of $37,300 or 4% as compared with $987,400 for the fiscal year ended June 30, 2005. A tabular presentation of the changes in selling and administrative expenses is as follows:

Corporate support charges from Integrated BioPharma increased to approximately $305,000 in the fiscal year ended June 30, 2006 from approximately $194,000 in the fiscal year ended June 30, 2005, an increase of approximately $110,500 or 57% as a result of Integrated BioPharma’s increase in allocated payroll costs of approximately $117,400 in fiscal year ended June 30, 2006 with no corresponding allocation in the fiscal year ended June 30, 2005 as we had our own employees in the fiscal year ended June 30, 2005 independent of Integrated BioPharma. Our salaries and employee benefits decreased by $90,000 in the fiscal year ended June 30, 2006, as we decreased our staff and began sharing the staff of Integrated BioPharma offsetting all but $20,000 of the increase in corporate support costs. Corporate support charges consisted of the following:

Consulting and other professional fees decreased by nearly $76,200 or 22.2% in the fiscal year ended June 30, 2006 to approximately $266,500 compared to approximately $342,800 in the fiscal year ended June 30, 2005. Consulting and other professional fees consist of legal, outside accounting services, directors fees, scientific advisory board (“SAB”) expenses (both travel and consulting fees) and consulting fees paid to outside consultants and our own Chief Scientific Officer. The decrease from the fiscal year ended June 30, 2005 to June 30, 2006 was the result of decreased legal and accounting of $96,800, consulting fees of $30,200 and SAB costs of $24,300, offset by an increase in director’s fees of $10,600 (as the director joined our Board in December 2005). Our SAB costs decreased from $41,400 to $17,200 as a result of holding two meetings in the fiscal year ended June 30, 2005 compared to one meeting in the fiscal year ended June 30, 2006.

     Amortization expense increased to approximately $161,700 in the fiscal year ended June 30, 2006 from approximately $95,800 in the fiscal year ended June 30, 2005, or approximately $65,900. The primary increase is attributable to additional intangible assets of approximately $838,000 period over period, $600,000 relating to payments made under our purchase commitment under the FhCMB technology agreement and additional capitalized patent costs of $238,000 as we establish our Patent and Trademark Portfolio.

     Based on the increased carry value of intellectual property, our amortization expense on our intellectual property relating to our iBioLaunch technology and our patent portfolio increased by $50,800 and $15,100, respectively, in our fiscal year ended June 30, 2006 from our fiscal year ended June 30, 2005.

     Travel and entertainment expenses increased by approximately $28,500 or 72% in the fiscal year ended June 30, 2006 to $68,200 compared to $39,700 in the prior fiscal year. This increase of approximately $28,500 was primarily due to increased travel expenses of $25,800. In the fiscal year ended June 30, 2005, our employees were traveling more frequently in an effort to obtain more business and to expand our business relationship with FhCMB.

Lab expense decreased by $4,100 in the fiscal year ended June 30, 2006 to $17,200 from $21,400 in the fiscal year ended June 30, 2005 or 19.3% as a result of completing our analysis on capsules used in our research and development activities.

Income tax (benefit). In the fiscal year ended June 30, 2006, the Company had a net income tax benefit of approximately $485,000 compared to a net income tax expense of approximately $1,000 in the fiscal year ended June 30, 2005. Our ability to recognize an income tax benefit is dependent on the consolidated federal taxable income (loss) of Integrated BioPharma’s controlled group for federal income tax purposes. In the fiscal year ended June 30, 2006, Integrated BioPharma’s controlled group for federal income tax purposes had taxable income and used $1.4 million of our net operating losses which resulted in a federal tax benefit of approximately $486,000. In the fiscal year ended June 30, 2005, the controlled group of Integrated BioPharma had a taxable loss and therefore did not utilize any of the losses generated by us and as stand alone taxable entity, we would have to reserve 100% of our resulting deferred tax asset generated from our net operating loss as it is more likely than not that, that in the near term, we will not generate sufficient taxable income to offset our Fiscal 2005 taxable loss. Our deferred tax asset relating to our federal and state net operating losses are fully reserved in a valuation allowance account since it is more likely than not that we will not have sufficient taxable income, in the near future, to offset any future taxable income.

Seasonality

We do not believe that our operations are impacted by seasonality.

Liquidity and Capital Resources

The following table sets forth, for the periods indicated, the Company’s net cash flows used in operating, investing and financing activities:

At December 31, 2007, we had negative working capital of $1.3 million, an increase from our negative working capital of $1.2 million as of June 30, 2007.

At June 30, 2007, we had negative working capital of $1.2 million, an increase from our negative working capital of $99,900, as of June 30, 2006. Our cash position is currently dependent on our Parent advancing funds to our operating account on an as needed basis and hence our cash balance as of December 31 and June 30, 2007 was approximately $105,000 and $19,000, respectively.

In the fiscal year ended June 30, 2007, we used $849,400 of cash from our operating activities compared to $958,800 of cash in operations in the fiscal year ended June 30, 2006, a decrease of $109,400. The decrease of $109,400 in cash used in operating activities is composed of increases in; our operating loss of $517,600 (excluding non-cash activities) and our accounts receivable of $137,400, offset by increases in our accounts payable of $302,400 and accrued expenses of $449,800 and a decrease in other assets of $13,100.

The increase in our accounts receivable balance is a direct result of our increase sales from the fiscal year ended June 30, 2006 to June 30, 2007 by approximately $877,000. Our average monthly sales in the fiscal year ended June 30, 2007 was approximately $81,500 and our customers paid on average between 45 and 60 days; the increase in accounts receivable of approximately $109,400 represents about 1.7 months of average sales.

The increases in account payable and accrued expenses of $302,400 and $449,800 are attributable to several factors, including (i) having liabilities for cost of goods sold in 2007 of $44,000 in the fiscal year ended June 30, 2007 compared to none in 2006, (ii) the increased costs of our accounting and legal expenses incurred in the fiscal year ended June 30, 2007 as compared to 2006, in 2007 we had accrued professional fees of $148,000 compared to $56,000 in 2006, an increase of $92,000, and (iii) accrued and unpaid research and development costs of $450,000 in 2007 with only $25,000 in 2006, an increase of $425,000.

          The increase in cash used from investing activities of approximately $225,200 in our fiscal year ended June 30, 2007 from our fiscal year ended June 30, 2006 is primarily due to the purchase of other non-current assets of $253,500.

The increase in cash provided from financing activities of approximately $133,300 from fiscal year ended June 30, 2006 to 2007, is a result of a net increase in advances from our Parent in order to support our operating expenses.

          The following table sets forth the Company’s future commitments as of December 31, 2007 (Contractual Commitments represents our expected payments to FhCMB under our amended technology transfer and research agreements):

Our plans to expand our business and to continue to improve our products may require funds in excess of our cash flow and may require us to seek financing from third parties. In the past, Integrated BioPharma has provided capital for our general corporate purposes, and we used cash provided by Integrated BioPharma to fund our operations. After the distribution, Integrated BioPharma will not provide funds to finance our operations. Without the opportunity to obtain financing from Integrated BioPharma, we will in the future need to obtain additional financing from banks, or through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements. The terms, interest rates, costs and fees of new credit facilities may not be as favorable as those historically enjoyed with Integrated BioPharma. For example, Integrated BioPharma did not charge us with any fees or costs for the intercompany borrowing, nor were there any covenants regarding financial ratios or prohibition on certain transactions in the loan arrangement with Integrated BioPharma. Our inability to obtain financing on favorable terms could restrict our operations and increase our losses.

As of April 15, 2008, we have capital subscriptions of $5 million, including escrowed funds of $4.8 million. This additional capital is expected to cover our anticipated costs into the second quarter of calendar year 2009. If we are unsuccessful in raising additional capital or other alternative financing by then we might have to abandon our efforts to commercialize the intellectual property and cease operations as we will no longer have the financial support of Integrated BioPharma.

Capital Expenditures

The Company’s capital expenditures, other than intellectual property, during the fiscal year ended June 30, 2007, 2006 and 2005 were not material as well as the six months ended December 31, 2007.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Recently Announced Accounting Pronouncements

Please refer to Note 2 in our financial statements which can be found at page F-1, herein.

Impact of Inflation

The Company does not believe that inflation has significantly affected its results of operations.

Quantitative and Qualitative Disclosure of Market Risks

The Company’s use of derivative instruments is very limited, and it does not enter into derivative instruments for trading purposes.

DESCRIPTION OF OUR BUSINESS

Overview

InB:Biotechnologies, Inc. is a biopharmaceutical company focused on the development and commercialization of novel vaccines and therapeutics for the prevention and treatment of serious infectious diseases. To advance our objectives, in 2003 we acquired from the FhCMB, a not-for-profit translational research institution located in Newark, Delaware, exclusive commercial rights to certain intellectual property developed by FhCMB related to the expression of proteins in plants, and FhCMB’s commitment for support necessary to further protect the property by filing and prosecuting patent applications. Thereafter, as we have proceeded in our contractual relationship with FhCMB, we have been establishing symbiotic arrangements among the Company, FhCMB and certain government agencies and non-governmental organizations (NGOs) for the application of the intellectual property to product candidates using funds provided to FhCMB by the Company and funds provided directly to FhCMB by such government agencies and NGOs. Through this Company/FhCMB business structure, the Company retains ownership of the intellectual property and exclusive commercial rights in the fields of human health and veterinary influenza applications of the intellectual property, but licenses or otherwise grants use rights (i) to governmental and NGO entities for not-for-profit applications of the intellectual property for the development or application of which they granted funding, and (ii) to FhCMB for research purposes and applications in other fields. This business structure is enabling us to obtain commercial rights to and ownership of such technology at a fixed price and to develop our product candidates without bearing the full risk and expense of establishing and maintaining our own research and development team and facility.

Using this business structure, we have achieved our initial goal of developing product candidates using a platform technology for accelerated discovery and production of improved vaccines and therapeutics. We call this technology “iBioLaunch™ technology” or the “iBioLaunch™ platform”, and we refer to the category of this technology as “plant-based technology” or as a “plant-based platform.” We believe that our technology will have broad application in two highly visible and growing markets: vaccines and biotechnology drugs. New worldwide immunization strategies, significant financial incentives to develop vaccines for biodefense and the threat of pandemic flu are expanding existing markets and opening new markets for vaccines.

We have applied our technology to create a pipeline of proprietary product candidates, including vaccine and therapeutic candidates for seasonal and pandemic influenza, human papilloma virus (HPV), and other pathogens of public health significance. To date, all of our products are in the preclinical phase, and none has been approved for commercial use by the FDA.

Biotech drugs are proteins such as antibodies, blood proteins and enzymes. Many biotech drugs have been on the market long enough for patents on them to expire. Emerging opportunities for biosimilars (also known as biogenerics or follow-on biologics) creates a potential for us to enter the market due to what we expect to be an economical production system. We currently have no commercial partners for this category of products and we are unlikely to develop products in this category without the financial and marketing support of a commercial partner.

Historically, we have also used plants as sources of high quality nutritional supplements. The Company has a patented process for hydroponic growth of edible plants that causes them to accumulate high levels of important nutritional minerals such as chromium, selenium, iron and zinc. Following the spin-off, we will continue to engage the services of various wholly-owned subsidiaries of Integrated BioPharma for production, marketing and sales of these phytomineral products.

Our Business Structure

A key element of our business strategy and our thinly-staffed employment structure is to establish business arrangements with third parties, particularly leading pharmaceutical and biotechnology companies, to develop and commercialize our product candidates. As described above, FhCMB and the Company are currently working within our business structure to develop product candidates based upon our plant-based platform technology. This is currently our only similar business relationship. The termination of this arrangement might adversely affect our ability to develop and commercialize our product candidates.

We rely upon FhCMB for support in advancing certain of our drug candidates and intend to rely on additional work with possible collaborators during our efforts to commercialize our product candidates. Our possible collaborators may be conducting multiple product development efforts within the same disease areas that are the subjects of their agreements with us. Agreements with collaborators may not preclude them from pursuing development efforts using a different approach from that which is the subject of our agreement with them. Any of our drug candidates, therefore, may be subject to competition with a drug candidate under development by a collaborator.

We are pursuing and obtaining non-dilutive government and non-governmental organization funding directed through FhCMB to provide supplemental capital for advancement of our programs. To date, FhCMB has been awarded a total of $7.7 million in grants from the Bill & Melinda Gates Foundation for development of product candidates based on the iBioLaunch platform and for research and development of vaccines against influenza, malaria and African sleeping sickness (trypanosomiasis). To facilitate the grant and continuing support, we have agreed to make our technology available to various programs to complete development and provide so-called “Global Access” to vaccines against influenza, rabies virus, malaria and trypanosomiasis, provided that if the Gates Foundation and FhCMB do not pursue such programs to completion, the subject rights revert to us. The term “Global Access” means access for people most in need within the developing world in low income and lower-middle-income countries, as identified by the World Bank. Because we have exclusive commercial rights to these products for human health applications, this grant and any further similar grants would benefit us by enabling FhCMB to enhance the technology and expand the information about the technical performance of product candidates derived from the technology that we may decide to advance into human clinical evaluation and eventual commercial development. The U.S. Department of Defense (“DoD”) has also provided $14.4 million in funding to FhCMB for preclinical and clinical studies for the anthrax and plague vaccine projects, and this funding is similarly beneficial to us because of our rights to commercially exploit the technology developed.

Pursuant to the Technology Transfer Agreement between the Company and FhCMB, effective as of January 1, 2004, we agreed to make nine semi-annual payments totaling $2,250,000 to FhCMB on a non-contingent basis for the acquisition of exclusive rights in intellectual property owned by FhCMB and to obtain from FhCMB maintenance and support necessary to protect the intellectual property through the preparation and filing of patent applications in the United States and around the world, of which one United States patent has been granted, one allowed, and 21 are pending. In addition 34 foreign patent applications are pending.

The intellectual property comprises the technology platform pursuant to which hydroponically grown green plants can be used for the accelerated development and manufacture of high-value proteins of interest as candidate products applicable to a broad range of disease agents, such as influenza, sleeping sickness, anthrax, plague and HPV. As of March 1, 2006, we amended this agreement to include veterinary influenza applications.

In addition to the acquisitions pursuant to the Technology Transfer Agreement, the Company has by separate agreements in the ordinary course engaged FhCMB to perform certain research activities for which the Company makes payments when certain milestone tasks have been performed. The payments are conditioned only on the performance of the task, not upon the success or value of what is determined or discovered.

We amended our agreements with FhCMB to extend our licensing rights from 10 years to 15 years concurrent with the additional commitment to provide funding to commercialize the developed process, production techniques and methodologies of the proprietary technology and intellectual property for external applications. This amendment also requires FhCMB to conduct research to enhance, improve and expand the existing intellectual property, and for this research the Company has committed to make non-refundable payments of $2.0 million per year for five years, aggregating to $10.0 million, beginning November 2009. In addition, the Company will make royalty payments to FhCMB based on receipts derived by the Company from sales of products utilizing the proprietary technology for a period of fifteen years. In turn, FhCMB shall pay the Company royalty payments for all receipts, if any, realized by FhCMB sales, licensing or commercialization of the intellectual property acquired

InB:Biotechnologies is a direct participant with FhCMB on a contract from DARPA (Defense Advanced Research Agency) of the United States Department of Defense for an $8.5 million project to further develop our plant-based technology platform for accelerated manufacture of vaccines and antibodies. The sub-contract is for an aggregate of $1.035 million over a 27-month period which began in May 2007. Phase 1 of the sub-contract was awarded and is complete ($90,000). We expect Phase 2 of the contract ($945,000) to be awarded in July 2008. The contract will facilitate construction of a pilot manufacturing plant with capacity to provide sufficient materials for clinical trials.

We are also a party to a Non-Standard Navy Cooperative Research and Development Agreement, or CRADA, dated September 10, 2004, along with Naval Medical Research Center, or NMRC, and FhCMB, pursuant to which the parties agreed to collaborate in the evaluation of an anthrax vaccine for its capacity to boost pathogen-specific immune responses in individuals vaccinated against anthrax upon non-invasive oral administration.  Pursuant to the CRADA, each party agrees to retain ownership of any data, copyright, trademark or patent produced by that party. However, FhCMB agreed to transfer certain patents produced pursuant to the CRADA to us, and in return we agreed to pay FhCMB up to $100,000 for its efforts upon the meeting of various milestones. Additionally, NMRC agreed to fund its own efforts associated with the CRADA.  The CRADA expired by its terms on August 30, 2005, but the parties are continuing their working relationship under the agreement.

Our Product Candidates

Our short-term development focus is on vaccines and therapeutics for influenza and human papilloma virus (HPV). In addition, in collaboration with FhCMB, we are also developing product candidates for the biodefense market and for infectious diseases important in the developing world. None of our product candidates have entered human clinical testing, and all of them are at a preclinical stage of development. We estimate that none of our product candidates will enter human clinical testing before the second quarter of 2009, if ever, and that we will be required to incur at least $3 million in direct and indirect costs before we file our first IND with the FDA. In addition, we expect to spend approximately $3 million in direct clinical trial costs to complete two Phase 1 trials and one Phase 2 trial between the beginning of 2009 and the end of 2010. We expect that it will cost in excess of $10 million to complete all tasks necessary to begin a Phase 3 trial on one product. The specific timeframes and costs required will depend on information we do not have at this time, such as the final results of preclinical testing and the specific design of both Phase 1 and Phase 2 clinical trials.

Diagnostic Product for Pandemic Avian Influenza. While predicting the timing of an avian influenza pandemic is not possible, reducing the potentially devastating impact of an outbreak requires an efficient method to distinguish avian influenza infections from other respiratory diseases, including seasonal influenza. There currently are no rapid diagnostic tests available for this purpose. FhCMB has discovered an antibody that appears to distinguish highly pathogenic avian influenza strains (total of 19 strains from clades (“clade” is the technical term for category) 1, 2a and 2b) from human seasonal influenza viruses. We plan to develop this proprietary antibody with a commercial partner as a point of care diagnostic product. We do not currently have a commercial partner for this product candidate.

Seasonal Influenza Vaccine. We are developing target vaccines directed against seasonal influenza virus strains. Our vaccine candidates have shown significant promise in preclinical efficacy studies in ferrets (the preferred animal model for testing influenza products). In a recent study, we evaluated three vaccine candidate formulations in groups of eight ferrets each along with both positive and negative controls. No adverse events were seen in any animals receiving our vaccine candidates. Only one animal receiving one of our vaccine candidates showed any measurable virus shedding which is an important measure of vaccine effectiveness. These results were as good as the results obtained with positive control animals. The immune responses and protective immunity induced by our vaccine candidates in these animal tests are equivalent to results expected from this type of test to indicate the probability of effectiveness in human subjects. More detail on these tests is available in the scientific paper published in 2008 in the journal Influenza and Other Respiratory Viruses, Volume 2, pages 33-40.

Unlike the most common method of producing vaccines against influenza, our process does not rely on chicken eggs and does not require work with whole influenza viruses. Rather, we produce subunit vaccines that are composed on only parts of the protein components of the disease-causing viruses. We believe our subunit vaccines are promising for prevention of influenza infection in humans because they have been demonstrated to prevent influenza infections in ferrets. The ferret is the animal species that is typically used to evaluate a candidate influenza vaccine in laboratory tests before it is tested on humans. Our near-term objective is to complete preclinical evaluation and transition selected vaccine candidates into Phase 1 human clinical trials.

Pandemic Influenza Vaccine. We are developing vaccine candidates targeting highly pathogenic avian influenza (H5N1) viruses. These candidates have demonstrated immunogenicity and have been successfully tested in mice and ferrets for protective efficacy. Like our candidate vaccines for seasonal influenza, our candidate vaccines for avian influenza are subunit vaccines. Thus, we do not need to culture the intact avian influenza virus in order to produce our candidate vaccines. The Gates Foundation has committed significant funding to FhCMB for preclinical development of this pandemic influenza vaccine candidate using our technology. Our long term goal is to develop a combined vaccine effective for preventing both seasonal and pandemic influenza infections.

Therapeutic Antibody for Influenza . Our prototype product for treatment of patients hospitalized with avian influenza is an antibody that specifically inhibits neuraminidase activity of highly pathogenic avian influenza virus strains from clades 1 and 2. Antibodies are proteins that bind specific targets, and neuraminidase is a viral protein necessary for the spread of influenza virus. When an antibody binds neuraminidase tightly enough, it can block the function of neuraminidase and stop the spread of the virus. We have preclinical evidence that the antibody is effective against drug-resistant virus samples. This antibody has potential for prophylactic use and as a first line therapy in a flu pandemic. This antibody is in the preclinical development stage.

Therapeutic Vaccine for Human Papilloma Virus. We have commercial rights to vaccine candidates developed by FhCMB based on fusing a protein component of HPV called the E7 antigen, to the LicKM protein of the bacterium Clostridium thermocellum. Several of these candidate vaccine formulations have demonstrated sufficient immune stimulation and protection from disease in mouse experiments to justify further investment in its development as a potential human therapeutic product. In experimental tests in mice, with each formulation administered to ten mice, some candidates protected all of the mice from the growth of tumors caused by the HPV virus. Additional detail on these experiments was published in 2007 in the scientific journal Vaccine, 2007 Apr 20; 25(16):3018-21.

Biodefense Products. FhCMB has developed an oral anthrax booster vaccine in collaboration with the Naval Medical Research Center (NMRC) and demonstrated its safety and efficacy in animals. FhCMB also demonstrated the effectiveness candidate plague vaccines in non-human primate tests in which four groups of two monkeys each were inoculated and then challenged with plague infection. Detailed results of these experiments were published in 2007 in the scientific journal Vaccine, 2007 Apr 20; 25(16):3014-7.

Under DoD sponsorship, FhCMB is also conducting rabbit and non-human primate studies on a proprietary multi-agent anthrax and plague vaccine. FhCMB also developed a proprietary antibody for potential treatment of anthrax infections. A study in non-human primates demonstrated 100% protection against challenge with anthrax spores, and dose de-escalation studies are currently underway. We have exclusive commercial rights to these product candidates for use in human health. We have not established any commercial relationships for further development of these products and are dependent on FhCMB to conduct experiments to further develop these products.

Vaccines for Developing Markets. Funding for developing-world products comes primarily to FhCMB from its collaborators, especially the Gates Foundation, and supplements the research and development payments that we made to FhCMB to advance and expand the technology to which we have exclusive commercial rights. This supplemental funding provides significant benefits in technology optimization and is synergistic with our product development programs. Through these developing world programs positive preclinical immunogenicity and efficacy results have been obtained for vaccines for HPV, trypanosomiasis and malaria.

Target Markets

Both vaccines and antibodies are well established in clinical practice, and the route to regulatory approval for product marketing is clear for both categories based on guidance documents issued by the FDA and available at the FDA’s website, www.fda.gov. We have focused our expertise in these product classes for two important markets, influenza and HPV. We also believe we have the capability to develop products for diseases of potential bioterrorism importance (most of which also are serious health problems in the developing world).

Influenza Market. We believe that we can achieve commercial success by developing vaccines for prevention of influenza infections and by developing an antibody for treatment of avian influenza. We believe that market demand for influenza vaccines and therapeutics is growing quickly, driven by the increasing pandemic threat, broader target populations who are medically recommended to be vaccinated and increased compliance by the target populations to receive vaccines. Vaccine sales in the seven major markets (US, UK, Germany, France, Italy, Spain and Japan) are expected to more than double to $4.9 billion by 2016. These estimates are based on a market analysis conducted by Datamonitor. Datamonitor also states that current manufacturing capacity is not sufficient to provide enough flu vaccine even for high-risk populations. Consequently, one of the most important challenges facing the industry is the development of novel, faster manufacturing methods that offer higher yields. We believe that, with further clinical testing and development, the iBioLaunch platform will be able to address such a critical need. We have demonstrated the efficiencies of this technology at a laboratory level by producing candidate influenza vaccines in weeks versus the months required for commercially-used chicken egg methods. The yields we have obtained in these laboratory experiments are high enough to be competitive with other methods if we can achieve the same yields and the same time efficiencies on a commercial scale. We, however, have not yet tested our technology at the scale that will be required for commercial use, nor at a scale sufficient to conclude what our commercial cost of goods will be.

Biodefense Market. In collaboration with FhCMB and future commercial partners, we expect to introduce important new prevention and treatment products as potential countermeasures against bioterrorism threats and for use in the developing world. We have a contractual relationship with FhCMB for technology and product development, but we do not currently have any commercial partners.

Research and Development

Our iBioLaunch technology is a platform that uses green plants for the accelerated development and manufacture of high value proteins of immediate interest as product candidates. We believe that our technology is applicable to a broad range of disease agents, based on laboratory experiments conducted to date. We believe we can target rapidly evolving disease agents and develop product candidates that will demonstrate high safety, potency and efficacy.

Our iBioLaunch technology consists of compositions and processes that enable growing green plants to make proteins they do not naturally make, and for these new proteins to be made fast enough and in high enough yields to facilitate the evaluation of new product candidates. We believe that we will be able to scale up our iBioLaunch technology with our development partners, such as FhCMB, to commercial levels to provide a means of effectively manufacturing pharmaceutical proteins and vaccines.

The iBioLaunch technology is used in a series of steps. First, normal green plants are grown for a few weeks, and at the same time, genes of interest are inserted into proprietary target DNA plasmids. A plasmid is a DNA molecule, usually circular, that can replicate inside a cell, such as a bacterial cell. These plasmids include sequences derived from plant viruses to enable easier activation of genes of interest inside living green plant tissue and also sequences derived from the bacterium, Agrobacterium tumefaciens, to enable efficient transfer of the entire vehicle into green plant tissue and activation of the genes once inside. Secondly, once both the plants and the plasmids with the new gene or genes of interest are ready, we transfer the engineered plasmids into plants by first putting them into Agrobacteria and then infusing the living Agrobacteria into growing green plants where the protein encoded by the new gene can be produced. After the transfer of bacteria into plants, the plants are grown for approximately an additional week and then the plant tissue is harvested and the desired protein or vaccine molecules are extracted and purified.

Because this entire process uses commonly available materials, we are not dependent on unique sources of raw material, nor are we limited to purchasing from single suppliers. The process is fast enough and inexpensive enough to enable more experiments to be conducted in a given period of time than can usually be conducted with slower or more expensive technology such as cultured animal cells and bioreactor methods. A more technically detailed description of this technology and its use was published in 2007 in the scientific journal Influenza and Other Respiratory Viruses, volume 1, pages 19-25. Note that in this publication, the term iBioLaunch is not used to describe the technology because that commercial designation was created after the publication of these scientific data.

Because our iBioLaunch technology has proven useful at a laboratory level in the production of high value proteins of immediate interest as product candidates, we believe it can be applied to commercial product development and biologic pharmaceutical manufacturing. Advantages of our technology include its short development time-frame for the harvesting of the applicable protein or vaccine molecules and applicability to a broad range of disease agents. This has enabled us, at a laboratory level, to target rapidly evolving disease agents and develop product candidates which have demonstrated high safety, potency and efficacy in laboratory animal tests.

The table below summarizes the results of tests conducted to date to assess the breadth of applicability of the iBioLaunch technology. Some, but not all, of the listed targets are currently being pursued as product candidates by the Company.

Target	Produced via iBioLaunch	In vitro characterization complete	Immunogenicity demonstrated in animal model	Efficacy demonstrated in animal model
Influenza (vaccine)	X	X	X	X
Anthrax (vaccine)	X	X	X	X
Plague (vaccine)	X	X	X	X
RSV (vaccine)	X	X	X	X
Malaria (vaccine)	X	X	X	UT
Trypanosomes (vaccine)	X	X	X	X
HPV (vaccine)	X	X	X	X
Measles (vaccine)	X	X	X	UT
Influenza antibody (therapeutic/diagnostic)	X	X	NA	UT
Anthrax antibody (therapeutic)	X	X	NA	X
Tetanus toxin antibody (therapeutic)	X	X	NA	UT
hGH (therapeutic)	X	X	NA	UT
GM-CSF (therapeutic)	X	X	NA	UT
Diabetes autoantigen (diagnostic)	X	X	NA	UT

NA = not applicable UT = untested

We currently are prioritizing the following product candidates for our in-house research and development portfolio:

Product	Indication	Current status
Subunit vaccine	Seasonal and Pandemic influenza	Preclinical
Subunit vaccine	Human Papilloma Virus Therapy	Preclinical
Antibody	Influenza	Preclinical
Oral booster vaccine	Anthrax	Preclinical
Multivalent vaccine	Anthrax and plague	Preclinical
Antibody	Anthrax	Preclinical

Intellectual Property

InB:Biotechnologies exclusively controls intellectual property developed at FhCMB for human health applications of plant-based production and protein expression systems. We also exclusively control the veterinary field for plant-made influenza vaccines. Our success will depend in part on our ability to obtain and maintain patent protection for our technologies and to preserve our trade secrets. Our policy is to seek to protect our proprietary rights, by among other methods, filing patent applications in the U.S. and foreign jurisdictions to cover certain aspects of our technology. For the intellectual property developed by FhCMB, we currently hold one issued U.S. patent for inducing gene silencing in plants and one U.S. patent application describing systems for expression of vaccine antigens in plants for which we have received a notice of allowance. We have an additional 21 U.S. patent applications pending. Similarly, we are preparing patent applications relating to our expanding technology for filing in the U.S. and abroad. We have also applied for patents in numerous foreign countries, including Europe, Canada, Australia, China, India, Brazil, Japan, Hong Kong and New Zealand. We currently have 34 pending foreign patent applications.

The following summarizes the issued and pending patent applications on our technology and products:

Issued Technology Filing (U.S.)

•	Virus-induced gene silencing in plants

Pending Technology Filings (U.S. and International)

•	Virus-induced gene silencing in plants (International)
•	Activation of transgenes in plants by viral vectors
•	Protein production in seedlings
•	Agroinfiltration of plants with launch vector
•	Transient expression of proteins in plants
•	Thermostable carrier molecule
•	Protein expression in clonal root cultures

Pending Product Filings (U.S. and International)

•	Antibodies
•	Influenza vaccines

•	Influenza therapeutic antibodies
•	Anthrax vaccines
•	Plague vaccine
•	HPV vaccines
•	Trypanosomiasis vaccine
•	Diabetes autoantigen
•	Human growth hormone

Sales and Marketing

While we currently have not yet entered into Phase 1 studies with any of our product candidates, we expect to commercialize our first influenza product in collaboration with one or more larger firms. We have established no such collaborations, and we currently expect to obtain Phase 2 or equivalent human clinical data before negotiating license or marketing agreements. By bearing the initial product development risk ourselves, we expect to be able to negotiate more favorable terms with our partners, and to achieve a higher return on investment, than would be possible with commercial agreements negotiated at an earlier stage of development.

FhCMB has demonstrated efficacy of an anthrax vaccine candidate and an anthrax-plague combination vaccine candidate in relevant animal model challenge studies. With funding from government sources, we plan to complete preclinical studies required for human safety evaluation. Our strategy for introduction of these products into the market includes partnership with one or more firms experienced in biodefense product commercialization and federal government procurement. We have not yet begun negotiations to obtain such a partnership arrangement.

We have no experience in the sales, marketing and distribution of pharmaceutical products. If in the future we fail to reach or elect not to enter into an arrangement with a partner with respect to the sales and marketing of any of our future potential product candidates, we would need to develop a sales and marketing organization with supporting distribution capability in order to market such products directly. Significant additional expenditures would be required for us to develop such an in-house sales and marketing organization.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions. Our commercial opportunities will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we may develop.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, clinical trials, regulatory approvals and marketing approved products than we do. Several large pharmaceutical companies are currently already in the influenza vaccine business. Five injectable influenza vaccines are approved for use in the U.S. These include Afluria made by CSL Limited, Fluzone made by Sanofi-Pasteur, Fluarix made by GlaxoSmithKline, Flulaval made by ID Biomedical and distributed by GlaxoSmithKline, and Fluvirin made by Novartis. In addition, a nasally-administered influenza vaccine called FluMist is made by

MedImmune. If we are successful in obtaining regulatory approval for our influenza vaccine candidate, we would have to compete against these large companies.

Smaller or early stage companies may also prove to be significant competitors, particularly through arrangements with large and established companies. For example, Novavax is developing vaccines for influenza, based on the use of cultured insect cells. Its candidate products are more advanced in development than ours are and have already demonstrated positive results in human clinical trials. Similarly, Medicago has announced preclinical experiments to produce influenza vaccines in green plants. Other companies, such as Vical, are attempting to develop vaccines based on the use of nucleic acids rather than proteins. If these efforts are successful in clinical trials, nucleic acid based vaccine products may compete effectively against our products and may potentially prevent us from being able to obtain commercial collaborations or partnerships to enter the market.

In addition, these third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

We expect to rely upon collaborators for support in advancing certain of our drug candidates and intend to rely on additional work with our collaborators during our efforts to commercialize our product candidates. Our collaborators may be conducting multiple product development efforts within the same disease areas that are the subjects of their agreements with us. Agreements with collaborators may not preclude them from pursuing development efforts using a different approach from that which is the subject of our agreement with them. Any of our drug candidates, therefore, may be subject to competition with a drug candidate under development by a collaborator.

There are currently approved therapies for the diseases and conditions addressed by our vaccine and antibody candidates that are undergoing clinical trials and for the diseases and conditions that are subjects of our preclinical development program. For example, the drugs oseltamivir, amantadine, and zanamivir are used to treat certain influenza infections, and Merck’s vaccine to prevent HPV infection has been approved by the FDA with a similar vaccine developed by GlaxoSmithKline in late-stage development. There are also a number of companies working to develop new drugs and other therapies for diseases of commercial interest to us that are undergoing various stages of testing including clinical trials. The key competitive factors affecting the success of all of our product candidates are likely to be their efficacy, safety profile, price and convenience.

Government Regulation and Product Approval

Regulation by governmental authorities in the U.S. and other countries is a significant factor in the development, manufacture and marketing of pharmaceutical drugs and vaccines. All of our products will require regulatory approval by governmental agencies prior to commercialization. In particular, pharmaceutical drugs and vaccines are subject to rigorous preclinical testing and clinical trials and other pre-marketing approval requirements by the FDA and regulatory authorities in other countries. In the U.S., various federal, and, in some cases, state statutes and regulations, also govern or impact the manufacturing, safety, labeling, storage, record-keeping and marketing of pharmaceutical products. The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources. Regulatory approval, if and when obtained for any of our product candidates, may be limited in scope, which may significantly limit the indicated uses for which our product candidates may be marketed. Further, approved drugs and manufacturers are subject to ongoing review and discovery of previously unknown problems that may result in restrictions on their manufacture, sale or use or in their withdrawal from the market. Please see

“Risk Factors” for additional information on the regulatory risks we face in attempting to develop products for human use.

Before testing any compounds with potential therapeutic value in human subjects in the U.S., we must satisfy stringent government requirements for preclinical studies. Preclinical testing includes both in vitro and in vivo laboratory evaluation and characterization of the safety and efficacy of a drug and its formulation. “In vitro” refers to tests conducted with cells in culture and “in vivo” refers to tests conducted in animals. Preclinical testing results obtained from studies in several animal species, as well as data from in vitro studies, are submitted to the FDA as part of an IND and are reviewed by the FDA prior to the commencement of human clinical trials. These preclinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initial trials in human volunteers. In the case of candidate vaccine products, animal immunogenicity and immune protection tests must establish a sound scientific basis to believe that the product candidate may be beneficial when administered to humans

In order to test a new biologic product or vaccine in humans in the U.S., an IND must be filed with the FDA. The IND will become effective automatically 30 days after receipt by the FDA, unless the FDA raises concern or questions about the conduct of the trials as outlined in the IND prior to that time. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed.

Clinical trials are typically conducted in three sequential phases, Phases 1, 2 and 3, with Phase 4 trials potentially conducted after initial marketing approval. The phases may be compressed, may overlap or may be omitted in some circumstances.

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Phase 1. After an IND becomes effective, Phase 1 human clinical trials may begin. These trials evaluate a product’s safety profile and the range of safe dosages that can be administered to healthy volunteers and/or patients, including, in some cases, the maximum tolerated dose that can be given to a trial subject with the target disease or condition. Phase 1 trials of drug candidates also determine how a drug is absorbed, distributed, metabolized and excreted by the body and the duration of its action. In the case of vaccines, human subjects are monitored for desirable immune reactions and for undesirable side effects.

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Phase 2. Phase 2 clinical trials are typically designed to evaluate the potential effectiveness of the product in patients and to further ascertain the safety of the drug at the dosage given in a larger patient population. In the case of vaccine candidates, these tests are expected to demonstrate efficacy within the statistical limitations of the relatively small Phase 2 clinical trial study population, and further reduce concern that the product candidate may induce unwanted side effects.

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Phase 3. In Phase 3 clinical trials, the product is usually tested in one or more controlled, randomized trials comparing the investigational new drug or vaccine to an approved form of therapy or vaccination or placebo in an expanded and well defined patient population and at multiple clinical sites. The goal of these trials is to obtain definitive statistical evidence of safety and effectiveness of the investigational new drug regimen or vaccine formulation as compared to a placebo or an approved standard therapy or vaccine in defined patient populations with a given disease and stage of illness, or exposed to a specific disease-causing agent such as a virus or bacterium.

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Phase 4. Clinical trials are studies required of or agreed to by a sponsor that are conducted after the FDA has approved a product for marketing. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication and to document a clinical benefit in the case of drugs approved under accelerated approval regulations. If the FDA approves a product while a company has ongoing clinical trials that were not necessary for approval, a company may be able to use the data from these clinical trials to meet all or part of any Phase 4 clinical trial requirement. These clinical trials are often referred to as Phase 3/4 post approval clinical trials. Failure to promptly conduct Phase 4 clinical trials could result in withdrawal of approval for products approved under accelerated approval regulations.

After completion of Phase 1, 2 and 3 clinical trials, if there is substantial evidence that the drug or vaccine is safe and effective, a BLA is prepared and submitted for the FDA to review. We are not developing drugs as that term is defined by the FDA, and, therefore, if we successfully complete Phase 3 clinical trials, we would file a BLA for our vaccine or biologic candidate product. The BLA must contain all of the essential information on the product gathered to that date, including data from preclinical and clinical trials, and the content and format of a BLA must conform to all FDA regulations and guidelines. Accordingly, the preparation and submission of a BLA is a significant undertaking for a company.

A vaccine product for prevention of seasonal influenza must be modified frequently, usually each year, as the dominant strains of influenza virus change from season to season. Because these products must be modified so often, the regulations for their approval for marketing differ from biologic products that are not changed so frequently. FDA requirements specific to seasonal influenza vaccine products are described in the FDA document entitled “Clinical Data Needed to Support the Licensure of Seasonal Inactivated Influenza Vaccines.” Although we plan to develop subunit vaccines for seasonal influenza rather than inactivated virus vaccines, the safety and efficacy standards of the FDA will not be less stringent than those described in the cited guidance document.

In the case of a vaccine candidate intended to be used in the event of a pandemic influenza outbreak, the requirements for regulatory approval do not include a Phase 3 clinical trial. This is because it is not ethical to subject human subjects to infection with a disease agent they would not naturally be exposed to, such as a hypothetical avian influenza strain with pandemic potential. Therefore, a vaccine candidate for this use must undergo rigorous evaluation of safety in Phase 1 and Phase 2 clinical trials, but efficacy is measured by evaluating subjects’ immune responses rather than by assessing the effectiveness of the vaccine candidate in actually preventing disease. The details of the requirements for FDA approval of a vaccine candidate such as our potential vaccine for pandemic influenza are available in the FDA publication “FDA Guidance for Industry: Clinical Data Needed to Support the Licensure of Pandemic Influenza Vaccines.” A PDF copy of this publication can be downloaded from the FDA website at http://www.fda.gov/cber/gdlns/panfluvac.htm.

The FDA reviews all submitted BLAs before it accepts them for filing and may request additional information from the sponsor rather than accepting an application for filing. In this case, the application must be re-submitted with the additional information and, again, is subject to review before filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the BLA. Most applications are reviewed by the FDA within 10 months of submission. The review process is often significantly extended by the FDA through requests for additional information and clarification. The FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation but typically gives it great weight. If the FDA evaluations of both the BLA and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter, the latter of which usually contains a number of conditions that must be satisfied in order to secure final approval. If the FDA’s evaluation of the BLA submission or manufacturing facility is not favorable, the FDA may refuse to approve the application or issue a not approvable letter.

Any products we manufacture or distribute under FDA approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the products. Drug manufacturers and their subcontractors are required to register with the FDA and, where appropriate, state agencies, and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with cGMPs (current Good Manufacturing Practices), which are the standards the FDA requires be met during the manufacturing of drugs and biologic products, and which impose procedural and documentation requirements upon us and any third party manufacturers we utilize.

We will also be subject to a wide variety of foreign regulations governing the development, manufacture and marketing of our product candidates. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to manufacturing or marketing the product in those countries. The approval process varies from country to country and the time needed to secure approval may be longer or shorter than that required for FDA approval. We cannot assure you that clinical trials conducted in one country will be accepted by other countries or that approval in one country will result in approval in any other country.

The product testing and clinical trial requirements that must be met before a product candidate can be marketed are substantial, time-consuming, and require investments of millions of dollars per product candidate. We must test our vaccine candidates for safety in Phase 1 clinical trials. Vaccine candidates for use in preventing disease will be administered to healthy people, and, therefore, the standards for safety and the requirement for absence of unwanted side-effects are high. In addition to demonstrating safety, we must also demonstrate that our vaccine candidates are capable of stimulating an immune response in human subjects that convinces knowledgeable scientists and physicians that the vaccine candidate is likely to be beneficial in inducing protective immunity against the disease of interest. We must then demonstrate in humans that subjects receiving our vaccine candidate develop the disease of interest at a lower rate than subjects who do not receive our candidate. In addition, when a product is already available for use in the United States, such as vaccines for prevention of influenza infection, we must demonstrate that our vaccine candidate is not inferior to the available product.

Vaccine candidates that are intended for therapeutic use, such as our candidate for treatment of HPV, must also undergo rigorous safety evaluation. Once we have satisfied FDA requirements for initial demonstration of safety, we must then prove that the vaccine candidate is capable of inducing an immune response in humans that is specific to the disease target and strong enough to be likely to provide a treatment benefit. The vaccine candidate must then be tested successfully in human volunteers with the condition to be treated, and we must demonstrate statistically significant improvements in clinical symptoms in patients who receive our experimental vaccine versus those who receive standard care or a placebo in the absence of a standard treatment.

There may be uncertainty regarding regulatory requirements for developing and obtaining marketing approval for an antibody expected to treat avian influenza infections. A product such as this may be regulated similarly to an avian influenza vaccine candidate, however the animal testing requirements will probably be much more substantial and costly due to the potential safety issues associated with the higher systemic doses of antibody required to achieve a therapeutic benefit versus the lower doses of a vaccine required to achieve a protective immune response.

Product Liability

Our business involves exposure to potential product liability risks that are inherent in the production and manufacture of pharmaceutical products. We have maintained product liability insurance until now for sales of our phytomineral products through Integrated BioPharma’s product liability insurance policy at $5.0 million per occurrence with a $5.0 million aggregate. After the distribution and spin off, we will need to purchase our own product liability insurance policy to cover any of our clinical trial and product liability risks. We anticipate that we will increase our product liability coverage to $10 million per occurrence with a $10.0 million aggregate. However,

•	we may not be able to obtain product liability insurance for future trials;

•	we may not be able to obtain product liability insurance for future products;

•	we may not be able to maintain product liability insurance on acceptable terms;

•	we may not be able to secure increased coverage as the commercialization of our technology proceeds; or

•	our insurance may not provide adequate protection against potential liabilities.

Our inability to obtain adequate insurance coverage at an acceptable cost could prevent or inhibit the commercialization of our products. Defending a lawsuit would be costly and significantly divert management’s attention from conducting our business. If third parties were to bring a successful product liability claim or series of claims against us for uninsured liabilities or in excess of insured liability limits, our business, financial condition and results of operations could be materially harmed.

Employees

As of April 28, 2008, we had one part-time and four full-time employees. Our employees are not represented by any union and are not the subject of a collective bargaining agreement. We believe that we have a good relationship with our employees. We expect to increase our number of employees to seven during the next 12 months. Since our business strategy is based on outsourcing our development and clinical trial work to third parties, we believe this staffing level will be sufficient to meet our needs.

Facilities

Our facilities currently consist of approximately 500 square feet of office space at our headquarters located in Newark, Delaware, which is leased on a month-to-month basis from FhCMB. In this space, we house our administrative, clinical development, regulatory affairs and business development functions. We expect to expand our leased office space to approximately 1,500 square feet during the next 12 months, and we believe this space will be adequate to run our operations and implement our business strategy since we will be outsourcing development and clinical trial work.

Legal Proceedings

We are not currently a party to any material legal proceedings.

OUR MANAGEMENT

Our Directors and Executive Officers

We expect that our board of directors following the distribution will be comprised of approximately seven to nine directors. Our board of directors is currently comprised of five members; Robert B. Kay, General James T. Hill, Vidadi Yusibov, Glenn Chang and John D. McKey, Jr., and we are actively seeking additional directors with expertise in biopharmaceutical product development and marketing. Specific individuals to fill these open director positions have been identified at the present time. Messrs. Kay, Yusibov and Chang are also directors of Integrated BioPharma, and we expect that they will retain their positions with Integrated BioPharma after the distribution. Our board of directors is divided into three classes. Approximately one third of the directors will be Class I directors, with terms expiring at the annual meeting of stockholders to be held in 2008, approximately one third will be Class II directors with terms expiring at the annual meeting of stockholders to be held in 2009 and approximately one third will be Class III directors with terms expiring at the annual meeting of stockholders to be held in 2010. Commencing with the annual meeting of stockholders to be held in 2008, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years.

Our executive officers, directors and their ages as of April 28, 2008, are as follows:

Name	Age	Position
Robert B. Kay	67	Executive Chairman, Director
Robert L. Erwin	54	President
Dina L. Masi	46	Interim Chief Financial Officer
Geoffrey C. Schild	71	Chief Scientific Officer
Jennifer L. Kmiec	48	Vice President of Business Development and Marketing
General James T. Hill (ret.)	61	Director
Vidadi Yusibov	49	Director
Glenn Chang	59	Director
John D. McKey Jr.	64	Director

There are no family relationships among any of our directors, officers or key employees.

Director and officer biographies are as follows:

Robert B. Kay is the Executive Chairman and a Director of our Company. Mr. Kay was a founder and senior partner of the New York law firm of Kay Collyer & Boose LLP, with a particular focus on mergers and acquisitions and joint ventures. He is also a principal and Chairman of Seaway Biltmore, Inc., a hotel ownership and management company. Mr. Kay received his B.A. from Cornell University's College of Arts & Sciences and his J.D. from New York University Law School. Mr. Kay has served as a director of Integrated BioPharma, Inc. since November 2003.

Robert Erwin has served as President of InB:Biotechnologies, Inc. since October 2007. Mr. Erwin led Large Scale Biology Corporation from its founding in 1988 through 2003, including a successful initial public offering in 2000, and continued as non-executive Chairman until 2006. He served as Chairman of Icon Genetics AG from 1999 until its acquisition by a subsidiary of Bayer AG in 2006. Mr. Erwin recently served as Managing Director of Bio-Strategic Directors LLC, providing consulting services to the life sciences industry. He is currently Chairman of Novici Biotech, a private biotechnology company and a Director of Resolve Therapeutics. Mr. Erwin’s non-profit work focuses on applying scientific advances to clinical medicine, especially in the field of oncology. He is co-founder, President and Director of the Marti Nelson Cancer Foundation, and a member of the Research Committee of the

American Society of Clinical Oncology. Mr. Erwin received his BS degree with Honors in Zoology and an MS degree in Genetics from Louisiana State University.

Dina L. Masi, is Interim Chief Financial Officer of our Company. Ms. Masi is also the Chief Financial Officer of Integrated BioPharma, Inc. and is acting as the interim Chief Financial Officer of the Company until we complete our search for this position. Ms. Masi joined Integrated BioPharma, Inc. on November 17, 2005. Previously, Ms. Masi operated a financial services consulting firm, DLM Accounting and Financial Services, LLC, providing accounting and financial services to small business owners and SEC registrants from May 2005 to November 2005. From June 2002 to December 2004, Ms. Masi served as the Chief Financial Officer and Senior Vice President of Prescott Funding, LLC, a licensed residential mortgage lender specializing in non-conforming consumer lending. Ms. Masi also served as the Chief Financial Officer and Senior Vice President of Fintek, Inc., a privately owned financial consulting services company, from July 2001 to September 2005 and as Management Information Officer from February 1998 to July 2001.

Geoffrey Schild, Ph.D., CBE, has served as the Chief Scientific Officer of our Company since April 2005. Dr. Schild has been involved in setting global standards for quality control of vaccines and has been an active scientific contributor to the World Health Organization (WHO) and is the former Chair of WHO’s Advisory Committee on influenza composition. From 1985 to 2002, Dr. Schild was Scientific Director of the National Institute for Biological Standards and Control (NIBSC) and a member of the National Biological Standards Board in the UK. Following his retirement in 2002 until he joined us, Dr. Schild has focused on his roles as a director of the International Association for Biologicals (IABS) and Chairman of the International Society for Influenza and other Respiratory Virus Diseases (isirv).

Jennifer Kmiec has served as Vice President of Business Development and Marketing for our Company since May 2006. Ms. Kmiec has over 18 years of marketing, product management and operations experience in start-up biotechnology companies. Most recently, she was Vice President of Marketing for Athena Biotechnologies. Ms. Kmiec received her MBA from the University of California, Davis. She also holds a BS degree in Biology and began her career as a virologist. Ms. Kmiec currently serves on the Board of Directors of the Delaware BioScience Association and BioStrategy Partners.

James T. Hill, U.S. Army General (ret.), has served as a director of our Company since December 2005. At the time of his retirement from active duty, General Hill was the Commander of the 4-Star United States Southern Command, reporting directly to the President and Secretary of Defense. As such he led all U.S. military forces and operations in Central America, South America and the Caribbean, worked directly with U.S. Ambassadors, foreign heads of state, key Washington decision-makers, foreign senior military and civilian leaders, developing and executing United States policy. His responsibilities included management, development and execution of plans and policy within the organization including programming, communications, manpower, operations, logistics and intelligence.

Vidadi Yusibov is a director of our Company. Since 2001 Dr. Yusibov has served as Scientific Director and Executive Director of FhCMB, Newark Delaware.  Prior to his association with Fraunhofer he was an assistant professor in the Department of Microbiology and Immunology at Thomas Jefferson University, Philadelphia, Pennsylvania. Dr. Yusibov has been a director of Integrated BioPharma, Inc. since February 2006.

Glenn Chang is a director of our Company. Since 1999 he has been Director, Executive Vice President and Chief Financial Officer of the First American International Bank, Brooklyn, N.Y. Prior to the founding of the Bank he spent almost 20 years at Citibank as Vice President. Mr. Chang is a Certified Public Accountant. Mr. Chang has served as a director of Integrated BioPharma, Inc. since November 2003.

John D. McKey Jr. is a director of our Company. Since 2003, Mr. McKey has served as of counsel at McCarthy, Summers, Bobko, Wood, Sawyer & Perry, P.A. in Stuart, Florida, and previously was a partner from 1987 through 2003. From 1977 to 1987 Mr. McKey was a partner at Gunster Yoakley in Palm Beach, Florida. Mr. McKey received his B.B.A at the University of Georgia and his J.D. from the University of Florida College of Law.

Scientific Advisors

Our scientific advisors consult with us regularly on matters relating to:

•	our research and development programs;

•	the design and implementation of our clinical trials;

•	market opportunities from a clinical perspective;

•	new technologies relevant to our research and development programs; and

•	scientific and technical issues relevant to our business.

Our principal scientific advisors are:

Advisor	Affiliation	Expertise
Burt D. Ensley, Ph.D.	DermaPlus, Inc.	Genetic Engineering
Reinhard Glueck, Ph.D.	Crucell-Berna Biotech	Vaccine Development and Production
William F. Hartman, Ph.D.	Fraunhofer USA, Inc.	Technology Development
John Petricciani, M.D	International Association for Biologicals	Clinical Development and Regulatory Affairs
Stanley A. Plotkin, M.D.	Sanofi Pasteur	Vaccine Development
Philip K. Russell, Ph.D	U.S. Army (retired) and the Sabin Institute	Vaccine Development
Sir John Skehel, Ph.D.	National Institute for Medical Research, U.K. (retired)	Virology
Jean-Louis Virelizier, M.D.	Institut Pasteur (retired)	Immunology
Vidadi Yusibov, Ph.D.	Fraunhofer USA Center for Molecular Biotechnology	Plant Molecular Biology

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administrative functions. Our board of directors currently has no committees but will constitute an audit committee prior to the distribution. We expect it to be comprised of Messrs. Hill and Chang.

Our board of directors has determined that Messrs. Hill, Chang, McKey and Yusibov are “independent directors” as such term is defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

Annual Meeting

Our first annual meeting of stockholders after the distribution is expected to be held in late 2008. This will be an annual meeting of stockholders for the election of directors. The annual meeting will be held at our principal office or at such other place or by electronic means as permitted by the Delaware laws and on such date as may be fixed from time to time by resolution of our board of directors.

Corporate Governance

In response to recent federal legislation, prior to the distribution, we will:

•	adopt a charter for the audit committee;

•	adopt a code of business conduct and ethics applicable to our directors, officers and employees; and

•

confirm that at least one member of the audit committee possesses training, education and experience in finance or accounting resulting in a level of financial sophistication as required by applicable rules.

Director Compensation

First-year director compensation for our non-employee directors will consist of a one time grant of 20,000 shares of our common stock and cash compensation of $1,500 per quarter.

Directors who are also our employees, or employees of Integrated BioPharma, will receive no additional compensation for their service as directors.

Executive Compensation

Summary Compensation Table

The following table contains information concerning the Company’s chief executive officer and other executive officers who received a salary and bonus totaling $100,000 or more during fiscal 2007 (as a group, the “named executive officers”). There were no bonuses earned or paid during fiscal 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensa-tion ($)	Nonqualified Deferred Compen-sation Earnings ($)	All Other Compe-nsation ($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert B. Kay Executive Chairman	2007	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ 20,443	$20,443
Dina L. Masi Interim Chief Financial Officer	2007	-0-	-0-	-0-	-0-	-0-	-0-	9,902	9,902

Jennifer Kmiec Vice President, Business Development & Marketing	2007	110,000	-0-	-0-	24,657	-0-	-0-	-0-	134,657

___________________________________

(1)

The amounts in this column reflect the dollar amount recognized as expense with respect to stock options for financial statement reporting purposes during the twelve months ended June 30, 2007 in accordance with SFAS No. 123(R) and thus include amounts from awards granted prior to 2007. The options are for Integrated BioPharma, Inc.’s common stock and represents the dollar amount directly allocated to InB:Biotechnologies through the Intercompany Account.

(2)	The amounts in this column reflect the dollar amount charged to InB:Biotechnologies, Inc. as a component of the Corporate Support charges during the Fiscal Year ended June 30, 2007.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards for the named executive officers at June 30, 2007.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensa-tion ($)	Nonqualified Deferred Compen-sation Earnings ($)	All Other Compe-nsation ($)	Total ($)
(a)	(b)	(e)	(f)	(g)	(h)	(i)	(j)
Robert B. Kay (3)	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-
General James T. Hill (ret.) (1)	25,000	3,786	23,722	-0-	-0-	-0-	52,508
E. Gerald Kay (4)
Riva Kay Sheppard (4)
Christina Kay (4)
Seymour Flug (5)
(1)

Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2007 for outstanding RSUs in accordance with FAS 123R. These RSU’s were issued by our Parent, Integrated BioPharma, Inc., and were expensed in our financial statements with a corresponding amount charged to our intercompany account with Integrated BioPharma, Inc.

(2)

Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2007 outstanding stock options in accordance with FAS 123R. These RSU’s were issued by our Parent, Integrated BioPharma, Inc., and were expensed in our financial statements with a corresponding amount charged to our intercompany account with Integrated BioPharma, Inc.

(3)	Did not receive compensation in capacity as director, but compensation as a named executive officer is disclosed above.
(4)	Resigned as a member of our board of directors effective as of December 31, 2007.
(5)	Resigned as a member of our board of directors effective as of September 7, 2007.

Employment Agreements

The Company currently does not have any employment contracts or other similar agreements or arrangements with any of its executive officers and does not expect to have any in place at the time of the distribution.

401(k) Plan

We expect to establish a 401(k) plan, similar to the plan in place for Integrated BioPharma, that will permit participating employees to contribute a portion of their compensation to the plan on a pre-tax basis.

Stock Option Plan
     We expect to establish a stock option plan similar to the plan in place for Integrated BioPharma and plan to reserve approximately 7,500,000 to 10,000,000 shares of common stock to be issued to employees under this plan.

RELATIONSHIP BETWEEN OUR COMPANY AND INTEGRATED BIOPHARMA, INC.

Historical Relationship with Integrated BioPharma

We have been a subsidiary of Integrated BioPharma since February 21, 2003. As a result, in the ordinary course of our business, we have received various services provided by Integrated BioPharma, including treasury, tax, legal, investor relations, executive oversight and other services. Integrated BioPharma has also provided us with the services of a number of its executives and employees, including currently our chief financial officer. Our historical financial statements include allocations by Integrated BioPharma of a portion of its overhead costs related to these services. These cost allocations have been determined on a basis that we and Integrated BioPharma consider to be reasonable reflections of the use of these services. Integrated BioPharma allocated to us $430,300, $367,200 and $194,500 in years ended June 30, 2007, 2006 and 2005, respectively and $244,200 and $215,100 in the six months ended December 31, 2007 and 2006, respectively, of expenses it incurred for providing us these services.

Integrated BioPharma’s Distribution of Our Stock

Integrated BioPharma owns all of our common stock until completion of the distribution. In connection with the distribution, Integrated BioPharma is distributing its equity interest in us to its stockholders in a transaction that is intended to be tax-free to Integrated BioPharma and its U.S. stockholders. The distribution will be subject to a number of conditions, some of which are more fully described below under “Agreements Between Us and Integrated BioPharma—Separation and Distribution Agreement.” Integrated BioPharma may, in its sole discretion, change the terms of the distribution or decide not to complete the distribution before the distribution date.

Agreements Between Us and Integrated BioPharma

This section describes the material provisions of agreements between us and Integrated BioPharma. We encourage you to read the full text of these material agreements. We have entered or will enter into these agreements with Integrated BioPharma prior to the completion of the distribution in the context of our relationship as a subsidiary of Integrated BioPharma. The prices and other terms of these agreements may be less favorable to us than those we could have obtained in arm’s-length negotiations with unaffiliated third parties for similar services or under similar agreements. See “Risk Factors—Risks Relating to Our Relationship with Integrated BioPharma.”

Separation and Distribution Agreement. The separation and distribution agreement contains the key provisions relating to the distribution by Integrated BioPharma to its stockholders of our common stock.

          On or prior to the distribution date, Integrated BioPharma and we will enter into the following ancillary agreements governing various ongoing relationships between Integrated BioPharma and us following the distribution date:

•	an indemnification and insurance matters agreement;

•	a tax responsibility allocation agreement; and

•	a transitional services agreement.

          To the extent that the terms of any of these ancillary agreements conflict with the separation and distribution agreement, the terms of these ancillary agreements will govern. We describe these agreements more fully below.

Intercompany Payable. We are indebted to Integrated BioPharma in an amount of approximately $7.1 million, as a result of the prior intercompany financial relationship between our Company as a subsidiary and Integrated BioPharma as the corporate parent. Immediately following the consummation of the distribution, approximately $2.7 million of the then outstanding balance of the intercompany payable will be converted into equity as a capital contribution to us, and, Integrated BioPharma will own 5.4% of our outstanding shares of common stock as of the Record Date when also taking into account the completion of the private placement as described herein. The remaining balance of approximately $4.4 million will be contributed to capital just prior to the spin-off and will not result in any new shares issued to Integrated BioPharma of InB:Biotechnologies.

The Spin-Off. Under the separation and distribution agreement, we are obligated to:

•

prepare and send to Integrated BioPharma’s stockholders this information statement and other information concerning us, the spin-off and other matters that Integrated BioPharma reasonably determines is necessary or required by law before the spin-off becomes effective;

•	prepare and file with the SEC the documentation to effect the spin-off and use our reasonable commercial efforts to obtain all necessary approvals from the SEC; and

•	take the actions necessary under the securities or blue sky laws of the United States and any comparable laws under any foreign jurisdiction.

Integrated BioPharma may, at its sole discretion, change the terms of the spin-off, including the date of the spin-off, or decide not to complete the spin-off. Integrated BioPharma intends to complete the spin-off subject to the following conditions, any of which Integrated BioPharma may waive:

•	the Form 10 shall be effective under the Exchange Act, with no stop order in effect with respect thereto, and this information statement shall have been mailed to Integrated BioPharma’s stockholders;

•	the actions and filings necessary under state securities and blue sky laws of the United States and any comparable laws under any foreign jurisdictions must have been taken and become effective;

•

the legal opinion Integrated BioPharma has received from Greenberg Traurig, LLP with respect to the tax treatment of the spin-off shall not have been revoked or modified by Greenberg Traurig in any material respect and continues to be in effect;

•	the certificate of incorporation and by-laws described below under “Description of Capital Stock” must be in effect;

•	each ancillary agreement must be duly executed and delivered and be in full force and effect;

•	all material government approvals necessary to complete the spin-off must be in effect;

•	no legal restraints may exist preventing the spin-off and no other event outside the control of Integrated BioPharma has occurred or failed to occur that prevents the completion of the spin-off; and

•	nothing shall have happened that makes the spin-off inadvisable in the judgment of Integrated BioPharma’s board of directors.

Integrated BioPharma Consent. We agree that we may not, without the consent of the Integrated BioPharma board of directors, issue additional shares of our common stock, or enter into a transaction that would constitute a change of more than 50% of the ownership of our common stock from such ownership as of the distribution date, or sell or transfer a material portion of our business or assets.

Information Exchange. We and Integrated BioPharma agree to share information with each other for use as long as no law or agreement is violated, it is not commercially detrimental to us or Integrated BioPharma, and no attorney-client privilege is waived:

•	to satisfy reporting, disclosure, filing and other obligations;

•	in connection with legal proceedings other than claims that we and Integrated BioPharma have against each other;

•	to comply with obligations under the agreements between Integrated BioPharma and us; and

•	in connection with the ongoing businesses of Integrated BioPharma and our Company as it relates to the conduct of these businesses before the spin-off.

Integrated BioPharma and we will also agree:

•	to use reasonable commercial efforts to retain information that may be beneficial to the other;

•

and to use reasonable commercial efforts to provide the other with employees, personnel, officers or agents for use as witnesses in legal proceedings and any books, records or other documents that may be required by the other party for the legal proceedings.

Auditing Practices. We will agree:

•

to use reasonable commercial efforts to cause our auditors to date their opinion on our audited annual financial statements on the same date that Integrated BioPharma’s auditors date their opinion on Integrated BioPharma’s consolidated financial statements and to enable Integrated BioPharma to meet its timetable for the printing, filing and the dissemination to the public of any of its annual financial statements that include any financial reporting period for which our financial results are consolidated with Integrated BioPharma’s financial statements;

•

to provide Integrated BioPharma with all relevant information that Integrated BioPharma reasonably requires to enable Integrated BioPharma to prepare its quarterly and annual financial statements for quarters or years that include any financial reporting period for which our financial results are consolidated with Integrated BioPharma’s financial statements;

•	to grant Integrated BioPharma’s internal auditors access to the personnel performing our annual audits and quarterly reviews and the related work papers; and

•

not to change our accounting principles, or restate or revise our financial statements, if doing so would require Integrated BioPharma to restate or revise its financial statements for periods in which our financial results are included in Integrated BioPharma’s consolidated financial statements unless we are required to do so to comply in all material respects with generally accepted accounting principles and SEC requirements.

Expenses. Both we and Integrated BioPharma will pay our respective out-of-pocket costs and expenses incurred with respect to the distribution.

Termination and Amendment of the Agreement. Integrated BioPharma may amend the separation and distribution agreement at any time prior to the consummation of the distribution without our approval. Integrated BioPharma in its sole discretion can terminate the separation and distribution agreement and all ancillary agreements at any time before the consummation of the distribution. Neither we nor Integrated BioPharma may terminate the separation and distribution agreement at any time after the consummation of the distribution unless the other agrees.

Indemnification and Insurance Matters Agreement

Indemnification. In general, under the indemnification and insurance matters agreement, we will agree to indemnify Integrated BioPharma, its affiliates and each of its and their respective directors, officers, employees, agents and representatives from all liabilities that arise from:

•	any breach by us of the separation and distribution agreement or any ancillary agreement;

•	any of our liabilities reflected on our consolidated balance sheets included in this information statement;

•	our assets or businesses;

•	the management or conduct of our assets or businesses;

•	the liabilities allocated to or assumed by us under the separation and distribution agreement, the indemnification and insurance matters agreement or any of the other ancillary agreements;

•

various on-going litigation matters in which we are named defendant, including any new claims asserted in connection with those litigations, and any other past or future actions or claims based on similar claims, facts, circumstances or events, whether involving the same parties or similar parties, subject to specific exceptions;

•

claims that are based on any violations or alleged violations of U.S. or foreign securities laws in connection with transactions arising after the distribution relating to our securities and the disclosure of financial and other information and data by us or the disclosure by Integrated BioPharma as part of the distribution of our financial information or our confidential information; or

•

any actions or claims based on violations or alleged violations of securities or other laws by us or our directors, officers, employees, agents or representatives, or breaches or alleged breaches of fiduciary duty by our board of directors, any committee of our board or any of its members, or any of our officers or employees.

Integrated BioPharma will agree to indemnify us and our affiliates and our directors, officers, employees, agents and representatives from all liabilities that arise from:

•	any breach by Integrated BioPharma of the separation and distribution agreement or any ancillary agreement; and

•

any liabilities allocated to or to be retained or assumed by Integrated BioPharma under the separation and distribution agreement, the indemnification and insurance matters agreement or any other ancillary agreement;

•	liabilities incurred by Integrated BioPharma in connection with the management or conduct of Integrated BioPharma’s businesses; and

•	various ongoing litigation matters to which we are not a party.

Integrated BioPharma will not be obligated to indemnify us against any liability for which we are also obligated to indemnify Integrated BioPharma. Recoveries by Integrated BioPharma under insurance policies will reduce the amount of indemnification due from us to Integrated BioPharma only if the recoveries are under insurance policies Integrated BioPharma maintains for our benefit. Recoveries by us will in all cases reduce the amount of any indemnification due from Integrated BioPharma to us.

Under the indemnification and insurance matters agreement, a party will have the right to control the defense of third-party claims for which it is obligated to provide indemnification, except that

Integrated BioPharma will have the right to control the defense of any third-party claim or series of related third-party claims in which it is named as a party whether or not it is obligated to provide indemnification in connection with the claim and any third-party claim for which Integrated BioPharma and we may both be obligated to provide indemnification. We may not assume the control of the defense of any claim unless we acknowledge that if the claim is adversely determined, we will indemnify Integrated BioPharma in respect of all liabilities relating to that claim. The indemnification and insurance matters agreement does not apply to taxes covered by the tax responsibility allocation agreement.

Insurance Matters. Under the indemnification and insurance matters agreement, we will be responsible for obtaining and maintaining insurance programs for our risk of loss and our insurance arrangements will be separate from Integrated BioPharma’s insurance programs.

Disputes. Any disputes under this agreement are subject to non-binding mediation and if not resolved at that stage, then by binding arbitration. Any arbitration will be conducted by an impartial arbitrator selected by us and Integrated BioPharma.

Offset. Integrated BioPharma will be permitted to reduce amounts it owes us under any of our agreements with Integrated BioPharma, by amounts we may owe to Integrated BioPharma under those agreements.

Assignment. We may not assign or transfer any part of the indemnification and insurance agreement without Integrated BioPharma’s prior written consent. Nothing contained in the agreement restricts the transfer of the agreement by Integrated BioPharma.

Tax Responsibility Allocation Agreement. In order to allocate our responsibilities for taxes and certain other tax matters, we and Integrated BioPharma will enter into a tax responsibility allocation agreement prior to the date of the distribution. Under the terms of the agreement, with respect to consolidated federal income taxes, and consolidated, combined and unitary state income taxes, Integrated BioPharma will be responsible for, and will indemnify and hold us harmless from, any liability for income taxes with respect to taxable periods or portions of periods ending prior to the date of distribution to the extent these amounts exceed the amounts we have paid or will pay to Integrated BioPharma prior to the distribution or in connection with the filing of relevant tax returns. Integrated BioPharma will also be responsible for, and will indemnify and hold us harmless from, any liability for income taxes of Integrated BioPharma or any member of the Integrated BioPharma group (other than us) by reason of our being severally liable for those taxes under U.S. Treasury regulations or analogous state or local provisions. Under the terms of the agreement, with respect to consolidated federal income taxes, and consolidated, combined and unitary state income taxes, we will be responsible for, and will indemnify and hold Integrated BioPharma harmless from, any liability for our income taxes for all taxable periods, whether before or after the distribution date. With respect to separate state income taxes, we will also be responsible for, and will indemnify and hold Integrated BioPharma harmless from, any liability for income taxes with respect to taxable periods or portions of periods beginning on or after the distribution date. We will also be responsible for, and will indemnify and hold Integrated BioPharma harmless from, any liability for our non-income taxes and our breach of any obligation or covenant under the terms of the tax responsibility allocation agreement, and in certain other circumstances as provided therein. In addition to the allocation of liability for our taxes, the terms of the agreement also provide for other tax matters, including tax refunds, returns and audits.

Transitional Services Agreement. The transitional services agreement we will enter into with Integrated BioPharma will permit us to continue to use certain corporate services previously provided to us by Integrated BioPharma as a subsidiary corporation in exchange for a management charge. After the distribution the scope of these services will be limited to legal, strategic financial planning and SEC reporting, and tax services by certain Integrated BioPharma corporate employees. In exchange for these services, we expect to pay approximately $50,000 for certain financial and tax services over an estimated period of six months.

SECURITY OWNERSHIP OF MANAGEMENT

Prior to the distribution, 100% of all of the outstanding shares of our common stock are owned beneficially and of record by Integrated BioPharma. To the extent directors and executive officers own or will own Integrated BioPharma common stock prior to the distribution, they will receive shares of our common stock in the distribution on the same basis as other holders of Integrated BioPharma common stock. The following table sets forth information with respect to the projected beneficial ownership of our outstanding common stock, immediately following the completion of the distribution, by:

•	each person who is known by us to be the beneficial owner of 5% or more of our common stock;

•	each of our directors and our chief executive officer; and

•	all of our directors, director nominees and executive officers as a group.

The projections below are based on the number of shares of Integrated BioPharma common stock beneficially owned by each person or entity at the record date as evidenced by Integrated BioPharma’s records and a review of statements filed with the Securities and Exchange Commission pursuant to Sections 13(d) or 13(g) and Section 16(a) of the Exchange Act.  References in the footnotes below to stock options refer to stock options held by such persons in Integrated BioPharma.  Such stock options will not be converted into stock options to purchase our common stock, but they are listed as beneficially owned in this table because the holders have the ability to exercise the stock options prior to the record date and receive additional shares of our common stock upon the distribution.

The share amounts in the table will not change unless there is a change in the exchange ratio of the distribution. The percentage ownership of our common stock immediately following the distribution will be approximately the same as the percentage ownership of such person or entity immediately prior to the distribution. Except as set forth in the table below, upon completion of the distribution, we do not expect any person to own more than five percent of our outstanding common stock.

Except as otherwise noted in the footnotes below, the entity, individual director or executive officer or their family members or principal stockholder has sole voting and investment power with respect to such securities.

The address of each of the persons listed below is c/o Integrated BioPharma Inc., 225 Long Avenue, Hillside, New Jersey 07205.

__________________

(1)

Unless otherwise indicated, includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire such shares within 60 days after March 11, 2008, by the exercise of warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)	Based upon 14,691,126 shares of Integrated BioPharma common stock outstanding on March 11, 2008.

(3)

Includes (i) 819,629 shares of common stock held by EGK LLC, of which Mr. Kay is the manager, and (ii) 1,067,853 shares of common stock issuable upon exercise of presently exercisable stock options. Shares dispositive power with Christina Kay with respect to 169,358 shares of common stock and with Riva Kay Sheppard with respect to 169,358 shares of common stock.

(4)

Includes (i) 819,629 shares owned by CDS Group Holdings, LLC, of which Mr. DeSantis is the manager, (ii) 2,815,801 shares of commons stock issuable upon exercise of conversion rights of debt and equity securities owned by CD Financial, LLC, of which Mr. DeSantis is the manager, (iii) 52,625 shares of common stock issuable upon exercise of presently exercisable stock options and (iv) 2,625 shares of common stock issuable from vested Restricted Stock Units.

(5)	Includes (i) 819,629 shares of common stock held by EVJ LLC, of which Mr. Kay is the manager, and (ii) 405,333 shares of common stock issuable upon exercise of presently exercisable stock options.

(6)	Includes 621,999 shares of common stock issuable upon exercise of presently exercisable stock options. Shares dispositive power with E. Gerald Kay with respect to 169,358 shares of common stock.

(7)	Includes 655,333 shares of common stock issuable upon exercise of presently exercisable stock options.

(8)	Includes 860,055 shares of common stock issuable upon exercise of conversion rights of equity securities.

(9)	Includes (i) 79,225 shares of common stock issuable upon exercise of presently exercisable stock options and (ii) 2,625 shares of common stock issuable from vested Restricted Stock Units.

(10)	Includes 54,267 shares of common stock issuable upon exercise of presently exercisable stock options.

(11)	Includes (i) 28,225 shares of common stock issuable upon exercise of presently exercisable stock options and (ii) 2,625 shares of common stock issuable from vested Restricted Stock Units.

(12)	Includes 3,333 shares of common stock issuable upon exercise of presently exercisable stock options.

(13)	Includes 15,000 shares of common stock issuable upon exercise of presently exercisable stock options.

(14)

Includes (i) 2,949,860 shares of common stock issuable upon exercise of presently exercisable stock options, (ii) 2,815,801 shares of commons stock issuable upon exercise of conversion rights of debt and equity securities, and (iii) 7,875 shares of common stock issuable from vested Restricted Stock Units.

* Less than 1.0%

DESCRIPTION OF CAPITAL STOCK

The following information reflects our Certificate of Incorporation and By-laws as we expect these documents will be in effect at the time of the distribution.

Authorized Capital Stock

Immediately following the distribution, the Company’s authorized capital stock will consist of 50,000,000 shares of common stock, par value of $0.001 per share, and 1,000,000 shares of preferred stock. Immediately following the distribution, approximately 16,926,074 shares of the Company’s common stock will be issued and outstanding, based on 14,319,459 outstanding shares of Integrated BioPharma as of the Distribution Date, excluding Integrated BioPharma treasury stock, 914,008 additional shares issued upon the conversion of Integrated BioPhamra's conversion of its intercompany account of $7.1 million to capital and 1,692,607 additional shares issued in connection with the Private Placement of $5.0 million of new capital. No shares of the Company’s preferred stock will be outstanding as of the effective date of the distribution.

Common Stock

The holders of our common stock will be entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our Board with respect to any series of preferred stock, the holders of such shares will possess all voting power. Subject to any preferential rights of any outstanding series of our preferred stock created by our Board from time to time, the holders of common stock will be entitled to such dividends as may be declared from time to time by our board from funds available therefor and upon liquidation will be entitled to receive pro rata the value of all assets available for distribution to such holders.

The holders of our common stock will have no preemptive rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are, and after the distribution will continue to be, fully paid and non-assessable.

Preferred Stock

Under the amended and restated Certificate of Incorporation, the Board of Directors has the authority, without further action by stockholders, to issue up to 1,000,000 shares of preferred stock. The board may issue preferred stock in one or more series and may determine the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of decreasing the market price of the common stock and could delay, deter or prevent a change in control of our Company. We have no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions

In addition to the agreement we have entered into with Integrated BioPharma that for 2 years following the distribution requires us to obtain the consent of the Integrated BioPharma Board of Directors to any transaction or issuance of our common stock that could result in a change in control of InB:Biotechnologies, various provisions contained in our amended and restated Certificate of Incorporation and By-laws could delay or discourage some transactions involving an actual or potential change in control of us or our management. These provisions may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock. These provisions contained in our amended and restated Certificate of Incorporation and By-laws could delay or discourage some transactions involving an actual or potential change in control of us or our management and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock. These provisions:
•	authorize our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•

divide our board of directors into three classes of directors, with each class serving a staggered three-year term. As the classification of the board of directors generally increases the difficulty of replacing a majority of the directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors;

•

prohibit cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting;

•	allow our directors, not our stockholders, to fill vacancies on our board of directors; and

•	provide that the authorized number of directors may be changed only by resolution of the board of directors.

Market Price

There have not been any sales of the InB:Biotechnologies common stock prior to the distribution, and therefore there is no market price for the shares.

Recent Sales

There have not been any sales of the InB:Biotechnologies common stock prior to the distribution.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company will be the transfer agent and registrar for our common stock.

OTC Bulletin Board Listing

We expect our common stock to be quoted on the OTC Bulletin Board under the symbol “____.”

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation will provide for indemnification of our officers and directors to the extent permitted by Delaware law, which generally permits indemnification for actions taken by officers or directors as our representatives if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. We have entered into indemnification agreements with our officers and directors to specify the terms of our indemnification obligations. In general, these indemnification agreements provide that we will:

•	indemnify our directors and officers to the fullest extent now permitted under current law and to the extent the law later is amended to increase the scope of permitted indemnification;

•

advance payment of expenses to a director or officer incurred in connection with an indemnifiable claim, subject to repayment if it is later determined that the director or officer was not entitled to be indemnified;

•	reimburse the director or officer for any expenses incurred by the director or officer in seeking to enforce the indemnification agreement; and

•	have the opportunity to participate in the defense of any indemnifiable claims against the director or officer.

As permitted under Delaware law, the By-laws contain a provision indemnifying directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with an action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of our Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

The separation and distribution agreement that we will enter into with Integrated BioPharma provides for indemnification by us of Integrated BioPharma and its directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934 in connection with the distribution, and a mutual indemnification of each other for product liability claims arising from their respective businesses, and also requires that we indemnify Integrated BioPharma for various liabilities of InB:Biotechnologies, and for any tax that may be imposed with respect to the distribution and which result from our actions or omissions in that regard.

AVAILABLE INFORMATION

We intend to furnish the holders of our common stock with annual reports containing financial statements audited by an independent public accounting firm. We also intend to furnish other reports as we may determine or as required by law.

After the distribution, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will, therefore, be required to file reports, proxy statements and other information with the Securities and Exchange Commission. Information that we file with the Securities and Exchange Commission after the date of this information statement will automatically supersede the information in this information statement and any earlier filed incorporated information. You may read these reports, proxy statements and other information and obtain copies of these documents and information as described above.

No person is authorized to give any information or to make any representations other than those contained in this information statement, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this information statement nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth herein or in our affairs since the date hereof.

Report of Independent Registered Public Accounting Firm

We have audited the accompanying balance sheets of INB: Biotechnologies, Inc. (a wholly owned subsidiary of Integrated BioPharma, Inc.) as of June 30, 2007 and 2006, and the related statements of operations, stockholder’s deficiency, and cash flows for each of the three years in the period ended June 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of INB: Biotechnologies, Inc. (a wholly owned subsidiary of Integrated BioPharma, Inc.) as of June 30, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2007 in conformity with U.S. generally accepted accounting principles.

s/ Amper, Politziner, & Mattia P.C.

March 6, 2008
Edison, New Jersey

INB: BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIENCY
FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005 and
THE SIX MONTHS ENDED DECEMBER 31, 2007 (Unaudited)

	Common Stock		Accumulated	Total Stockholder's
	Shares	Par Value	Deficit	Deficiency
Balance, July 1, 2004	100	$ 575,000	$ (1,141,071)	$ (566,071)
Net loss	-	-	(1,149,020)	(1,149,020)
Balance, June 30, 2005	100	575,000	(2,290,091)	(1,715,091)
Net loss	-	-	(952,152)	(952,152)
Balance, June 30, 2006	100	575,000	(3,242,243)	(2,667,243)
Net loss	-	-	(1,666,034)	(1,666,034)
Balance, June 30, 2007	100	575,000	(4,908,277)	(4,333,277)
Net loss, (unaudited)	-	-	(732,787)	(732,787)
Balance, December 31, 2007 (unaudited)	100	$ 575,000	$ (5,641,064)	$ (5,066,064)

See accompanying notes to financial statements

INB:BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 (unaudited) AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006 (unaudited)

Note 1. Basis of Presentation and Business

The accompanying financial statements for the interim periods are unaudited and include the accounts of the Company. The interim financial statements have been prepared in conformity with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission (“SEC”) and therefore do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America. However, all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods presented have been included. These financial statements should be read in conjunction with the financial statements and notes thereto, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations, contained in the Company’s Registration Statement on Form 10-12G, filed herewith for the fiscal year ended June 30, 2007, with the SEC. The results of operations for the six months ended December 31, 2007 are not necessarily indicative of the results for the full fiscal year ending June 30, 2008 or for any other period.

INB: Biotechnologies, Inc., a New Jersey corporation (the “Company”) and a wholly owned subsidiary of Integrated BioPharma, Inc. (the “Parent”), is engaged primarily in the biotechnology business, which is focused on the discovery, development and commercialization of proprietary products from plants. The Company is developing its patented plant-based expression technologies for the production of vaccines, antibodies and other therapeutic proteins. The Company is also using plants as sources of novel, high quality nutritional supplements. The Company’s patented process for the hydroponic growth of edible plants causes them to accumulate high levels of important nutritional minerals. The Company’s customers are located primarily in the United States. The Company was previously known as Nucycle Therapy, Inc. and was incorporated on April 15, 1993 as Phytotech, Inc.

On November 9, 2007, the Board of Directors of our Parent, approved a plan to distribute its equity interests in the Company to its stockholders. This process is commonly referred to as a spin-off. Stockholders of our Parent will receive one share of the Company’s common stock for each share of common stock owned of our Parent as of the record date.

Following the spin-off, the Company will be a public company with stock traded on the OTC Bulletin Board. Owners of common stock or our Parent on the record date, the effective date of the spin-off, will own shares in both our Parent and the Company. The Company will apply to have its common stock listed on the OTC Bulletin Board under a to be determined symbol.

The basis for presenting segment results generally is consistent with overall Company reporting. The Company reports information about its operating segments in accordance with Financial Accounting Standard Board Statement No. 131, “Disclosure About Segments of an Enterprise and Related Information,” which establishes standards for reporting information about a company’s operating segments.

The Company is operating in one business segment for all periods presented.

Note 2. Summary of Significant Accounting Policies

Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

INB:BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 (unaudited) AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006 (unaudited)

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The most significant estimates include:

•	sales returns and allowances;
•	allowance for doubtful accounts;
•	valuation and recoverability of long-lived and intangible assets and goodwill, including the values assigned to acquired intangible assets;
•	income taxes and valuation allowance on deferred income taxes, and;
•	accruals for, and the probability of, the outcome of current litigation, if any.

On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Revenue Recognition. The Company recognizes revenue upon shipment of the product. The Company believes that recognizing revenue at shipment is appropriate because the Company’s sales policies meet the four criteria of SAB 104 which are: (i) persuasive evidence that an arrangement exists, (ii) delivery has occurred, (iii) the seller’s price to the buyer is fixed and determinable and (iv) collectability is reasonably assured. The Company’s sales policy is to require customers to provide purchase orders establishing selling prices and shipping terms. The Company evaluates the credit risk of each customer and establishes an allowance of doubtful accounts for any credit risk. Sales returns and allowances are estimated upon shipment.

Shipping and Handling Costs. Shipping and handling costs are included in cost of sales.

Research and Development Costs. Research and Development costs are expensed as incurred. The Company incurred none and approximately $223,000 in the six months ended December 31, 2007 and 2006, respectively and approximately $673,000, $419,000 and $182,000 in the fiscal years ended June 30, 2007, 2006 and 2005, respectively.

Stock-Based Compensation. As of December 31, 2007, the Company has no stock-based compensation plans. Prior to the spin-off, non-cash compensation earned by employees and directors of the Company were the result of stock options and restricted stock unit awards issued under the Parent’s stock based compensation plan.

Income Taxes. The Company accounts for income taxes using the liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. As of June 30, 2007, the Company is included with the consolidated federal tax return of INB and

INB:BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 (unaudited) AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006 (unaudited)

accordingly has not filed separate tax returns with the Internal Revenue Service. For state and local income taxes the Company does file tax returns separate from INB.

Earnings Per Share. In accordance with SFAS No. 128, “Earnings Per Share,” basic earnings per common share are based on weighted average number of common shares outstanding. Diluted earnings per share amounts are based on the weighted average number of common shares outstanding, plus the incremental shares that would have been outstanding upon the assumed exercise of all potentially dilutive stock options, warrants and convertible preferred stock, subject to antidilution limitations.

For the six months ended December 31, 2007 and 2006 and for the fiscal years ended June 30, 2007, 2006 and 2005, the Company did not have any derivative securities outstanding which would result in the dilution of earnings per share.

Fair Value of Financial Instruments. Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of financial instruments, the Company uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including cash and cash equivalents, accounts receivable, notes receivable, accounts payable, and accrued expenses, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments.

Accounts Receivable. In the normal course of business, the Company extends credit to customers. Accounts receivable, less allowance for doubtful accounts, reflect the net realizable value of receivables, and approximate fair value. The Company believes there is no concentration of credit risk with any single customer whose failure or nonperformance would materially affect the Company’s results other than as discussed in Note 7(c) – Significant Risks and Uncertainties – Major Customers. On a regular basis, the Company evaluates its accounts receivables and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions, and historical write-off and collections. The allowance for doubtful accounts as of December 31, 2007 and June 30, 2007 was $2,250 and as of June 20, 2006, none. Accounts receivable are charged off against the allowance after management determines the potential for recovery is remote.

Fixed Assets. Fixed assets are recorded at cost and consist primarily of computer software and are amortized and depreciated over estimated useful lives of 3-5 years.

Intangible Assets. Intangible assets with finite lives are amortized over their estimated useful lives. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to future cash flows. The carrying value of intangible assets with finite lives is evaluated whenever events or circumstances indicate that the carrying value may not be recoverable. The carrying value is not recoverable when the projected undiscounted future cash flows are less than the carrying value. Tests for impairment or recoverability require significant management judgment, and future events affecting cash flows and market conditions could result in impairment losses.

INB:BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 (unaudited) AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006 (unaudited)

Intangible assets consist of intellectual property and trademarks and patents. Amortization is being recorded on the straight-line basis over periods ranging from 10 years to 20 years based on contractual or estimated lives.

Recent Accounting Pronouncements. In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. FIN 48 requires that we recognize in our financial statements, the impact of a tax position that is more likely than not to be sustained upon examination based on the technical merits of the position. This interpretation was effective as of July 1, 2007. The adoption of FIN 48, did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows for the six months ended December 31, 2007.

In September 2006, the FASB issue SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 17, 2007 and interim periods within those fiscal years. The Company does not expect SFAS 157 to have a material impact on the Company’s financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 permits an entity to choose, at specified election dates, to measure eligible financial instruments and certain other items at fair value that are not currently required to be measured at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.  Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. At the effective date, an entity may elect the fair value option for eligible items that exist at that date. The entity shall report the effect of the first remeasurement to fair value as a cumulative-effect adjustment to the opening balance of retained earnings. The Company does not expect SFAS No. 159 to have a material impact on the Company’s financial position, results of operations and cash flows.

In June 2007, the FASB’s Emerging Issues Task Force reached a consensus on EITF Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities” that would require nonrefundable advance payments made by the Company for future R&D activities to be capitalized and recognized as an expense as the goods or services are received by the Company. EITF Issue No. 07-3 is effective for the Company with respect to new arrangements entered into beginning July 1, 2008. Currently the Company does not expect EITF Issue No. 07-3 to have a material impact on the Company’s financial position, results of operations and cash flows.

Note 3. Intangible Assets and Other Payables

The carrying amount of intangible assets as of December 31, 2007, June 30, 2007 and 2006 is as follows:

INB:BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 (unaudited) AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006 (unaudited)

Intellectual property consists of exclusive licensing rights, patents and other technology relating to producing human health and veterinary influenza applications of the plant-based technology developed by the Center for Molecular Biotechnology of Fraunhofer USA, Inc. ("FhCMB").

During the fiscal years ended June 30, 2007 and 2006, the Company made payments of $450,000 and $600,000, respectively, under an intellectual property acquisition agreement, as amended, with FhCMB entered into in January 2004, which has a maximum purchase price of $3.6 million. As of December 31, 2007 and June 30, 2007, $750,000 and $400,000 of the purchase price will be paid in the fiscal years ending June 30, 2008 and 2009, respectively. These are included in other payables at December 31 and June 30, 2007. Amortization expense recorded on intangible assets for the six months ended December 31, 2007 and 2006 was approximately $125,700 and $112,800, respectively, and for the fiscal years ended June 30, 2007, 2006 and 2005 was approximately $289,000, $161,700 and $95,800, respectively. Amortization expense is recorded on the straight-line method over periods ranging from 10 years to 20 years and is included in selling and administrative expenses.

The estimated annual amortization expense for intangible assets for the five succeeding fiscal years is as follows as of December 31, 2007:

Year Ending	Amortization
June 30,	Expense

2008, remaining	$ 112,000
2009	237,800
2010	237,800
2011	237,800
2012	237,800
Thereafter	2,282,187
Total	$ 3,345,387

Note 4. Due to Parent

Due to Parent consists of net cash advances from Parent to assist the Company in meeting its obligations and for corporate support charges, offset by the Parent’s use of the Company’s federal net operating loss, see Note 5. The Parent did not charge the Company interest on any of these advances. These advances consisted of the following:

INB:BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 (unaudited) AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006 (unaudited)

The corporate overhead allocation due our Parent are allocated based on the estimated time that the Parent’s officers and employees dedicate to our Company’s business and includes charges for employee salaries and benefits, legal, accounting and other consulting fees, treasury and tax services and general office expenses. The allocations are based on actual costs incurred by our Parent.

Note 5. Income Taxes

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial accounting purposes and the amounts used for income tax reporting. Significant components of the Company’s deferred tax assets as of June 30, 2007 and 2006 follow:

Federal net operating losses of approximately $1.5 million were used by INB and are not available to the Company. The Company recognized a Federal income tax benefit of $485,811 in the fiscal year ended June 30, 2006 and $17,600 in prior years for the use of the Federal net operating losses by INB and reduced the amount due to INB accordingly. INB allocates the use of the Federal net operating losses available for use on its consolidated Federal tax return on an pro rata basis based on all of the available net operating losses from all the entities included in the control group. Federal and state net operating losses of approximately $2.5 million and $4.0 million are available to the Company and will expire beginning in 2008 through 2027. These carryforwards could be subject to certain limitations in the event there is a change in control of the Company and have been fully reserved in the Company’s valuation allowance account as there is substantial doubt the Company would be able use these net operating losses to offset future taxable income.

The components of the provision for income taxes consists of the following:

INB:BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 (unaudited) AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006 (unaudited)

A reconciliation of the statutory tax rate to the effective tax rate is as follows:

Note 6. Profit-Sharing Plan

The Company is currently included in INB’s profit-sharing plan, which qualifies under Section 401(k) of the Internal Revenue Code, covering all nonunion employees meeting age and service requirements. Contributions are determined by matching a percentage of employee contributions. The total expense for the six months ended December 31, 2007 and 2006 was $5,125 and none, respectively, and for the fiscal years ended June 30, 2007, 2006 and 2005 was $6,249, none and none, respectively.

Note 7. Significant Risks and Uncertainties

(a) Concentrations of Credit Risk-Cash. The Company maintains balances at a financial institution. Deposit accounts at each institution are insured by the Federal Deposit Insurance Corporation for deposits up to $100,000. As of December 31, 2007, the Company had approximately $6,700 of uninsured cash balances.

(b) Concentrations of Credit Risk-Receivables. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited. The Company does not require collateral in relation to its trade accounts receivable credit risk. The amount of the allowance for uncollectible accounts and other allowances as of December 31 and June 30, 2007 was $2,250 and as of June 30, 2006 was none. The Company’s bad debt expense for the six months ended December 31, 2007 and 2006 was none and for the fiscal years ended June 30, 2007, 2006 and 2005 were $2,250, none and none, respectively.

(c) Major Customers. For the six months ended December 31, 2007 approximately 49.4% and 48.7% of revenues were derived from two customers and for the six months ended December 31, 2006, 99.2% of revenues were derived from one customer. For the fiscal year ended June 30, 2007 approximately 44.7%,

INB:BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 (unaudited) AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006 (unaudited)

27.4% and 26.8% of revenues were derived from three customers. For the fiscal year ended June 30, 2006 approximately 63% and 33% of revenues were derived from two customers, which are not in the three in fiscal year ended June 30, 2007. For the fiscal year ended June 30, 2005 approximately 96% of revenues were derived from one customer, which is not in the three in fiscal year ended June 30, 2007. The loss of any of these customers would have an adverse affect on the Company’s operations. Accounts receivable from these customers represented substantially all of accounts receivable as of December 31, and June 30, 2007.

(d) Major Supplier and Related Party. The Company has subcontracted the manufacturing, including the oversight of its supply agreement with a wholly owned subsidiary of INB (IHT Health Products, Inc. (“IHT”)), who in turns contracts with another wholly owned subsidiary of INB, substantially all of our cost of goods sold are paid to this related party. For the six months ended December 31, 2007 and 2006, the Company was invoiced $246,320 and $176,000, respectively under this arrangement by IHT and is included in cost of goods sold. For the fiscal years ended June 30, 2007, 2006 and 2005, the Company was invoiced $422,800, $1,911 and none, respectively under this arrangement by IHT and is included in cost of goods sold. The Company is not direct billed by the other related party utilized under the manufacturing arrangement.

(e) Other Business Risks. The Company insures it business and assets against insurable risks, to the extent that it deems appropriate, based upon an analysis of the relative risks and costs. The Company believes that the risk of loss from non-insurable events would not have a material adverse effect on the Company’s operations as a whole.

Note 8. Commitments and Contingencies

(a) Leases. The Company leases office space on a month-to-month basis. The lease was effective October 1, 2006 and provides for a minimum monthly rental of $1,126. Total rent expense, including real estate taxes and maintenance charges, was approximately $6,800 for the six months ended December 31, 2007 and 2006 and approximately, $13,500, $14,600 and $23,100 for the years ended June 30, 2007, 2006 and 2005, respectively.

(b) Intellectual Property and Research Agreements. In connection with the acquisition in January 2004 of intellectual property developed by the Center for Molecular Biotechnology of Fraunhofer USA, Inc. (“FhCMB”), the Company entered into a Technology Transfer Agreement on December 18, 2003 (the “IP Agreement”), whereby the Company agreed to pay up to a maximum of $3.0 million for certain technology developed by FhCMB over a five-year period. In addition to the IP Agreement, the Company entered into research agreements, which require the payment of several milestone payments related to achieving certain flu vaccine studies and our ongoing Anthrax studies (the “R&D Agreements”).

In March, 2006, the Company amended their IP Agreement with FhCMB to expand the scope of the IP Agreement and increased the amount of the purchase commitment to a maximum of $3.5 million. In June 2007, the Company amended their existing amended IP Agreement and R&D Agreements with FhCMB, to commercialize the developed process, production techniques and methodologies of the proprietary technology and intellectual property for external applications. The June 2007 amendment requires FhCMB to continue to conduct research to enhance, improve and expand the existing intellectual property, and for this research the Company has committed to make non-refundable payments of $2.0 million per year for five years, aggregating to $10.0 million, beginning in November 2009. In addition, the Company will make royalty payments to FhCMB based on receipts derived by the Company from sales of products utilizing the proprietary technology for a period of fifteen years instead of the original the ten-year period. In turn, FhCMB shall pay the Company royalty payments for all receipts, if any, realized by FhCMB sales, licensing or commercialization of the

INB:BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 (unaudited) AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006 (unaudited)

intellectual property acquired by them for the same fifteen-year period. Furthermore, FhCMB has agreed to expend at a minimum, an additional $2.0 million per year in the same timeframe as the Company for research and development on the intellectual property. A managing director of FhCMB is also a director on our Parent’s Board of Directors.

In December 2007, the Company and FhCMB further amended the IP Agreement increasing the purchase price by $100,000 to amend the field to include influenza diagnostics for a maximum purchase price of $3.6 million.

As of December 31 and June 30, 2007, the Company has made payments of approximately $2.5 million and $1.9 million as of June 30, 2006 for the purchase commitment of $3.6 million, of which $1.15 million is accrued, $750,000 is to be paid in fiscal year 2008, with the remaining $400,000 to be paid in the fiscal year 2009.

Under the Company’s R&D Agreements, if FhCMB achieves each of the targeted Milestones as defined in the agreements, the Company would incur research and development costs of $1.75 million in addition to the $10.0 million under the amended IP Agreement.

Note 9. Equity Transactions

In connection with the Company entering into a Separation and Distribution Agreement (the “Distribution”) with its Parent in November 2007, the Company will restate its stockholder’s deficiency to reflect the Distribution transaction, whereby, the Parent has agreed to distribute, pro rata, to the holders of its common stock, all of the shares of the Company’s common stock owned by Integrated BioPharma, Inc.

The completion of the Distribution is subject to various customary closing conditions, including the declaration by the U.S. Securities and Exchange Commission of the effectiveness of the registration under the Securities Exchange Act of 1934 of the Company’s common stock. We intend to complete the Distribution on or before June 30, 2008. The Distribution should qualify as a tax-free reorganization under Section 355 of the Internal Revenue Code of 1986, as amended. The Agreement prohibits the Company from issuing any additional shares of its common stock in excess of the shares issued with respect to the Distribution for the two years immediately following the effective date of the Distribution.

Note 10. Quarterly Results.

The following is a summary of the unaudited quarterly results of operations for the fiscal years ended June 30, 2007 and 2006:

INB:BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 (unaudited) AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006 (unaudited)

Note 11. Subsequent Events

As disclosed in Note 9. Equity Transactions, in November 2007, the Company entered into a Separation and Distribution Agreement (the “Distribution”) with its Parent, whereby, the Parent has agreed to distribute, pro rata, to the holders of its common stock, all of the shares of the Company’s common stock owned by Integrated BioPharma, Inc.. The completion of the Distribution is subject to various customary closing conditions, including the declaration by the U.S. Securities and Exchange Commission of the effectiveness of the registration under the Securities Exchange Act of 1934 of the Company’s common stock. The Distribution should qualify as a tax-free reorganization under Section 355 of the Internal Revenue Code of 1986, as amended. The Agreement prohibits the Company from issuing any additional shares of its common stock in excess of the shares issued with respect to the Distribution for the two years immediately following the effective date of the Distribution.

Also as disclosed in Note 9. Equity Transactions, concurrent with the Distribution our Parent will contribute approximately $3.0 million of the balance of our outstanding amount due it in exchange for 6% of the Company, our Parent will receive approximately 1.0 million shares of our common stock. The remaining balance of approximately $4.1 million will be contributed to capital just prior to the spin-off and will not result in any new shares issued to our Parent of the Company.

Additionally, as of April 15, 2008, the Company has raised $5.0 million in gross proceeds in connection with its private placement of approximately ten percent (10%) of the Company, $4.8 million which is in escrow, which will represent approximately 1.7 million shares of the Company’s par value $0.001 common stock, at an estimated purchase price of approximately $3.00 per share.

The Company will also issue to the private placement investors, warrants to purchase a number of shares of common stock equal to 50% of the number of shares purchased by such private placement investor, with an exercise price equal to 150% of the purchase price of the Company’s common stock subject to adjustments therein and warrants to purchase a number of shares of common stock equal to 50% of the number of shares purchased by such private placement investor, with an exercise price equal to 200% of the purchase price of the Company’s common stock subject to adjustments therein and exercisable over the next five-year period.